Exhibit 2.1

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
x
In re:	:	Chapter 11
:
LATAM Airlines Group S.A., et al.,	:	Case No. 20-11254 (JLG)
:
Debtors.	:	Jointly Administered
x

JOINT PLAN OF REORGANIZATION

OF LATAM AIRLINES GROUP, S.A. ET AL. UNDER

CHAPTER 11 OF THE BANKRUPTCY CODE

CLEARY GOTTLIEB STEEN & HAMILTON LLP

Richard J. Cooper

Lisa M. Schweitzer

Luke A. Barefoot

Thomas S. Kessler

One Liberty Plaza

New York, New York 10006

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

Counsel for the Debtors and Debtors in Possession

Dated: May 25, 2022

Page

ARTICLE I DEFINED TERMS AND RULES OF INTERPRETATION		1

1.1	Defined Terms	1
1.2	Exhibits to this Plan	35
1.3	Rules of Interpretation and Computation of Time	35

ARTICLE II CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS		37
2.1	Unclassified Claims Against All Debtors	37
2.2	Classification of Claims Against All Debtors and Equity Interests in Debtors	37

ARTICLE III TREATMENT OF CLAIMS AND EQUITY INTERESTS		38

3.1	Unclassified Claims	38
3.2	Treatment of Claims and Interests	43
3.3	Special Provision Regarding Unimpaired Claims	50

ARTICLE IV ACCEPTANCE OR REJECTION OF THIS PLAN		50

4.1	Impaired Classes of Claims Entitled to Vote	50
4.2	Acceptance by an Impaired Class	50
4.3	Presumed Acceptances by Unimpaired Classes	50
4.4	Deemed Rejections by Impaired Classes	51
4.5	Elimination of Vacant Classes; Presumed Acceptance by Non-Voting Classes	51
4.6	Conversion or Dismissal of Certain of the Chapter 11 Cases	51
4.7	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	51

ARTICLE V MEANS FOR IMPLEMENTATION OF THIS PLAN		51

5.1	No Substantive Consolidation	51
5.2	General Settlement of Claims and Interests	52
5.3	Corporate Incentive Plan; Management Protection Provisions and Short Term Cash Incentive	52
5.4	Corporate Existence	52
5.5	Issuance of the Plan Securities	53
5.6	Effectuating Documents; Further Transactions	53
5.7	Restructuring Transactions	54
5.8	Exit Financing	55
5.9	Secured Aircraft	55
5.10	Sources of Consideration for Plan Distributions; Subscriptions	55
5.11	Vesting of Assets in the Reorganized Debtors	56
5.12	Closing of the Chapter 11 Cases	57
5.13	Corporate Governance, Directors, and Officers	57

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(continued)

Page

5.14	Cancellation of Notes, Instruments and Debentures	58
5.15	Exemption from Registration	59
5.16	Settlement of Qatar and Delta Fraudulent Conveyance Claims	60
5.17	Intercompany Claims and Subsidiary Equity Interests	61
5.18	Intercompany Account Settlement	61
5.19	Modified Existing RCF	61

ARTICLE VI ERO RIGHTS OFFERING AND NEW PLAN NOTES OFFERING		62

6.1	ERO New Common Stock	62
6.2	New Plan Notes	63

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		65

7.1	Distributions for Claims Allowed as of the Effective Date	65
7.2	Disbursing Agent	66
7.3	Delivery of Distributions and Undeliverable or Unclaimed Distributions	66
7.4	Distribution Record Date	68
7.5	Cash Payments	68
7.6	Limitation on Recovery	68
7.7	Withholding and Reporting Requirements	68
7.8	Setoffs	69
7.9	Allocation of Plan Distributions Between Principal and Interest	70
7.10	No Fractional Plan Securities	70
7.11	Compliance with Hart-Scott-Rodino and Similar Requirements	70

ARTICLE VIII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		70

8.1	Contracts and Leases Entered into after the Petition Date	70
8.2	Assumption, Rejection and Assignment of Executory Contracts and Unexpired Leases	70
8.3	Insurance Policies and Indemnification Obligations	72
8.4	Intellectual Property Licenses and Agreements	73
8.5	Compensation and Benefit Programs; Other Employee Obligations	73
8.6	Intercompany Agreements	74
8.7	Critical Airline Agreements	74
8.8	Preexisting Obligations to the Debtors Under Rejected Contracts	75
8.9	Subsequent Modifications, Amendments, Supplements or Restatements.	75
8.10	Reservation of Rights	75
8.11	Rejection Damages for Rejected Contracts; Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	76
8.12	Objections to Rejection, Assumption, Assignment or Cure	78

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(continued)

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ARTICLE IX PROCEDURES FOR RESOLVING DISPUTED CLAIMS		79

9.1	Resolution of Disputed Claims	79
9.2	No Distributions Pending Allowance	80
9.3	Distributions on Account of Disputed Claims Once They Are Allowed	80
9.4	Estimation of Claims	80
9.5	Disputed Claims Reserve	80
9.6	No Amendments to Claims	81
9.7	No Late-Filed Claims	82

ARTICLE X CONFIRMATION AND CONSUMMATION OF THIS PLAN		82

10.1	Conditions to Confirmation	82
10.2	Conditions to Effective Date	83
10.3	Waiver of Conditions	85
10.4	Notice of Effective Date	85
10.5	Consequences of Non-Occurrence of Effective Date	85

ARTICLE XI EFFECT OF PLAN CONFIRMATION		86

11.1	Binding Effect; Plan Binds All Holders of Claims and Equity Interests	86
11.2	Revesting of Assets.	86
11.3	Releases and Related Injunctions	87
11.4	Discharge of Claims	89
11.5	Preservation of Rights of Action	89
11.6	Exculpation and Limitation of Liability	90
11.7	Injunction	90
11.8	Term of Bankruptcy Injunction or Stays	91
11.9	Reimbursement or Contribution	91
11.10	Termination of Subordination Rights and Settlement of Related Claims	91

ARTICLE XII RETENTION OF JURISDICTION		92

ARTICLE XIII MISCELLANEOUS PROVISIONS		94

13.1	Effectuating Documents and Further Transactions	94
13.2	Authority to Act	94
13.3	Insurance Preservation	94
13.4	Exemption from Transfer Taxes	95
13.5	Bar Dates for Administrative Expense Claims	95
13.6	Administrative Claims Reserve	95
13.7	Payment of Statutory Fees	96
13.8	Amendment or Modification of This Plan	96
13.9	Severability of Plan Provisions	97
13.10	Successors and Assigns	97

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(continued)

Page

13.11	Subordinated Claims	97
13.12	Revocation, Withdrawal, or Non-Consummation	97
13.13	Notice	98
13.14	Governing Law	99
13.15	Tax Reporting and Compliance	99
13.16	Certain Payments to the IRS	100
13.17	Fees and Expenses	100
13.18	No Admissions	100
13.19	Dissolution of Committee	100
13.20	Filing of Additional Documents	100

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PLAN SUPPLEMENT EXHIBITS1

Exhibit A	Amended and Restated By-Laws of Reorganized LATAM Parent

Exhibit B	List of Directors of Reorganized LATAM Parent

Exhibit C	Executory Contracts and Unexpired Leases Rejected by the Debtors

Exhibit D	Executory Contracts and Unexpired Leases Assumed by the Debtors

Exhibit E	Executory Contracts and Unexpired Leases Assumed and Assigned by the Debtors

Exhibit F	Disputed Claims

Exhibit G	Preserved Causes of Action

Exhibit H	Corporate Incentive Plan Term Sheet

Exhibit I	Registration Rights Agreement

Exhibit J	Illustrative Certification and Subscription Form

Exhibit K	New Plan Notes Term Sheets

Exhibit L	Shareholders’ Agreement

Exhibit M	Modified Existing RCF Term Sheet

[1]	This list is non-exhaustive, and the Plan Supplement may contain additional Exhibits.

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INTRODUCTION

LATAM Airlines Group S.A. (“LATAM Parent”) and certain of its Affiliates, as debtors and debtors-in-possession in the above captioned cases (the “Debtors”)2 propose this joint plan of reorganization for the resolution of the outstanding Claims against and Equity Interests in the Debtors. Certain of the Debtors’ Affiliates have not commenced bankruptcy proceedings (such Affiliates, together with the Debtors, “LATAM”). Reference is made to the Disclosure Statement and the Disclosure Statement Supplement for a discussion of, without limitation, the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan and certain related matters including certain tax matters related to this Plan. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Bankruptcy Rule 3019, and the terms of the Restructuring Documents, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

1.1 Defined Terms. Capitalized terms used but not otherwise defined in this Plan shall have the meanings set forth below. Any term that is used and not otherwise defined herein, but that is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to it in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

Accept means, with respect to the acceptance of this Plan by a Class of Claims or Equity Interests, votes cast (or deemed cast pursuant to an order of the Bankruptcy Court or the applicable provisions of the Bankruptcy Code) in favor of this Plan by the requisite number and principal amount of Allowed Claims or Equity Interests in such Class as set forth in section 1126(c) and 1126(d), respectively, of the Bankruptcy Code.

[2]

The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s tax identification number (as applicable), are: LATAM Airlines Group S.A. (59-2605885); Lan Cargo S.A. (98-0058786); Transporte Aéreo S.A. (96-9512807); Inversiones Lan S.A. (96-5758100); Technical Training LATAM S.A. (96-847880K); LATAM Travel Chile II S.A. (76-2628945); Lan Pax Group S.A. (96-9696800); Fast Air Almacenes de Carga S.A. (96-6315202); Línea Aérea Carguera de Colombia S.A. (26-4065780); Aerovías de Integración Regional S.A. (98-0640393); LATAM Finance Ltd. (N/A); LATAM-Airlines Ecuador S.A. (98-0383677); Professional Airline Cargo Services, LLC (35-2639894); Cargo Handling Airport Services LLC (30-1133972); Maintenance Service Experts LLC (30-1130248); Lan Cargo Repair Station LLC (83-0460010); Prime Airport Services, Inc. (59-1934486); Professional Airline Maintenance Services LLC (37-1910216); Connecta Corporation (20-5157324); Peuco Finance Ltd. (N/A); LATAM Airlines Perú S.A. (52-2195500); Inversiones Aéreas S.A. (N/A); Holdco Colombia II SpA (76-9310053); Holdco Colombia I SpA (76-9336885); Holdco Ecuador S.A. (76-3884082); Lan Cargo Inversiones S.A. (96-9696908); Lan Cargo Overseas Ltd. (85-7752959); Mas Investment Ltd. (85-7753009); Professional Airlines Services Inc. (65-0623014); Piquero Leasing Limited (N/A); TAM S.A. (N/A); TAM Linhas Aéreas S.A. (65-0773334); ABSA Aerolinhas Brasileiras S.A. (98-0177579); Prismah Fidelidade Ltda. (N/A); Fidelidade Viagens e Turismo S.A. (27-2563952); TP Franchising Ltda. (N/A); Holdco I S.A. (76-1530348) and Multiplus Corretora de Seguros Ltda. (N/A). For the purpose of these Chapter 11 Cases, the service address for the Debtors is: 6500 NW 22nd Street Miami, FL 33122.

Ad Hoc Group of LATAM Bondholders means the group of current or former holders of LATAM 2026 Bonds, LATAM 2024 Bonds, and/or other unsecured claims against the Debtors, from time to time, that are or were represented by W&C and advised by Moelis in the Chapter 11 Cases, including, but not limited to, the Initial W&C Creditor Group Parties. For the avoidance of doubt, as of February 10, 2022, the current members of the Ad Hoc Group of LATAM Bondholders consisted solely of the Initial W&C Creditor Group Parties, and any additional entities joining the Ad Hoc Group of LATAM Bondholders after such date shall promptly execute a W&C Creditor Group Joinder Agreement and deliver such agreement to the Debtors or their counsel.

Adjustment Distribution has the meaning set forth in Section 9.5 of this Plan.

Administrative Claims Reserve Account means the reserve created to reserve property for the purposes of satisfying Allowed Administrative Expense Claims pursuant to Section 13.6 of this Plan.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Case that is assertable under section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Debtors’ Estates and operating the businesses of the Debtors prior to the Effective Date; (b) any Cure Amounts (as agreed by the parties or set forth in a Final Order) relating to any Assumed Contracts; and (c) compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 327, 330, 331, 363, or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date.

Administrative Expense Claims Bar Date means the Business Day that is thirty (30) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.

Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

Aircraft Bank Loans means any loan arrangements entered into by SPVs to finance the purchase of aircraft that are not guaranteed by the U.S. Export-Import Bank or any of the Export Credit Agencies.

Aircraft Lease means an Unexpired Lease relating to the use or operation of an aircraft, aircraft engine, or other aircraft parts.

Allocation Distributable Amount means (x) if the EBITDAR Delta is less than or equal to $0, an amount of Cash equal to $250 million; or (y) if the EBITDAR Delta is greater than $0, and amount of Cash equal to (i) $250 million plus (ii) 75% of an amount equal to the EBITDAR Delta in excess of $250 million, provided, however that, notwithstanding the foregoing, if the EBITDAR Delta is less than $100 million, the Allocation Distributable Amount for purposes of calculating the share of the Total Allocation Amount distributable to the Commitment Creditors on account of their Allowed General Unsecured Claims against LATAM Parent (as applicable and as provided for in Section 3.2(e) of this Plan) shall be $200 million.

Allowed means, with reference to any Claim, or any portion thereof, that (i) has been listed by the Debtors in the Schedules as liquidated in an amount greater than $0 and/or not disputed, contingent or undetermined, and with respect to which no contrary Proof of Claim has been Filed, (ii) has been specifically allowed under this Plan, (iii) the amount or existence of which has been determined or allowed by a Final Order (or, for purposes of determining Allowed Claims as of the Convertible Note Class A/Class C Record Date in connection with the subscription to the GUC New Convertible Notes Class C Distribution, by entry of an order or oral ruling by the Bankruptcy Court) or (iv) as to which a Proof of Claim has been timely Filed before the Bar Date in a liquidated, non-contingent amount that is not disputed or as to which no objection has been timely interposed in accordance with Section 9.1 of this Plan or any other period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; provided, further that any such Claims Allowed solely for the purpose of voting to Accept or Reject this Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” for the purpose of distributions hereunder.

Allowed Class 5a Treatment Cash Amount means, for each Holder of an Allowed Class 5 Claim that is receiving Class 5a Treatment, their Allowed Class 5 Claim (Pro Rata for all Allowed Class 5 Claims receiving Class 5a Treatment) multiplied by the Conversion Ratio of the New Convertible Notes Class A.

Amended First DIP Order means the Amended Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, and (B) Grant Superpriority Administrative Expense Claims, and (II) Granting Related Relief, ECF No. 1454.

A&R DIP Credit Agreement means that certain Amended and Restated Super-Priority Debtor-in-Possession Term Loan Agreement dated as of April 8, 2022, by and among LATAM Parent, as borrower, the guarantors party thereto, the DIP Lenders, and the DIP Agents, as may be amended, restated, supplemented, or otherwise modified, from time to time.

A&R DIP Order means the Order (I) Authorizing the Debtors to (A) Enter into the Amended and Restated Credit Agreement, (B) Obtain Replacement Postpetition Financing, and (C) Grant Superpriority Administrative Expense Claims, and (II) Granting Related Relief, ECF No. 4704.

Assigned Contract means each of the Executory Contracts and Unexpired Leases assumed and assigned pursuant to Article VIII hereof.

Assumed Contracts means each of the Executory Contracts and Unexpired Leases assumed pursuant to Article VIII hereof.

Assumption Notice has the meaning set forth in Section 8.10 of this Plan.

Avoidance and Other Actions means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies arising under sections 510 and 542-553 of the Bankruptcy Code.

Backstop Agreements means, collectively, the Commitment Creditors Backstop Agreement and the Backstop Shareholders Backstop Agreement.

Backstop Local Bondholders means, collectively and in their capacity as such, those Holders of Local Bond Claims that are party to the Commitment Creditors Backstop Agreement.

Backstop Local Bondholder Fees means the Local Bondholder Pre-Confirmation Advisor Fees and the Local Bondholder Post-Confirmation Advisor Fees.

Backstop Order means the Order (I) Authorizing and Approving the Debtors’ (A) Entry into and Performance Under Backstop Agreements and (B) Payment of Related Fees and Expenses and Incurrence of Certain Indemnification Obligations, and (II) Granting Related Relief, ECF No. 4732.

Backstop Parties means, collectively, the New Convertible Notes Class B Backstop Parties, the New Convertible Notes Class C Backstop Parties and the ERO New Common Stock Backstop Parties.

Backstop Payment Parties means LMS Credit, LLC; Sculptor Master Fund, LTD.; Sculptor Enhanced Master Fund, LTD.; Sculptor SC II, LP; Sculptor Master Fund, LTD.; Sculptor Credit Opportunities Master Fund, LTD.; Sajama Investments, LLC; Lauca Investments, LLC; Conifer Finance 3, LLC; Redwood IV Finance 3, LLC; TAO Finance 3-A, LLC; Strategic Value Master Fund, Ltd.; Strategic Value Opportunities Fund, L.P.; Strategic Value Special Situations Master Fund IV, L.P.; Strategic Value Special Situations Master Fund V, L.P.; Strategic Value Dislocation Master Fund L.P.; Strategic Value New Rising Fund, L.P.; and any successor, transferee or assignee of the foregoing.

Backstop Shareholders means, collectively and in their capacity as such, CVA, Delta, and Qatar and any Affiliate Transferee (as defined in the Restructuring Support Agreement) of the foregoing.

Backstop Shareholders Backstop Agreement means that certain Backstop Commitment Agreement, dated as of January 12, 2022, by and among the Debtors and Backstop Shareholders, setting forth the terms and conditions on which the Backstop Shareholders will backstop the New Convertible Notes Offering with respect to the New Convertible Notes Class B and $400 million of the ERO Rights Offering (in each case up to the Backstop Shareholders Cap), as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

Backstop Shareholders Cap means the total number of shares of Reorganized LATAM Parent Stock issued to Backstop Shareholders pursuant to this Plan (inclusive of the Backstop Shareholders’ equity ownership in Reorganized LATAM Parent on an as-converted basis with respect to the New Convertible Notes Class B and exclusive of any Existing Equity Interests) which shall be no greater than 27% of the total amount of such Reorganized LATAM Parent Stock (exclusive of any Existing Equity Interests) the apportionment of which among the Backstop Shareholders shall be determined by the Backstop Shareholders in their sole discretion.

Backstop Shareholder Fees means the reasonable and documented fees, expenses, disbursements and other costs incurred by each of the Backstop Shareholders in connection with the Chapter 11 Cases, including attorneys’, financial advisors’ and agents’ fees, expenses and disbursements incurred by each of the Backstop Shareholders, whether prior to or after the execution of the Restructuring Support Agreement and whether prior to or after consummation of this Plan.

Ballot means each of the ballot forms distributed to each Holder of an Impaired Claim that is entitled to vote to Accept or Reject this Plan and on which the Holder is to indicate, among other things, acceptance or rejection of this Plan.

Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended so as to be applicable in these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any such other court having original and exclusive subject matter jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. § 1334(a).

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended, so as to be applicable in these Chapter 11 Cases.

Bar Date means any deadline established by the Bankruptcy Court or the Bankruptcy Code for Filing Proofs of Claim in these Chapter 11 Cases, including pursuant to the Bar Date Order and Supplemental Bar Date Order.

Bar Date Order means the Order (I) Establishing Bar Dates for Filing Proofs of Claim, (II) Approving Proof of Claim Form, Bar Date Notices, and Mailing and Publication Procedures, (III) Implementing Uniform Procedures Regarding 503(b)(9) Claims, and (IV) Providing Certain Supplemental Relief, ECF No. 1106.

BCA Claims has the meaning ascribed to it in the Backstop Agreements.

Business Day means any day other than (i) a Saturday, Sunday or other day on which commercial banks in New York City, State of New York, United States of America; Rio de Janeiro or São Paulo, Brazil; Lima, Peru; or Bogota, Colombia are required or authorized to remain closed or (ii) a day that is not a Chilean Business Day.

Cash means lawful currency of the United States of America, including bank deposits, checks and other similar items, including any U.S. Dollar Equivalent.

Case Management Order means the Order Implementing Certain Notice and Case Management Procedures, ECF No. 112.

Cash Management Order means the Amended Final Order (I) Authorizing Continued Use of Cash Management System, (II) Authorizing the Continuation of Intercompany and Affiliate Transactions, (III) Granting Administrative Priority Status to Postpetition Intercompany and Applicable Affiliate Claims, (IV) Waiving Compliance with Restrictions Imposed by Section 345 of the Bankruptcy Code, and (V) Authorizing Continued Use of Prepetition Bank Accounts, Payment Methods, and Existing Business Forms, ECF No. 1185.

Causes of Action means any and all Claims, causes of action, demands, rights, actions, suits, damages, injuries, remedies, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known, unknown, accrued or to accrue, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or under any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, including the Avoidance and Other Actions.

Certification and Subscription Form means the form provided to Holders of Class 5 Claims in connection with the distribution of New Convertible Notes Class C and the New Local Notes.

Chapter 11 Cases means the cases commenced under Chapter 11 of the Bankruptcy Code by the Debtors in the Bankruptcy Court, styled In re LATAM Airlines Group, S.A., et al., Chapter 11 Case No. 20-11254 (JLG) (jointly administered), currently pending before the Bankruptcy Court.

Chilean Business Day means any day other than a Sunday or public holiday in Chile.

Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

Claims Agent means Prime Clerk LLC.

Claims Objection Deadline has the definition set forth in Section 9.1 of this Plan.

Claims Register means the official register of Claims against, and Equity Interests in, the Debtors, maintained by the Claims Agent.

Class means a category of Claims against or Equity Interests in the Debtors, as described in Article II hereof, pursuant to section 1122 of the Bankruptcy Code. Class 1a Treatment has the meaning set forth in Section 3.2(a) of this Plan.

Class 1b Treatment has the meaning set forth in Section 3.2(a) of this Plan.

Class 5a Treatment has the meaning set forth in Section 3.2(e) of this Plan.

Class 5b Treatment has the meaning set forth in Section 3.2(e) of this Plan.

Class 5c Treatment has the meaning set forth in Section 3.2(e) of this Plan.

CMF means Comisión para el Mercado Financiero.

Commitment Creditors means the members of the Parent GUC Ad Hoc Group listed on Schedule II of the Restructuring Support Agreement, including, for the avoidance of doubt, any assignees that sign a joinder to the Commitment Creditors Backstop Agreement. Unless specified otherwise, any reference to any consent rights of the Commitment Creditors shall be determined by reference to the Requisite Commitment Creditors at such time.

Commitment Creditors Backstop Agreement means that certain Backstop Commitment Agreement dated as of January 12, 2022, by and among the Debtors and the Commitment Creditors and the Joining Local Bondholders, setting forth the terms and conditions on which the Commitment Creditors and the Joining Local Bondholders will backstop the New Convertible Notes Offering with respect to the New Convertible Notes Class C and $400 million of the ERO Rights Offering, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

Commitment Creditor Fees means (i) the reasonable and documented fees, expenses, disbursements and other costs incurred by (x) each of the Backstop Payment Parties, up to a maximum aggregate amount of $3,000,000 and (y) Commitment Creditors in connection with the Chapter 11 Cases, including attorneys’, financial advisors’ and agents’ fees, expenses and disbursements incurred by each of the Backstop Parties and/or Commitment Creditors acting as the Parent GUC Ad Hoc Group, as the case may be, whether prior to or after the execution of the Restructuring Support Agreement and whether prior to or after consummation of this Plan and (ii) the payments due to the Commitment Creditors under the Commitment Creditors Backstop Agreement. For the avoidance of doubt, Commitment Creditors Fees shall not include the fees and expenses of attorneys, financial advisors or other advisors retained by individual Commitment Creditors, except with respect to the Backstop Payment Parties.

Commitment Parties has the meaning set forth in the Restructuring Support Agreement.

Committee means the statutory committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

Compensation and Benefits Plans has the meaning set forth in Section 8.5 of this Plan.

Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Objection Deadline has the meaning set forth in Section 8.12 of this Plan.

Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code and in form and substance acceptable to the Debtors, the Requisite Commitment Creditors and the Backstop Shareholders.

Conversion Ratio means with respect to any class of the New Convertible Notes, (i) the product of (a) the proportion of New Convertible Notes Back-Up Shares relative to the total Reorganized LATAM Parent Stock, assuming conversion of all New Convertible Notes, expressed as a percentage multiplied by (b) the Plan Equity Value, divided by (ii) the principal amount of the relevant class of New Convertible Notes.3

Convertible Note Class A/Class C Record Date means five (5) Business Days after the date on which the CMF has approved the registration of the New Convertible Notes Class A and the New Convertible Notes Class C.

Corporate Incentive Plan means the employee incentive program to be established and implemented with respect to the Reorganized Debtors post-Effective Date, on the terms provided in Schedule 3 and Exhibit C, as applicable, to the Backstop Agreements (subject to the approval of the existing board of directors of LATAM Parent) the material terms of which will be filed as an Exhibit to the Plan Supplement, as acceptable to the Debtors, the Requisite Commitment Creditors and the Backstop Shareholders.

Creditor has the meaning set forth in section 101(10) of the Bankruptcy Code.

Cure Amount has the definition set forth in Section 8.10 of this Plan.

CVA means Costa Verde Aeronáutica S.A.

CVL means Inversiones Costa Verde Ltda y Cia, en Comandita por Acciones.

D&O Policy means any Insurance Contract, including tail insurance policies, for directors’, members’, trustees’, and officers’ liability.

Debtor Released Parties means the Debtors and each of their Related Persons excluding members, partners or Holders of Equity Interests.

Debtors has the meaning set forth in the preamble of this Plan.

Delta means Delta Air Lines, Inc.

DIP Agents means, collectively, JP Morgan Chase Bank, N.A., as administrative agent and collateral agent under the DIP Facility, Banco Santander Chile as Chile Local Collateral Agent under the DIP Facility, TMF Brasil Administração e Gestão de Ativos Ltda. as the Brazil Local Collateral Agent under the DIP Facility, TMF Colombia Ltda. as the Colombia Local Collateral Agent under the DIP Facility, TMF Ecuador, S.A. as the Ecuador Local Collateral Agent under the DIP Facility and Fiduperú S.A. Sociedad Fiduciaria as the Peru Local Collateral Agent under the DIP Facility and any other administrative agents or collateral agents from time to time under the DIP Facility.

[3]

Due to the ongoing claims reconciliation process, the ultimate conversion ratio used for each series of New Convertible Notes Class A and New Convertible Notes Class C is subject to change, in each case consistent with the Restructuring Support Agreement and the Commitment Creditors Backstop Agreement.

DIP Claim means any Claim, to the extent not previously paid during the course of the Chapter 11 Cases, against any Debtor that is party to the DIP Credit Agreement on account of, arising from or related to the DIP Credit Agreement, any DIP Order or any other DIP Facility Documents, including accrued but unpaid interest, costs, fees and indemnities.

DIP Credit Agreement means that the A&R DIP Credit Agreement and any other debt agreements pursuant to which the A&R DIP Credit Agreement is refinanced in whole or in part prior to the Effective Date.

DIP Facility means the credit facility or facilities provided under the DIP Credit Agreement.

DIP Facility Documents means the DIP Credit Agreement and all related agreements, documents, and instruments delivered or executed in connection with the DIP Facility.

DIP Lenders means, collectively, those lenders party to the A&R DIP Credit Agreement from time to time in their capacity as lenders thereunder, and those lenders party to any other DIP Credit Agreement from time to time in their capacity as lenders thereunder.

DIP Orders means, collectively, the First DIP Order, the Amended First DIP Order, the Tranche B DIP Order, the A&R DIP Order and any subsequent order of the Bankruptcy Court entered prior to the Effective Date authorizing the Debtors to enter into one or more DIP Facilities.

DIP Secured Parties means, collectively, the DIP Lenders and DIP Agents.

Direct Allocation Amount means 50% of the New Convertible Notes Class C to the extent that such 50% of the New Convertible Notes Class C remains available after the conclusion of the New Convertible Notes Preemptive Rights Offering Period.

Disallowed means any Claim, or any portion thereof, that (i) has been disallowed by Final Order or settlement; (ii) is scheduled on the Debtors’ Schedule as $0 or as contingent, disputed, or unliquidated and as to which a Bar Date has been established but no Proof of Claim has been timely filed, or deemed timely filed, with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Bar Date Order, or otherwise deemed timely filed under applicable law; (iii) is not scheduled on the Debtors’ Schedules and as to which a Bar Date has been established but no Proof of Claim has been timely filed, or deemed timely filed, with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Bar Date Order, or otherwise deemed timely filed under applicable law. “Disallow” and “Disallowance” shall have correlative meanings.

Disbursing Agent means the Reorganized Debtors or any agent appointed by the Reorganized Debtors to make distributions under this Plan.

Discharge and Injunction Parties means all Persons or Entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors.

Discharge and Injunction Parties’ Rights means the Claims against or Equity Interests in the Debtors held from time to time by the Discharge and Injunction Parties.

Disclosure Statement means the written disclosure statement that relates to this Plan and is approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code as such disclosure statement may be amended, modified or supplemented (including pursuant to the Disclosure Statement Supplement) (and all exhibits and schedules annexed thereto or referred to therein) and that is prepared and distributed in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3018 and is in form and substance acceptable to the Debtors, the Requisite Commitment Creditors and the Backstop Shareholders.

Disclosure Statement Order means the Order Authorizing Debtors’ Motion to Approve (I) the Adequacy of Information in the Disclosure Statement, (II) Solicitation and Voting Procedures, (III) Forms of Ballots, Notices and Notice Procedures in Connection Therewith, and (IV) Certain Dates with Respect Thereto, ECF No. 4728, as supplemented by Exhibits 11 and 12 to the Disclosure Statement Order Inadvertently Omitted, ECF No. 4739 and the Disclosure Statement Supplemental Order, ECF No. 5221.

Disclosure Statement Supplement means that certain supplement to the Disclosure Statement approved by the Disclosure Statement Supplemental Order, that is in form and substance acceptable to the Debtors, the Requisite Commitment Creditors and the Backstop Shareholders.

Disclosure Statement Supplemental Order means that certain order of the Bankruptcy Court entered on May 4, 2022, ECF No. 5221 approving, among other things, the Disclosure Statement Supplement.

Disputed Claim means any Claim or any portion thereof, that has not been Allowed, but has not been Disallowed pursuant to this Plan or a Final Order including those identified on Exhibit F to this Plan.

Disputed Claims Reserve means one or more reserves established by the Disbursing Agent created to reserve property (including any Plan Securities) for purposes of satisfying Disputed Claims pursuant to Section 9.5 of this Plan.

Distribution Record Date means the date for determining which Holders of Allowed Claims are eligible to receive distributions hereunder, which shall be (i) five (5) Business Days immediately following the date on which the CMF registers the Plan Securities, or (ii) such other date as designated in a Bankruptcy Court order.

EBITDAR means earnings before interest, taxes, depreciation, amortization and restructuring or rent costs, calculated in accordance with LATAM’s ordinary practices and consistently for each period in clause (x) and clause (y) of the definition of EBITDAR Delta.

EBITDAR Delta means the difference between (x) LATAM’s cumulative EBITDAR from January 2022 through the latest completed month that is at least fifteen days prior to the Effective Date and (y) the EBITDAR for the same period under the Debtors’ five-year business plan dated June 4, 2021.

Eblen Group means Andes Aerea SpA, Inversiones Pia SpA and Comercial Las Vertientes SpA.

ECA Facilities means any long-term loan or bond arrangements entered into by SPVs to finance the purchase of aircraft guaranteed by certain Export Credit Agencies.

EETC Facilities means any long-term loan or bond arrangements entered into by SPVs to finance the purchase of aircraft via equipment trust certificates.

Effective Date means the date of substantial consummation of this Plan, which shall be the first Business Day upon which all conditions precedent to the effectiveness of this Plan, specified in Section 10.2 hereof, are satisfied or waived in accordance with this Plan.

Effective Date Board has the definition set forth in Section 5.13 hereof.

Eligible Equity Holders means all Holders of Equity Interests registered on the shareholders’ registry of LATAM Parent as of midnight on the Equity Record Date who will be entitled to exercise preemptive rights under applicable laws with respect to the ERO New Common Stock and the New Convertible Notes during the ERO Preemptive Rights Offering Period and the New Convertible Notes Preemptive Rights Offering Period, respectively.

Eligible Local Bonds means solely with respect to eligibility to elect to receive the New Local Notes, the (a) Series A Local Bonds, Series B Local Bonds, Series C Local Bonds and Series D Local Bonds only if at least 75% of the aggregate principal amount of Series A Local Bonds, Series B Local Bonds, Series C Local Bonds and Series D Local Bonds (taken together) vote to approve and authorize the satisfaction of the Local Bonds via receipt of the New Local Notes at a duly convened meeting of the Series A Local Bonds, Series B Local Bonds, Series C Local Bonds and Series D Local Bonds and (b) Series E Local Bonds only if at least 75% of the aggregate principal amount of Series E Local Bonds vote to approve and authorize the satisfaction of the Local Bonds via receipt of the New Local Notes at a duly convened meeting of the Series E Local Bonds.

Entity has the definition set forth in section 101(15) of the Bankruptcy Code.

Equity Interest means any equity interest or related proxy in any of the Debtors represented by duly authorized, validly issued and outstanding shares of preferred stock or common stock, stock appreciation rights, membership interests, partnership interests, or any other instrument evidencing a present ownership interest, inchoate or otherwise, in any of the Debtors, or right to convert into such an equity interest or acquire any equity interest of the Debtors, whether or not transferable, or an option, warrant or right, contractual or otherwise (as applicable to each Debtor under applicable law), to acquire any such interest, which was in existence prior to or on the Petition Date.

Equity Record Date means the fifth Chilean Business Day preceding the date on which LATAM Parent publishes a notice pursuant to Article 26 of the Chilean Corporations Act Regulations (Reglamento de la Ley N° 18,046 sobre Sociedades Anónimas) informing Holders of Existing Equity Interests as of such date of their right to subscribe and purchase New Convertible Notes and/or ERO New Common Stock (as applicable).

ERO New Common Stock means the common stock to be delivered by Reorganized LATAM Parent on the Effective Date pursuant to the ERO Rights Offering.

ERO New Common Stock Backstop Parties means (i) the Commitment Creditors up to $390,488,015.75, (ii) the Backstop Local Bondholders up to $9,511,984.25 and (iii) the Backstop Shareholders up to $400 million (but collectively, subject to the Backstop Shareholders Cap), in each case in their respective capacity as parties providing a backstop commitment in connection with the ERO New Common Stock, and in accordance with the applicable Backstop Agreement.

ERO Preemptive Rights Offering Period means the thirty (30)-day preemptive period during which the Eligible Equity Holders (including the Backstop Shareholders and the Non-Backstop Shareholders) are entitled to exercise their preemptive rights with respect to the ERO New Common Stock, which period will commence on the date on which LATAM Parent informs the Eligible Equity Holders of their right to subscribe and purchase the ERO New Common Stock, in accordance with Chilean law.

ERO Rights Offering means the $800 million ERO New Common Stock rights offering by LATAM Parent, as described in Exhibit E (the Equity Rights Offering Term Sheet) to the Restructuring Support Agreement, (i) to Eligible Equity Holders (including the Backstop Shareholders and the Non-Backstop Shareholders) during the ERO Preemptive Rights Offering Period and (ii) to the extent there remains any unsubscribed ERO New Common Stock following the ERO Preemptive Rights Offering Period, to Eligible Equity Holders (including the Backstop Shareholders and the Non-Backstop Shareholders) that participated in the ERO Preemptive Rights Offering Period, in each case in accordance with the ERO Rights Offering Procedures, and which shall be backstopped by the ERO New Common Stock Backstop Parties in accordance with the applicable Backstop Agreement.

ERO Rights Offering Procedures means the offering procedures governing the entire ERO Rights Offering including, for the avoidance of doubt, during the ERO Preemptive Rights Offering Period, in form and substance reasonably acceptable to the Debtors and the Commitment Parties.

Estate means the estate of each of the Debtors created under section 541 of the Bankruptcy Code.

Exculpated Parties has the meaning set forth in Section 11.6 of this Plan.

Executory Contract means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

Exhibit means an exhibit annexed to this Plan, including as an exhibit to the Plan Supplement.

EX-IM Facilities means any long-term loan or bond arrangements entered into by SPVs to finance the purchase of aircraft guaranteed by the U.S. Export-Import Bank.

Existing ADS Interests means all Existing Equity Interests held in the form of American Depository Shares.

Existing Equity Interests means all Equity Interests in LATAM Parent existing as of the date hereof.

Existing Letters of Credit means all outstanding undrawn pre-petition and post-petition letters of credit issued at the request of any Debtors, including any Cartas Fianzas, Boletas Bancarias, Boletas Garantía, Seguros de Caución, seguro garantia, fiança bancária, fiança de qualquer natureza, cartas de crédito, and other similar instruments, in each case as amended, restated, renewed, modified, supplemented, extended, confirmed, or counter guaranteed from time to time.

Existing Surety Bond means all outstanding undrawn pre-petition and post-petition surety bonds of the Debtors (as amended, restated, renewed, modified, supplemented, extended, confirmed, or counter guaranteed from time to time).

Exit Financing means, collectively, the Exit Notes/Loan, the Exit RCF, the Modified Existing RCF and the credit facility to be provided under the Revised Spare Engine Facility Agreement.

Exit Notes/Loan means up to approximately $2.50 billion in notes or term loans as described in the Restructuring Support Agreement.

Exit Notes/Loan Agreement means that certain credit agreement or indenture, as applicable, in form and substance (i) acceptable with respect to material terms, including economic terms, to the Debtors, the Requisite Commitment Creditors and the Backstop Shareholders and (ii) otherwise reasonably acceptable to the Debtors, the Requisite Commitment Creditors, and the Backstop Shareholders.

Exit RCF means the approximately $500 million secured revolving credit facility, undrawn as of the Effective Date, the material terms of which will be filed prior to the Confirmation Hearing, in form and substance (i) acceptable with respect to material terms, including economic terms, to the Debtors, the Requisite Commitment Creditors and the Backstop Shareholders and (ii) otherwise reasonably acceptable to the Debtors, the Exit RCF Lenders, Requisite Commitment Creditors, and the Backstop Shareholders.

Exit RCF Agreement means that certain Revolving Credit Facility Agreement in form and substance reasonably satisfactory to the Debtors, the Exit RCF Lenders, the Requisite Commitment Creditors and the Backstop Shareholders.

Exit RCF Lenders means the lenders party to the Exit RCF Agreement.

File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

Final Order means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

First DIP Motion means the Debtors’ Motion for an Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Grant Superpriority Administrative Expense Claims and (II) Granting Related Relief, ECF No. 397.

First DIP Order means the Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, and (B) Grant Superpriority Administrative Expense Claims, and (II) Granting Related Relief, ECF No. 1091.

General Unsecured Claim means any Claim against any Debtor that is not otherwise paid in full during the Chapter 11 Cases pursuant to an order of the Bankruptcy Court and that is not an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim, DIP Claim, RCF Claim, Spare Engine Facility Claim, LATAM 2024 Bond Claim, LATAM 2026 Bond Claim, Litigation Claim or Intercompany Claim.

General Voting Deadline means May 2, 2022 at 4:00 p.m. (prevailing Eastern Time).

General Voting Record Date means January 7, 2022 or such other date as may be modified by the Debtors in consultation with the Backstop Shareholders and reasonably acceptable to the Commitment Creditors.

Governmental Unit has the definition set forth in section 101(27) of the Bankruptcy Code.

GUC New Convertible Notes Class C Distribution means the remainder (if any) of New Convertible Notes Class C available after the conclusion of the New Convertible Notes Preemptive Rights Offering Period and allocation of the Direct Allocation Amount.

Holder means a Person who is the registered holder of a Claim or Equity Interest as of the applicable date of determination or an authorized agent of such Person.

Impaired means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

Indemnification Obligation means any existing or future obligation of any Debtor to indemnify current and former directors, officers, members, managers, sponsors, agents or employees of any of the Debtors who served in such capacity, with respect to or based upon such service or any act or omission taken or not taken in any of such capacities, or for or on behalf of any Debtor, whether pursuant to agreement, letters, the Debtors’ respective memoranda, articles or certificates of incorporation, corporate charters, bylaws, operating agreements, limited liability company agreements, or similar corporate or organizational documents or other applicable contract or law in effect as of the Effective Date.

Ineligible Holder means any Person that meets one or more of the following conditions: (1) such Person does not have an account capable of holding Chilean securities and has timely certified to the Debtors via their Certification and Subscription Form provided to an agent appointed to assist with administrative matters of their legal inability to open such an account and/or (2) such Person is not (i) a “qualified institutional buyer” within the meaning of Rule 144A(a)(1) or an Institutional Accredited Investor (IAI) under the Securities Act, or (ii) a non-U.S. person located outside of the United States and who does not hold General Unsecured Claims for the account or benefit of a U.S. person, within the meaning of Regulation S under the Securities Act.

Initial Debtors means LATAM Parent and its Affiliates that filed their voluntary petitions for relief on the Initial Petition Date.

Initial Distribution Date means the date as determined by the Reorganized Debtors upon which the initial distributions of property under this Plan will be made to Holders of Allowed Claims, which date shall be as soon as practicable, but in no event more than ten (10) Business Days, after the Effective Date unless otherwise extended by order of the Bankruptcy Court.

Initial Petition Date means May 26, 2020.

Initial W&C Creditor Group Parties means, collectively, each of Bardin Hill Investment Partners, LP, BICE Vida Compania de Seguros S.A., BNP Paribas Securities Corp., Canyon Capital Advisors, LLC, Caspian Capital LP, Diameter Capital Partners LP, DSC Meridian Capital LP, Glendon Capital Management LP, Mariner Investment Group, LLC, Redwood Capital Management, LLC, Taconic Capital Advisors LP,VR Global Partners, L.P., Bardin Hill Event-Driven Master Fund LP, Bardin Hill NE Fund LP, Bardin Hill Opportunistic Credit Master Fund LP, Canyon-ASP Fund, L.P., Canyon Balanced Master Fund, Ltd., Canyon Distressed Opportunity Master Fund III, L.P., Canyon ESG Credit Master Fund, L.P., Canyon IC Credit Master Fund, L.P., Canyon Distressed TX (B) LLC, Canyon Distressed TX (A) LLC, The Canyon Value Realization Master Fund, L.P., Canyon-EDOF (Master) L.P., Canyon-GRF Master Fund II, L.P., Canyon NZ-DOF Investing, L.P., EP Canyon Ltd., Canyon Value Realization Fund, L.P., Diameter Dislocation Fund Master Fund LP, Diameter Master Fund LP, HCN LP, Mariner Atlantic Multi-Strategy Master Fund, Ltd, Redwood Master Fund, LTD, Redwood Drawdown Master Fund II, LTD, Taconic Market Dislocation Master Fund III (Cayman) L.P., Taconic Master Fund 1.5 L.P., and Taconic Opportunity Master Fund, each as either (a) investment managers or advisors to funds or accounts holding Participating Claims (as defined in the Restructuring Support Agreement) or (b) funds and accounts holding Participating Claims (as defined in the Restructuring Support Agreement).

Insurance Contracts means all insurance policies, including D&O Policies, that have been issued (or provide coverage) at any time to any of the Debtors (or their predecessors) and all agreements, documents, or instruments relating thereto, including but not limited to, any agreement with a third party administrator for claims handling. Insurance Contracts shall not include surety bonds, surety indemnity agreements or surety-related products.

Insurer means any company or other Entity that issued or entered into any Insurance Contracts (including any third-party administrator for any Insurance Contracts) and each of its respective predecessors and/or affiliates.

Intercompany Agreement has the meaning set forth in Section 8.6 of this Plan.

Intercompany Claim means any Claim against any Debtor by any other Debtor or non-Debtor Affiliate whether arising prior to, on or after the Petition Date.

Interim Compensation Order means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, ECF No. 828.

IRS means the Internal Revenue Service.

Itaú Unsecured Bank Loan means that long-term unsecured bank loan between LATAM Parent as borrower and Itaú Corpbanca issued in September 2015 and matured in September 2020.

Joining Local Bondholder means each Holder of Local Bonds that has executed and delivered to the Debtors a Local Bondholder Joinder Agreement.

JOL means those certain Japanese Operating Leases through which aircraft are leased directly to LATAM Parent or TAM Linhas Aéreas S.A.

JOLCO means those certain Japanese Operating Leases with Call Option through which aircraft are leased directly to LATAM Parent or TAM Linhas Aéreas S.A.

LATAM has the meaning set forth in the preamble of this Plan.

LATAM 2024 Bonds means those 6.875% senior, unsecured notes due April 2024 in principal amount of $700 million pursuant to the indenture dated April 11, 2017 by and among LATAM Finance Ltd. as issuer, LATAM Parent as guarantor and The Bank of New York Mellon as trustee registrar, transfer agent and paying agent.

LATAM 2026 Bonds means those 7% senior, unsecured notes due March 2026 in principal amount of $800 million4, pursuant to the indenture dated February 11, 2019 by and among LATAM Finance Ltd. as issuer, LATAM Parent as guarantor and The Bank of New York Mellon as trustee registrar, transfer agent and paying agent.

[4]	In February 2019, LATAM first issued $600 million of the LATAM 2026 Bonds but then re-opened the issuance in June 2019 and issued an additional $200 million of the LATAM 2026 Bonds.

LATAM 2024 Bond Claim means any Claim against any Debtor on account of, arising from or related to the LATAM 2024 Bonds, including accrued but unpaid interest, costs, fees and indemnities through the Petition Date.

LATAM 2026 Bond Claim means any Claim against any Debtor on account of, arising from or related to the LATAM 2026 Bonds, including accrued but unpaid interest, costs, fees and indemnities through the Petition Date.

LATAM 2024/LATAM 2026 Bond Trustees means, collectively, the trustees under the LATAM 2024 Bonds and the LATAM 2026 Bonds.

LATAM International Bond Claim Amount means the amount outstanding under the LATAM 2024 Bonds and LATAM 2026 Bonds in the combined amount of $1,519,237,847.22.

LATAM Parent has the meaning set forth in the preamble of this Plan.

Lien has the definition set forth in 11 U.S.C. § 101(37) and shall include any lien or lien equivalent under applicable non-U.S. law.

Litigation Claim means any Claim asserted in or arising from any ongoing litigation, arbitration or similar proceedings or causes of action against any of the Debtors pending as of the Petition Date that is not reduced to judgment as of the Voting Record Date, and notwithstanding the asserted priority or classification of the underlying liability asserted in such litigation; provided, however that it shall not include any Claim (i) related to any adversary proceeding pending in the Chapter 11 Cases or (ii) listed on Exhibit F to this Plan.

Local Bondholder Joinder Agreement means each joinder agreement, substantially in the form of Exhibit F-3 to the Restructuring Support Agreement, signed by a Local Bondholder and the Local Bond Trustee.

Local Bondholder Post-Confirmation Advisor Fees means the reasonable and documented fees, expenses, disbursements and other costs incurred by the legal counsel and other advisors to the Local Bond Trustee and to the Joining Local Bondholders in connection with the Chapter 11 Cases or the consummation of the Approved Plan, including Alix Partners, Paul Hastings LLP, Chilean counsels, and any additional advisor or advisors retained by or on behalf of the Local Bond Trustee, collectively incurred by the Local Bond Trustee and the Joining Local Bondholders following the entry of the Confirmation Order through the Effective Date, in each case where such fees, expenses, disbursements or other costs were incurred in connection with an action taken at the request of, and subject to the written consent of, the Debtors and subject to the consent of the Requisite Commitment Creditors and the Backstop Shareholders, including as described in Section 4.01(a)(6) and 4.01(a)(10) of the Restructuring Support Agreement, to be paid by the Debtors to Paul Hastings (or to such advisor to the Local Bond Trustee or Local Bondholder Group as Paul Hastings may direct) in accordance with this Joinder Agreement and this Plan.

Local Bondholder Pre-Confirmation Advisor Fees means the reasonable and documented fees, expenses, disbursements and other costs incurred in connection with the Chapter 11 Cases through the entry of the Confirmation Order in the Chapter 11 Cases by the Local Bondholder Group and/or the Local Bond Trustee, including for the avoidance of doubt any success or completion fee due or that may be due to Alix Partners, up to a combined maximum aggregate amount of $13,500,000, including, but not limited to fees, expenses and disbursements incurred by Paul Hastings, Alix Partners, and any other attorneys or advisors engaged by the Local Bondholder Group or the Local Bond Trustee in connection with the Chapter 11 Cases (including Garrigues, GWJA and any other Chilean counsel and/or financial advisors) to be paid by the Debtors to Paul Hastings (or to such advisor to the Local Bondholder Group or Local Bond Trustee as Paul Hastings may direct) in accordance with this Joinder Agreement and this Plan. For the avoidance of doubt, upon termination of all Local Bondholder Joinder Agreements pursuant to Section 7(b)(ii)(2) of the respective Local Bondholder Joinder Agreements, the Debtors shall not be required to pay or reimburse any Local Bondholder Group Fees.

Local Bonds means, collectively, those Series A Local Bonds, Series B Local Bonds, Series C Local Bonds, Series D Local Bonds and Series E Local Bonds issued by LATAM Parent.

Local Bond Claims means any Claim against any Debtor on account of, arising from or related to the Local Bonds, including accrued but unpaid interest, costs, fees and indemnities through the Petition Date, including (1) Claim No. 1559 which the Confirmation Order shall provide is Allowed in the amount of $179,759,305.16 and (2) Claim No. 1569 which the Confirmation Order shall provide is Allowed in the amount of $319,829,068.76.

Local Bond Trustee means Banco del Estado de Chile, solely in its capacity as trustee under each of the Local Bonds and not in any other capacity, and any successor trustee.

Local Bonds Voting Record Date means, with respect to each series of Local Bonds, the date that is five (5) Chilean Business Days prior to the applicable Local Bondholder Meeting.

Local Bondholder Meeting means, as applicable to each series of Local Bonds, the duly noticed meeting of the owners of the Local Bonds held for the purposes of voting on this Plan. For the avoidance of doubt, the Local Bondholder Meeting will be noticed via publication notice as required under the applicable laws and documents.

Management Protection Provisions has the meaning set forth in Section 5.3 of this Plan.

Modified Existing RCF means the credit facility under the Revised RCF Agreement consisting of the RCF Tranche A Exit Facility and the RCF Tranche B Exit Facility.

Modified Existing RCF Term Sheet means that certain term sheet, a copy of which is attached to the Disclosure Statement Supplement, containing the material terms and conditions for the Modified Existing RCF.

Moelis means Moelis & Company LLC.

Net Sale Proceeds means the net cash proceeds generated from the sale of the New Convertible Notes Class A pursuant to the monetization process set forth herein, which process shall be reasonably acceptable to the Commitment Creditors.

New Chilean Bonds Term Sheet means the “New Chilean Bonds Term Sheet” attached as Exhibit H to the Restructuring Support Agreement.

New Convertible Notes means, collectively, the New Convertible Notes Class A, New Convertible Notes Class B and New Convertible Notes Class C.

New Convertible Notes Back-Up Shares means new LATAM Parent common stock to be distributed to the holders of the New Convertible Notes that exercise the rights to convert their respective New Convertible Notes into the series of shares underlying such New Convertible Notes.

New Convertible Notes Class A means the convertible notes in a principal amount of $1,034,569,097.27 issued by LATAM Parent which will mature on December 31, 2121 and have other terms as set forth on Exhibit B (New Convertible Notes Class A Term Sheet) to the Restructuring Support Agreement, as may be amended, restated, supplemented, or otherwise modified, from time to time.5

New Convertible Notes Class A Preemptive Rights Proceeds means the Cash proceeds generated from the subscription and purchase of New Convertible Notes Class A by Eligible Equity Holders during the New Convertible Notes Preemptive Rights Offering Period.

New Convertible Notes Class B means the convertible notes in a principal amount of $1,372,839,694.12 issued by LATAM Parent which will mature on December 31, 2121 and have such other terms as set forth on Exhibit C (New Convertible Notes Class B Term Sheet) to the Restructuring Support Agreement, as may be amended, restated, supplemented, or otherwise modified, from time to time.

New Convertible Notes Class B Backstop Parties means CVA, Delta, and Qatar, each in their capacity as a party providing a backstop commitment in connection with the New Convertible Notes Class B pursuant to the Backstop Shareholders Backstop Agreement.

[5]

Certain economic terms of the New Convertible Notes Class A (i.e., principal amount, Conversion Ratio, etc.) are subject to change, in each case consistent with the Restructuring Support Agreement and the Commitment Creditors Backstop Agreement, based on a number of factors including the total amount of Allowed Claims, the number of General Unsecured Claims against LATAM Parent that elect to receive Class 5c Treatment, the overall plan value and the subscription prices for the other New Convertible Notes.

New Convertible Notes Class C means the convertible notes in a principal amount of $6,902,471,620.60 issued by LATAM Parent which will mature on December 31, 2121 and have such other terms as set forth on Exhibit D (New Convertible Notes Class C Term Sheet) to the Restructuring Support Agreement, as may be amended, restated, supplemented, or otherwise modified, from time to time.6

New Convertible Notes Class C Backstop Parties means (x) the Commitment Creditors and (y) the Backstop Local Bondholders, each in their capacity as the parties providing a backstop commitment in connection with the New Convertible Notes Class C pursuant to the Commitment Creditors Backstop Agreement.

New Convertible Notes Class C Unsecured Creditor means any Holder of an Allowed General Unsecured Claim against LATAM Parent that timely elects into the treatment and new money investment in accordance with the Class 5b Treatment under this Plan (other than the New Convertible Notes Class C Backstop Parties).

New Convertible Notes Offering means the offering of New Convertible Notes by LATAM Parent to Eligible Equity Holders during the New Convertible Notes Preemptive Rights Offering Period.

New Convertible Notes Offering Procedures means the offering procedures governing (i) the New Convertible Notes Offering to Holders of Existing Equity Interests and (ii) the process for subscription and/or allocation of the New Convertible Notes to the applicable Holders of Claims each as provided for in this Plan, in form and substance acceptable to (x) the Debtors, (y) the Commitment Creditors (in respect of the process for subscription and/or allocation of the New Convertible Notes Class A and Class C to the applicable Holders of Claims as provided for in this Plan) and (z) the Backstop Shareholders (in respect of the process for subscription and/or allocation of the New Convertible Notes Class B), and otherwise reasonably acceptable to the Commitment Creditors and the Backstop Shareholders.

New Convertible Notes Preemptive Rights Offering Period means the thirty (30)-day preemptive period during which the Eligible Equity Holders (including the Backstop Shareholders and Non-Backstop Shareholders) are entitled to exercise their preemptive rights with respect to the New Convertible Notes, which period will commence on the date on which LATAM Parent informs the Eligible Equity Holders of their right to subscribe and purchase the New Convertible Notes, in accordance with Chilean law.

New Local Notes means the notes, in form and substance reasonably acceptable to the Requisite Commitment Creditors, the Backstop Shareholders and the Local Bond Trustee, in a principal amount equal to 52% of the face amount of Allowed General Unsecured Claims held by New Local Notes Unsecured Creditors up to a maximum face amount of USD $180,000,000, to be denominated in UF and issued by LATAM Parent which will mature on December 31, 2042 and have such other terms as set forth on the New Chilean Bonds Term Sheet; provided that any New Local Notes documentation or provision relating to subordination of the New Local Notes shall be in form and substance acceptable to the Requisite Backstop Parties.

[6]

Certain economic terms of the New Convertible Notes Class C (i.e., principal amount, Conversion Ratio, etc.) are subject to change, in each case consistent with the Restructuring Support Agreement and the Commitment Creditors Backstop Agreement, based on a number of factors including the total amount of Allowed Claims, the overall plan value and the subscription prices for the other New Convertible Notes.

New Local Notes Offering means the offering of New Local Notes by LATAM Parent to the New Local Notes Unsecured Creditors.

New Local Notes Offering Procedures means the offering procedures governing the process for subscription and/or allocation of the New Local Notes to the New Local Notes Unsecured Creditors as described in Section 6.2 of this Plan, and/or to the extent applicable, the exchange of Local Bonds for New Local Notes, and which shall be in form and substance reasonably acceptable to (x) the Debtors, (y) the Commitment Creditors and (z) the Local Bond Trustee.

New Local Notes Unsecured Creditor means any Holder of an Allowed General Unsecured Claim against LATAM Parent that timely elects into the treatment in accordance with the Class 5c Treatment under this Plan.

New Plan Notes means, collectively, the New Convertible Notes and New Local Notes.

New Plan Notes Documents means any applicable bond issuance agreements, together with the respective prospectus (to the extent a prospectus is prepared) and any other definitive documentation regarding the issuance of the New Plan Notes, the material terms of which will be attached as Exhibits to the Plan Supplement, and any other documents as may be required to be filed with the CMF for purposes of the registration of the New Plan Notes, in each case, as may be amended, supplemented or modified from time to time at the direction of the CMF, each in form and substance reasonably acceptable to the Debtors, the Requisite Commitment Creditors and the Backstop Shareholders; provided that the bond issuance agreements shall be in form and substance acceptable to the Debtors, the Requisite Commitment Creditors and the Backstop Shareholders and provided further that the New Plan Notes Documents applicable to the New Local Bonds shall also be in form and substance acceptable to the Local Bond Trustee.

New Plan Notes Offerings means, collectively, the New Convertible Notes Offering and the New Local Notes Offering.

New Plan Notes Offering Procedures means the New Convertible Notes Offering Procedures and the New Local Notes Offering Procedures.

New Securities and Documents has the meaning set forth in Section 5.5 of this Plan.

Non-Backstop Shareholders means all Holders of Existing Equity Interests other than the Backstop Shareholders.

Non-Complying Holder means any Holder of a General Unsecured Claim against LATAM Parent that (i) is not an Ineligible Holder and (ii) fails to comply, in any respect, with the applicable provisions of the New Plan Notes Offering Procedures including, for the avoidance of doubt, timely opening an account capable of holding Chilean securities and providing any new money required to subscribe to such Plan Securities.

Other Priority Claim means any Claim against any Debtor, other than an Administrative Expense Claim, DIP Claim, Professional Fees Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.

Other Secured Claim means any Secured Claim against any Debtor except a DIP Claim, RCF Claim or Spare Engine Facility Claim.

Parent GUC Ad Hoc Group has the meaning ascribed to it in the Restructuring Support Agreement.

Participating Holders of General Unsecured Claims means, collectively, the New Convertible Notes Class C Backstop Parties and the New Convertible Notes Class C Unsecured Creditors.

Person means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

Petition Date means the Initial Petition Date or Subsequent Petition Date as applicable to each Debtor.

Piquero means Piquero Leasing Limited.

Piquero Consideration means $100.00 in Cash.

Plan means this Joint Plan of Reorganization of LATAM Airlines Group S.A., et al. under Chapter 11 of the Bankruptcy Code, including all exhibits, supplements, appendices and schedules hereto or contained in the Plan Supplement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof and the Restructuring Support Agreement.

Plan Equity Value means $7,341,661,363.437

Plan Securities means securities to be issued pursuant to this Plan, including the Reorganized LATAM Parent Stock, the New Convertible Notes, the New Local Notes and the New Convertible Notes Back-Up Shares.

Plan Supplement means the compilation of documents and forms of documents as amended from time to time in form and substance reasonably acceptable to the Commitment Creditors and the Backstop Shareholders (or such other standard as may be applicable to the specific documents constituting the Plan Supplement as provided in the Restructuring Support Agreement), that constitute Exhibits to this Plan filed with the Bankruptcy Court no later than April 12, 2022.

[7]	Illustrative assumption reflecting a distribution in the maximum amount of $180,000,000.00 New Local Notes.

Prepetition Secured Agent Expenses means any and all fees, costs, expenses, disbursements, and contributions or indemnification obligations, including attorneys’ or agents’ fees, costs, expenses or disbursements, incurred by any RCF Agent or Spare Engine Facility Agent, whether before, on or after the Effective Date to the extent (a) payable or reimbursable under any Prepetition Secured Credit Document, (b) incurred in connection with disbursements made pursuant to this Plan or the cancellation or discharge of any Prepetition Secured Credit Document or any other documents relating thereto, or (c) incurred in connection with taking any action required to implement this Plan or requested by the Debtors or the Reorganized Debtors, as applicable.

Prepetition Secured Credit Documents means the RCF Documents and the Spare Engine Facility Documents.

Prepetition Secured Debt means the RCF Facility and the Spare Engine Facility.

Prepetition Secured Lenders means the Spare Engine Facility Lenders together with the RCF Lenders, under the applicable Prepetition Secured Credit Documents.

Prepetition Secured Parties means the Spare Engine Facility Secured Parties together with the RCF Secured Parties, under the applicable Prepetition Secured Credit Documents.

Priority Tax Claim means any Claim of a Governmental Unit of a kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code, including a Secured Tax Claim.

Professional means (a) any professional or other Person employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other Person awarded compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

Professional Fee Escrow Account means an interest-bearing escrow account to be funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Escrow Amount.

Professional Fee Escrow Amount means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Section 3.1(b)(i) of this Plan.

Professional Fees Bar Date means the Business Day which is forty-five (45) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.

Professional Fees Claim means an Administrative Expense Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred after the Petition Date and prior to and including the Effective Date.

Proof of Claim means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

Pro Rata means, (i) with respect to the subscription for Class 5b Treatment with respect to an Allowed General Unsecured Claim against LATAM Parent, other than the allocation of the Total Allocation Amount, the proportion that (a) such Claim bears to (b) the aggregate amount of Allowed General Unsecured Claims against LATAM Parent, (ii) with respect to allocation of the Total Allocation Amount Gross Up among Total Allocation Amount 5a Claims, the proportion that (a) a Total Allocation Amount 5a Claim (in U.S. dollars or U.S. Dollar Equivalent), bears to (b) the aggregate amount (in U.S. dollars or U.S. Dollar Equivalent) of all Total Allocation Amount 5a Claims, (iii) with respect to allocation of the Total Allocation Amount Unused Allowed 5b Claim Gross Up among Unused Allowed 5b Claims, the proportion that (a) an Unused Allowed 5b Claim (in U.S. dollars or U.S. Dollar Equivalent), bears to (b) the aggregate amount (in U.S. dollars or U.S. Dollar Equivalent) of all Unused Allowed 5b Claim Claims, (iv) with respect to allocation of the Total Allocation Amount to an Allowed General Unsecured Claim against LATAM Parent that is receiving Class 5a Treatment or Class 5b Treatment under this Plan or is an Unused Allowed 5b Claim or Unused Allowed 5c Claim, the proportion that (a) such Claim (in U.S. dollars or U.S. Dollar Equivalent), bears to (b) the aggregate amount (in U.S. dollars or U.S. Dollar Equivalent) of all Allowed General Unsecured Claims against LATAM Parent that are receiving Class 5a Treatment or Class 5b Treatment under this Plan and Unused Allowed 5b Claims and Unused Allowed 5c Claim, and (v) with respect to any other Allowed Claim, the proportion that such Allowed Claim (in U.S. dollars or U.S. Dollar Equivalent) bears to the aggregate (in U.S. dollars or U.S. Dollar Equivalent) of all Allowed Claims in the applicable Class (or, where applicable, any particular subclass of Allowed Claims to the extent applicable); provided, for the avoidance of doubt, that each Creditor that holds an Allowed Claim against multiple Debtors arising out of the same liability shall be entitled to a single recovery under this Plan on account of such collective Allowed Claims.

Qatar means Qatar Airways Investments (UK) Ltd.

RCF Adequate Protection Stipulation means the Stipulation and Agreed Order Concerning Adequate Protection, ECF No. 1410.

RCF Administrative Agent means Citibank N.A., in its capacity as the administrative agent under the RCF Credit Agreement.

RCF Agents means the RCF Collateral Agents together with the RCF Administrative Agent.

RCF Claims means any Claim against any Debtor on account of, arising from or related to the RCF Credit Agreement or any other RCF Documents, including accrued but unpaid interest, costs, fees and indemnities. RCF Collateral Agents means Wilmington and Banco Citibank S.A., in their respective capacities as the collateral agents under the RCF Documents.

RCF Credit Agreement means that certain Credit and Guaranty Agreement, dated as of March 29, 2016 (as may be amended, restated, supplemented or otherwise modified from time to time), by and among, the RCF Obligors, the RCF Lenders and the RCF Agents.

RCF Documents means the RCF Credit Agreement, the “Loan Documents” as defined in the RCF Credit Agreement, and all related agreements, documents, and instruments delivered or executed in connection with the RCF Facility.

RCF Facility means the credit facility provided under the RCF Credit Agreement.

RCF Guarantors means TAM Linhas Aéreas S.A., Transporte Aéreo S.A., Lan Cargo S.A, Tordo Aircraft Leasing Trust, Quetro Aircraft Leasing Trust and Caiquen Leasing LLC, as guarantors to the RCF Credit Agreement.

RCF Lenders means the syndicate of lenders party to the RCF Credit Agreement from time to time.

RCF Loans means the revolving loans in the aggregate principal amount of $600 million provided by the RCF Lenders under the RCF Facility.

RCF Obligors means the RCF Guarantors together with LATAM Parent acting through its Florida branch, as borrower under the RCF Credit Agreement.

RCF Secured Parties means the RCF Agents, the RCF Lenders, and each other “Secured Party” as defined in the RCF Credit Agreement, in their respective capacities as such.

RCF Tranche A Exit Facility means the revolving credit facility to be provided pursuant to the Modified Existing RCF, which shall be undrawn on the Effective Date.

RCF Tranche A Exit Loans means the revolving commitments under the RCF Tranche A Exit Facility having an initial maximum availability in the aggregate of (x) $600 million less (y) the aggregate principal amount of RCF Loans held by Holders of Class 1 Claims receiving Class 1b Treatment pursuant to Section 3.2(a) of this Plan.

RCF Tranche B Exit Facility means the term loan credit facility to be provided pursuant to the Modified Existing RCF.

RCF Tranche B Exit Loans means the term loans under the RCF Tranche B Exit Facility having an aggregate principal amount equal to the aggregate principal amount of the RCF Loans held by Holders of Class 1 Claims receiving Class 1b Treatment pursuant to Section 3.2(a) of this Plan.

RCF Voting Deadline means May 10, 2022, at 4:00 p.m. (prevailing Eastern Time).

RCF Voting Record Date means May 4, 2022.

Registration Rights Agreement means the registration rights agreement negotiated in good faith between the Commitment Creditors and LATAM Parent, in consultation with the Backstop Shareholders, covering registration of the applicable Plan Securities, to be effective on the Effective Date, binding on those parties as set forth in such agreement filed as an exhibit to the Plan Supplement, as may be amended, restated, supplemented, or otherwise modified, from time to time, and in form and substance acceptable to the Debtors and the Requisite Commitment Creditors.

Reinstated means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Equity Interest entitles the Holder of such Claim or Equity Interest so as to leave such Claim or Equity Interest not Impaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Equity Interest to demand or receive accelerated payment of such Claim or Equity Interest after the occurrence of a default: (i) curing any such default that occurred before, on or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise occurred by the passage of time) of such Claim or Equity Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Equity Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Equity Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Equity Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Equity Interest entitles the Holder.

Reject means with respect to the rejection of this Plan by a Class of Claims or Equity Interests, votes cast (or deemed cast pursuant to an order of the Bankruptcy Court or the applicable provisions of the Bankruptcy Code) against this Plan by the requisite number and principal amount of Allowed Claims or Equity Interests in such Class as set forth in section 1126(c) and 1126(d), respectively, of the Bankruptcy Code.

Rejected Contracts means each of the Executory Contracts and Unexpired Leases rejected pursuant to Article VIII hereof, including those deemed rejected.

Related Person means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former subsidiaries and Affiliates (whether by operation of law or otherwise) and for each of the foregoing: each of their present or former directors and officers, and any Person claiming by or through them, members, partners, equity-holders, employees, representatives, present and former advisors and attorneys, notaries (pursuant to the laws of the United States and any other jurisdiction), auditors, agents and professionals, in each case acting in such capacity, and any Person claiming by or through any of them.

Released Parties means (i) each of the Debtor Released Parties, (ii) the Committee in its capacity as such, (iii) each of the Backstop Parties in their capacity as such, (iv) each of the DIP Secured Parties in their capacity as such, (v) the Eblen Group and CVL, each in their capacity as a party to the Restructuring Support Agreement and each of the Backstop Shareholders in their capacity as such, (vi) each of the Commitment Creditors in their capacity as such, (vii) each of the Prepetition Secured Parties in their capacities as such, (viii) the W&C Creditor Group Parties in their capacities as such, (ix) each agent, lender, or secured party under the Revised RCF Agreement, each in its capacity as such, (x) the Local Bond Trustee, in its capacity as such, (xi) the Joining Local Bondholders, in their capacities as such, and (xii) with respect to each of (ii)-(xi), such Person’s predecessors, successors, assigns and for each of the foregoing, each of their present or former directors and officers, and any Person claiming by or through them, members, partners, equity-holders, employees, representatives, advisors, attorneys, notaries (pursuant to the laws of the United States and any other jurisdiction), auditors, agents and professionals, in each case acting in such capacity, and any Person claiming by or through any of them, for each of the foregoing in their capacity as such.

Releasing Parties means each of the Debtors, the Reorganized Debtors, and any Person seeking to exercise the rights of the Debtors’ Estates, including any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, the Committee and all Related Persons of each of the foregoing.

Reorganized Debtors means the Debtors, in each case, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, including Reorganized LATAM Parent.

Reorganized LATAM Parent means LATAM Parent, or any successor thereto, on or after the Effective Date.

Reorganized LATAM Parent Board means the board of directors of Reorganized LATAM Parent.

Reorganized LATAM Parent Stock means, collectively, the ERO New Common Stock, the Existing Equity Interests and the New Convertible Notes Back-Up Shares.

Requisite Backstop Shareholders means at least two unaffiliated Backstop Shareholders.

Requisite Commitment Creditors means those Commitment Creditors holding greater than 50% in principal amount of the aggregate outstanding principal amount of Allowed Claims against LATAM Parent held by the Commitment Creditors.

Requisite Joining Local Bondholders means, at any given time, Joining Local Bondholders that have not had their respective Local Bondholder Joinder Agreements terminated and that cumulatively hold at least 66 2/3% of the aggregate amount of Local Bonds held by all Joining Local Bondholders that have not had their respective Local Bondholder Joinder Agreements terminated.

Restructuring Documents means, collectively, this Plan and the Plan Supplement, the Disclosure Statement, the Disclosure Statement Supplement, the Disclosure Statement Order, the Disclosure Statement Supplemental Order, the Confirmation Order, the Restructuring Support Agreement, the Backstop Agreements, the order of the Bankruptcy Court approving the Debtors’ entry into the Backstop Agreements, the Registration Rights Agreement, the Exit Notes/Loan Agreement, the Exit RCF Agreement, the Revised RCF Agreement, the Exit Notes/Loan Agreement, the Revised Spare Engine Facility Agreement and the New Plan Notes Documents, the definitive documentation with respect to the ERO Rights Offering and New Plan Notes Offering, the Shareholders’ Agreement, and all other documents, agreements, and instruments, necessary or desirable to implement or consummate this Plan, including those described in Section 1(b) of the Restructuring Support Agreement and any amendments, modifications or supplements to the foregoing.

Restructuring Support Agreement means that certain Restructuring Support Agreement (including all exhibits, schedules, joinders and attachments thereto) filed as an exhibit to the Disclosure Statement (as may be amended, restated, supplemented or otherwise modified in accordance with the provisions therein).

Restructuring Transaction has the meaning set forth in Section 5.7 of this Plan.

Revised RCF Agreement means the credit agreement providing for the Modified Existing RCF pursuant to this Plan, (a) the proposed form of which the Debtors shall deliver to the RCF Administrative Agent at least (5) Business Days before the RCF Voting Deadline, and (b) the material terms of which will be filed prior to the Confirmation Hearing. The material terms of the Revised RCF Agreement filed prior to the Confirmation Hearing and the final form of the Revised RCF Agreement shall be in form and substance acceptable with respect to material terms, including economic terms, and otherwise reasonably acceptable, to (i) the Debtors, (ii) the Requisite Commitment Creditors, (iii) the Backstop Shareholders, and (iv) the arranger, administrative agent and collateral agent(s) under such agreement and each Holder of Class 1 Claims that elects Class 1a Treatment.

Revised RCF Documents means “Loan Documents” as defined in the Revised RCF Agreement.

Revised Spare Engine Facility Agreement means the credit agreement providing for a credit facility to refinance or replace the Spare Engine Facility on the Effective Date pursuant to this Plan, the material terms of which will be filed prior to the Confirmation Hearing, in form and substance (i) acceptable with respect to material terms, including economic terms, to the Debtors, the Requisite Commitment Creditors and the Backstop Shareholders and (ii) otherwise reasonably acceptable to the Debtors, the Requisite Commitment Creditors, the Backstop Shareholders and the arranger, administrative agent and collateral agent(s) under such agreement.

Sales Agent means, with respect to Class 5a Treatment, one or more financial institutions identified by the Debtors or Reorganized Debtors to facilitate the sale of New Convertible Notes Class A that otherwise would have been distributed to Ineligible Holders with Allowed Claims in Class 5 of this Plan.

Scheduled means with respect to any Claim, the status and amount, if any, of such Claim as set forth in the Schedules.

Schedules means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and the Bankruptcy Rules, as such schedules have been or may be further modified, amended or supplemented in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

Secured Claim means any Claim against any Debtor that is (i) secured by a Lien on property in which such Debtor’s Estate has an interest or that is subject to set off under section 553 of the Bankruptcy Code, to the extent of the value of the Holder of Claim’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code or (ii) Allowed as a Secured Claim pursuant to this Plan or a Final Order of the Bankruptcy Court.

Secured Tax Claim means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

Securities Act means the Securities Act of 1933, as amended.

Series A Local Bonds means those local bonds sold by LATAM Parent, as issuer, on the Santiago Stock Exchange on August 17, 2017, which mature on June 1, 2028, and which, as of the Initial Petition Date, the principal nominal amount was $89.2 million8 plus unliquidated amounts including interest, fees, expenses, charges and other obligations.

Series B Local Bonds means those local bonds sold by LATAM Parent, as issuer, on the Santiago Stock Exchange on August 17, 2017, which mature on January 1, 2028, and which, as of the Initial Petition Date, the principal nominal amount was $89.2 million9 plus unliquidated amounts including interest, fees, expenses, charges and other obligations.

Series C Local Bonds means those local bonds sold by LATAM Parent, as issuer, on the Santiago Stock Exchange on August 17, 2017, which mature on June 1, 2022, and which, as of the Initial Petition Date, the principal nominal amount was $65.98 million10 plus unliquidated amounts including interest, fees, expenses, charges and other obligations.

Series D Local Bonds means those local bonds sold by LATAM Parent, as issuer, on the Santiago Stock Exchange on August 17, 2017, which mature on January 1, 2028, and which, as of the Initial Petition Date, the principal nominal amount was $65.98 million11 plus unliquidated amounts including interest, fees, expenses, charges and other obligations.

Series E Local Bonds means those local bonds sold by LATAM Parent, as issuer, on the Santiago Stock Exchange on July 6, 2019, which mature in April 2029, and as of the Initial Petition Date, the principal nominal amount was $178.3 million12 plus unliquidated amounts including interest, fees, expenses, charges and other obligations.

Shareholders’ Agreement has the definition set forth in Section 5.13 hereof.

Short Term Bank Loans means that series of short-term local unsecured bank loans provided by ScotiaBank Chile S.A., Banco del Estado de Chile, HSBC Bank (Chile), and Itaú Corpbanca maturing from May 2020 until September 2020.

[8]	Denominated in UF as UF 2,500,000.
[9]	Denominated in UF as UF 2,500,000.
[10]	Denominated in UF as UF 1,850,000.
[11]	Denominated in UF as UF 1,850,000.
[12]	Denominated in UF as UF 5,000,000.

SOL means those certain Spanish Operating Leases through which aircraft are leased directly to LATAM Parent or TAM Linhas Aéreas S.A.

Spare Engine Facility means the credit facility provided under the Spare Engine Facility Agreement.

Spare Engine Facility Adequate Protection Stipulation means the Stipulation and Agreed Order Concerning Adequate Protection, ECF No. 1072.

Spare Engine Facility Agent means Crédit Agricole Corporate and Investment Bank in its capacity as Agent and Security Agent under the Spare Engine Facility Agreement.

Spare Engine Facility Agreement means that certain Amended and Restated Loan Agreement, dated as of June 29, 2018 (as may be amended, restated, supplemented or otherwise modified from time to time) by and among the Spare Engine Facility Borrower, the Spare Engine Facility Lenders and the Spare Engine Facility Agent.

Spare Engine Facility Borrower means LATAM Parent, acting through its Florida branch, as borrower under the Spare Engine Facility Agreement.

Spare Engine Facility Claims means any Claim against any Debtor on account of, arising from or related to the Spare Engine Facility Agreement or other Spare Engine Facility Documents including accrued but unpaid interest, costs, fees and indemnities.

Spare Engine Facility Documents means the Spare Engine Facility Agreement, the “Loan Documents” as defined in the Spare Engine Facility Agreement, and all related agreements, documents, and instruments delivered or executed in connection with the Spare Engine Facility.

Spare Engine Facility Lenders means the lenders party to the Spare Engine Facility Agreement from time to time.

Spare Engine Facility Secured Parties means the Spare Engine Facility Lenders together with Crédit Agricole Corporate and Investment Bank in its capacity as Spare Engine Facility Agent and Arranger under the Spare Engine Facility Agreement.

SPVs means the various entities incorporated in the Cayman Islands and Delaware, some of which are owned by LATAM Parent.

SPV Financings means the EETC Facilities together with the EX-IM Facilities, ECA Facilities and Aircraft Bank Loans.

Subsequent Debtors means those Affiliates of LATAM Parent who filed their voluntary petitions for relief on July 7 or July 9, 2020, including Piquero Leasing Limited, TAM S.A.; TAM Linhas Aéreas S.A., ABSA Aerolinhas Brasileiras S.A., Prismah Fidelidade Ltda., Fidelidade Viagens e Turismo S.A., TP Franchising Ltda., Holdco I S.A. and Multiplus Corretora de Seguros Ltda.

Subsequent Petition Date means July 7, 2020 or July 9, 2020 as applicable to each Subsequent Debtor.

Subsidiary Equity Interest means any Equity Interest in any Debtor other than LATAM Parent.

Supplemental Bar Date Order means the Order Establishing Supplemental Bar Date for Filing Proofs of Claim Applicable Only to Those Claimants List on Exhibit I, ECF No. 1503.

Supplemental Submission means Supplemental Submission in Furtherance of Debtors’ Motion for Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Granting Superpriority Administrative Expense Claims and (II) Granting Related Relief, ECF No. 1079.

Tax Leases means those tax leasing structures through instruments styled as a SOL, JOL or JOLCO relating to sixteen aircraft leased directly to LATAM Parent or TAM Linhas Aéreas S.A.

Total Allocation Amount means Allocation Distributable Amount minus (i) any fees paid to the Commitment Creditors or Backstop Shareholders in connection with any extension of the End Date of the Backstop Agreements through November 30, 2022, including any Extension Payment (as defined in the Commitment Creditors’ Backstop Agreement)and (ii) an amount equal to all the Plan-related settlements entered into following May 11, 2022 and paid in Cash by the Debtors so long as such settlements are supported by the Requisite Commitment Creditors(and after consultation with the Local Bond Trustee and the Committee).

Total Allocation Amount Class 5a Claim means any Allowed General Unsecured Claim against LATAM Parent that receives Class 5a Treatment or that is an Unused Allowed 5c Claim.

Total Allocation Amount Gross Up means, to the extent the Total Allocation Amount Threshold is a positive number, an amount equal to sum of the Total Allocation Amount Threshold in respect of all Total Allocation Amount Class 5a Claims, which shall be funded by (a) reducing on a Pro Rata basis the Total Allocation Amount that otherwise would be paid to the New Convertible Notes Class C Backstop Parties on account of their Allowed General Unsecured Claims against LATAM Parent receiving Class 5b Treatment and, to the extent such reduction does not equal the Total Allocation Amount Threshold, (b) reducing the aggregate amount of the Backstop Payment (as defined in the Commitment Creditors Backstop Agreement) payable to the Backstop Parties under the Commitment Creditors Backstop Agreement. For the avoidance of doubt, the sum of Total Allocation Amount Unused Allowed 5b Claim Gross Up and the Total Allocation Amount Gross Up, in the aggregate, shall not exceed the sum of (a) the Total Allocation Amount that otherwise would be paid to the New Convertible Notes Class C Backstop Parties on account of their Allowed General Unsecured Claims against LATAM Parent receiving Class 5b Treatment and (b) the aggregate amount of the Backstop Payment (as defined in the Commitment Creditors Backstop Agreement) payable to New Convertible Notes Class C Backstop Parties under the Commitment Creditors Backstop Agreement.

Total Allocation Amount Threshold means, with respect to each Total Allocation Amount Class 5a Claim, an amount in Cash equal to (A) the product of (x) 0.04875 and (y) such Total Allocation Amount Class 5a Claim, less (B) an amount equal to the Pro Rata share of the Total Allocation Amount distributable to such Total Allocation Amount Class 5a Claim under this Plan.

Total Allocation Amount Unused Allowed 5b Claim Gross Up means, to the extent the Total Allocation Amount Unused Allowed 5b Claim Threshold is a positive number, an amount equal to sum of the Total Allocation Amount Unused Allowed 5b Claim Threshold in respect of all Unused Allowed 5b Claims, which shall be funded by (a) reducing on a Pro Rata basis the Total Allocation Amount that otherwise would be paid to the New Convertible Notes Class C Backstop Parties on account of their Allowed General Unsecured Claims against LATAM Parent receiving Class 5b Treatment and, to the extent such reduction does not equal the Total Allocation Amount Threshold, (b) reducing the aggregate amount of the Backstop Payment (as defined in the Commitment Creditors Backstop Agreement) payable to the Backstop Parties under the Commitment Creditors Backstop Agreement. For the avoidance of doubt, the sum of Total Allocation Amount Unused Allowed 5b Claim Gross Up and the Total Allocation Amount Gross Up, in the aggregate, shall not exceed the sum of (a) the Total Allocation Amount that otherwise would be paid to the New Convertible Notes Class C Backstop Parties on account of their Allowed General Unsecured Claims against LATAM Parent receiving Class 5b Treatment and (b) the aggregate amount of the Backstop Payment (as defined in the Commitment Creditors Backstop Agreement) payable to New Convertible Notes Class C Backstop Parties under the Commitment Creditors Backstop Agreement.

Total Allocation Amount Unused Allowed 5b Claim Threshold means, with respect to each Unused Allowed 5b Claim, an amount in Cash equal to (A) the product of (x) 0.024375 and (y) such Unused Allowed 5b Claim, less (B) an amount equal to the Pro Rata share of the Total Allocation Amount distributable to such Unused Allowed 5b Claim under this Plan.

Transfer means, with respect to any security or the right to receive a security or to participate in any offering of any security, the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in or other disposition of such security or right or the beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing. The term “constructive sale” for purposes of this definition means (i) a short sale with respect to such security or right, (ii) entering into or acquiring an offsetting derivative contract with respect to such security or right, (iii) entering into or acquiring a futures or forward contract to deliver such security or right or (iv) entering into any transaction that has substantially the same effect as any of the foregoing. The term “beneficially owned” or “beneficial ownership” as used in this definition shall include, with respect to any security or right, the beneficial ownership of such security or right by a Person and by any direct or indirect subsidiary of such Person.

Treatment Objection has the meaning set forth in Section 8.12 of this Plan.

UF means Unidades de Fomento, the daily indexed Chilean peso-denominated monetary unit that takes into account the effect of the Chilean inflation rate.

Unexpired Lease means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

Unimpaired means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

Unused Allowed 5b Claims has the meaning set forth in Section 3.2(e) of this Plan.

Unused Allowed 5c Claims has the meaning set forth in Section 3.2(e) of this Plan.

U.S. Dollar Equivalent means the amount of U.S. dollars obtained by converting any Claim not in U.S. dollars into U.S. dollars at the opening rate for the purchase of U.S. dollars as published in Bloomberg News (or, if Bloomberg News did not publish the rate or if such information is no longer available, such published sources as may be selected in good faith by the Debtors) on one of the following dates, as applicable: (i) with respect to an Allowed amount of a Claim or a Pro Rata share of Allowed Claims, the Petition Date; or (ii) with respect to a distribution on or after the Effective Date, one day before the date of such distribution.

U.S. Trustee means the United States Trustee appointed under section 581 of title 28 of the United States Code to serve in the Southern District of New York.

Voting Deadline means, as applicable to each Claim, the General Voting Deadline or the RCF Voting Deadline (in each case as may have been or may be extended in accordance with the Disclosure Statement Order or Supplemental Disclosure Statement Order).

Voting Record Date means, as applicable to each Claim, the General Voting Record Date, the Local Bonds Voting Record Date or the RCF Voting Record Date.

W&C means White & Case LLP.

W&C Creditor Group Fees means the reasonable and documented fees, expenses, disbursements and other costs incurred in connection with the Chapter 11 Cases through January 12, 2022 by the Ad Hoc Group of LATAM Bondholders, up to a maximum aggregate amount of $15,000,000, including, but not limited to fees, expenses and disbursements incurred by W&C, Moelis and any other attorneys engaged by the Ad Hoc Group of LATAM Bondholders (or on its behalf) or financial advisors representing the Ad Hoc Group of LATAM Bondholders to be paid by the Debtors to W&C (in their capacity as counsel for the Ad Hoc Group of LATAM Bondholders) in accordance with the W&C Creditor Group Joinder Agreements and this Plan; provided, however, in the event that any W&C Creditor Group Joinder Agreement is terminated by the Debtors in accordance with Section 7(b) of such W&C Creditor Group Joinder Agreement, to the extent W&C Creditor Group Fees are still payable in accordance with other W&C Creditor Group Joinder Agreements or this Plan, W&C shall not reimburse such W&C

Creditor Group Party whose W&C Creditor Group Joinder Agreement has been terminated by the Debtors and the amount of the W&C Creditor Group Fees payable by the Debtors pursuant to the W&C Creditor Group Joinder Agreements or under this Plan shall be reduced by the portion of W&C Creditor Group Fees that would otherwise payable or reimbursable to such W&C Creditor Group Party that was party to such terminated W&C Creditor Group Joinder Agreement or payable to any legal counsel or financial advisor to the Ad Hoc Group of LATAM Bondholders on such W&C Creditor Group Party’s behalf. For the avoidance of doubt, upon termination of all W&C Creditor Group Joinder Agreements pursuant to Section 7(b)(ii)(2) of the respective W&C Creditor Group Joinder Agreements, the Debtors shall not be required to pay any W&C Creditor Group Fees incurred.

W&C Creditor Group Joinder Agreement means each of those certain joinder agreements to the Restructuring Support Agreement executed and delivered to the Debtors on or about February 10, 2022 by each of the Initial W&C Creditor Group Parties and any joinder agreement executed and delivered to the Debtors by any successor or assign to any W&C Creditor Group Party in accordance with the terms of its respective W&C Creditor Group Joinder Agreement, each substantially similar in form and substance to the joinder agreement attached as Exhibit F- 2 to the Restructuring Support Agreement.

W&C Creditor Group Parties means the Initial W&C Creditor Group Parties, and any successor or assign to any of the foregoing entities’ rights and obligations under the Restructuring Support Agreement in accordance with the terms of its respective W&C Creditor Group Joinder Agreement.

W&C Initial Creditor Group Fees means the reasonable and documented fees, expenses, disbursements and other costs of counsel retained by or on behalf of the Ad Hoc Group of LATAM Bondholders capped at W&C, one conflicts counsel, one Chilean counsel, one Cayman counsel, and, subject to approval by the Debtors, any additional counsel retained by or on behalf of the Ad Hoc Group of LATAM Bondholders, collectively incurred by the Ad Hoc Group of LATAM Bondholders from (i) January 13, 2022 through the later of the entry of the Confirmation Order and resolution of any applicable appeals, and (ii) after the later of the entry of the Confirmation Order and resolution of any applicable appeals, through the Effective Date, subject to a cap to be mutually agreed by the Debtors and W&C; in the case of the foregoing (i) and (ii) for (a) the negotiation and execution of the W&C Creditor Group Joinder Agreements and related documents executed by the Initial W&C Creditor Group Parties and (b) the approval of the Disclosure Statement and the Approved Plan, (c) fees incurred in filing any affirmative, responsive or defensive pleadings in opposition to any motion, claim, application, objection, adversary proceeding or other pleading made by any person or entity relating to or otherwise challenging the allowance or treatment of any Joining Party’s Participating Claims as contemplated by the Restructuring Term Sheet, including with respect to the Objection of the Official Committee of Unsecured Creditors to Claim Asserted by LATAM Finance Ltd. [ECF No. 4043], and (d) taking any other action at the request of the Debtors, as described in Section 4.01(a)(6) of the Restructuring Support Agreement, to be paid by the Debtors to W&C (in their capacity as counsel for the Initial W&C Creditor Group Parties); provided, however, in the event that any W&C Creditor Group Joinder Agreement is terminated by the Debtors in accordance with Section 7(b) of such W&C Creditor Group Joinder Agreement, to the extent that W&C Initial Creditor Group Fees are still payable in accordance with other W&C Creditor Group

Joinder Agreements or this Plan, W&C shall not reimburse such W&C Creditor Group Party whose W&C Creditor Group Joinder Agreement has been terminated by the Debtors and the amount of the W&C Initial Creditor Group Fees payable by the Debtors under this Plan shall be reduced by the portion of W&C Initial Creditor Group Fees that was actually paid by such W&C Initial Creditor Group Party that was party to such terminated W&C Creditor Group Joinder Agreement to W&C or other legal counsel to the Ad Hoc Group of LATAM Bondholders. W&C shall provide the Debtors with the following information with respect to the W&C Initial Creditor Group Fees: (a) monthly fee statements of W&C and any other legal counsel seeking payment under this provision fifteen (15) days after the end of each calendar month, (b) a “flash” report every two weeks of fees incurred during the prior two-week period (as reflected on the billing system of W&C and any other legal counsel seeking payment under this provision) and (c) good faith estimates, as reasonably requested by the Debtors, of fees incurred or to be incurred with respect to a specific matter. For the avoidance of doubt, upon termination of all W&C Creditor Group Joinder Agreements pursuant to Section 7(b)(ii)(2) of the respective W&C Creditor Group Joinder Agreements, the Debtors shall not be required to pay any W&C Initial Creditor Group Fees incurred after such termination.

Wilmington means Wilmington Trust Company.

1.2 Exhibits to this Plan.

All Exhibits, including those in the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein. Holders of Claims and Equity Interests may obtain a copy of the Exhibits, including those in the Plan Supplement, upon written request to the Debtors. The Exhibits, including those in the Plan Supplement, may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours, obtained by written request to counsel to the Debtors or obtained on the website of the Debtors’ claims and noticing agent at http://cases.primeclerk.com/LATAM.

1.3 Rules of Interpretation and Computation of Time.

For purposes of this Plan, unless otherwise provided herein:

(a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural;

(b) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified or supplemented in accordance with this Plan;

(c) any reference to a Person as a Holder of a Claim or Equity Interest includes that Person’s successors and assigns;

(d) unless otherwise specified herein, all references in this Plan to Sections and Articles are references to Sections and Articles of this Plan;

(e) unless otherwise specified herein, the words “herein,” “hereunder,” “hereof” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan;

(f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan;

(g) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release or other agreement or document entered into in connection with and pursuant to this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules;

(h) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”;

(i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply to this Plan; and

(j) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

In the event of an actual conflict between the consent and consultation rights set forth in the Restructuring Support Agreement, on the one hand, and this Plan, on the other, the consent and consultation rights set forth in the Restructuring Support Agreement shall control; provided that the foregoing shall not apply with respect to the consultation rights afforded the Backstop Local Bondholders and the Committee under the definition of “Total Allocation Amount” under this Plan and furthermore shall not limit any additional consent or consultation rights granted in this Plan. In the event of an inconsistency between this Plan and the Disclosure Statement or the Disclosure Statement Supplement, the terms of this Plan shall control in all respects. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Restructuring Support Agreement and this Plan, except with respect to consent and consultation rights and approvals as set forth above, this Plan shall control. In the event of an inconsistency between the Backstop Agreements (as approved by the Backstop Order) and this Plan, the Backstop Agreements (as approved by the Backstop Order) shall control. In the event of an inconsistency between the Confirmation Order and this Plan, the Confirmation Order shall control. In the event of an inconsistency between the Confirmation Order and the Backstop Order, the Confirmation Order shall control.

ARTICLE II

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

All Claims, except Administrative Expense Claims, Priority Tax Claims, Other Priority Claims and DIP Claims are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, Other Priority Claims and DIP Claims have not been classified as described below.

A Claim or an Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Equity Interest falls within the description of such other Classes. A Claim or Equity Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Equity Interest is an Allowed Claim or Equity Interest in that Class and such Claim or Equity Interest has not been paid, released or otherwise settled prior to the Effective Date.

2.1 Unclassified Claims Against All Debtors

The following constitute unclassified Claims that are Unimpaired and, therefore, not entitled to vote on this Plan:

(i) Administrative Expense Claims;

(ii) Priority Tax Claims;

(iii) Other Priority Claims; and

(iv) DIP Claims.

2.2 Classification of Claims Against All Debtors and Equity Interests in Debtors

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of confirmation by acceptance of this Plan by an Impaired Class of Claims; provided, however, that in the event no Holder of a Claim with respect to a specific Class for a particular Debtor timely submits a Ballot that complies with the Disclosure Statement Order and the Disclosure Statement Supplemental Order indicating acceptance or rejection of this Plan, such Class will be presumed to have Accepted this Plan. The Debtors may seek confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Equity Interests.

The following chart assigns a number to each Class of Claims and Equity Interests for purposes of identifying such Class. The classification and treatment of Classes of Claims and Equity Interests is consistent for each Debtor, but for certain of the Debtors, there are no Claims or Equity Interests, as applicable, in one or more Classes of Claims or Equity Interests, and such Classes shall be treated as set forth in Article III of this Plan.

Summary of Classification of Claims and Equity Interests

Class	Claim	Status	Voting Rights Pursuant to Section 1126 of the Bankruptcy Code

1	RCF Claims	Impaired	Entitled to Vote

2	Spare Engine Facility Claims	Unimpaired	Presumed to Accept

3	Other Secured Claims	Unimpaired	Presumed to Accept

4	LATAM 2024/2026 Bond Claims	Unimpaired	Presumed to Accept

5	General Unsecured Claims against LATAM Parent	Impaired	Entitled to Vote

6	General Unsecured Claims against each Debtor other than LATAM Parent, Piquero Leasing Limited and LATAM Finance Ltd.	Unimpaired	Presumed to Accept

7	General Unsecured Claim against Piquero Leasing Limited	Impaired	Entitled to Vote

8	Litigation Claims	Unimpaired	Presumed to Accept

9	Intercompany Claims	Unimpaired	Presumed to Accept

10	Equity Interests in LATAM Parent	Impaired	Deemed to Reject pursuant to Section 1126(g) of the Bankruptcy Code

11	Equity Interests in each Debtor other than LATAM Parent	Unimpaired	Presumed to Accept pursuant to Section 1126(f) of the Bankruptcy Code

ARTICLE III

TREATMENT OF CLAIMS AND EQUITY INTERESTS

3.1 Unclassified Claims

(a) Administrative Expense Claims Generally. Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Allowed Administrative Expense Claim shall be paid in full by the Disbursing Agent, at the election of the Disbursing Agent (i) in Cash, in such amount as is incurred in the ordinary course of business by the Debtors, or in such amount as such Administrative Expense Claim is Allowed by the Bankruptcy Court upon the later of the Initial Distribution Date or the date upon which there is a Final Order allowing such Administrative Expense Claim, (ii) upon such other terms as may exist in the ordinary course of the Debtors’ business, or (iii) upon such other terms as may be agreed upon in writing between the Holder of such Allowed Administrative Expense Claim and the Disbursing Agent, in each case in full satisfaction, settlement, discharge and release of such Allowed Administrative Expense Claim. For the avoidance of doubt, any Allowed Administrative Expense Claims held by the IRS shall be paid in full on the Effective Date.

(b) Professional Fees.

(i) Professional Fee Escrow Amount. Professionals shall estimate in good faith their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services compensable by the Debtors’ Estates before and as of the Effective Date and shall deliver such reasonable, good faith estimate to the Debtors no later than five (5) Business Days prior to the Effective Date.

(ii) Professional Fee Escrow Account. As soon as reasonably practicable after the Confirmation Date, and no later than one (1) Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order or approval of the Bankruptcy Court.

(iii) Final Fee Applications. All final requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court by the Professional Fees Bar Date. Such requests shall be filed with the Bankruptcy Court and served as required by the Case Management Order. The objection deadline relating to the final requests shall be 4:00 p.m. (prevailing Eastern Time) on the date that is fourteen (14) days after the filing deadline. If no objections are timely filed and properly served in accordance with the Case Management Order with respect to a given request, or all timely objections are subsequently resolved, such Professional shall submit to the Bankruptcy Court for consideration a proposed order approving the Professional Fee Claim as an Allowed Administrative Expense Claim in the amount requested (or in the amount otherwise agreed), and the order may be entered without a hearing or further notice to any party. The Allowed amounts of any Professional Fee Claims subject to unresolved timely objections shall be determined by the Bankruptcy Court at a hearing to be held no sooner than ten (10) days after the objection deadline. All distributions on account of Allowed Professional Fee Claims shall be made as soon as reasonably practicable after such

Claims become Allowed. Notwithstanding anything to the contrary herein (except for Section 3.1(g)), the provisions regarding the reimbursement of the Backstop Local Bondholder Fees, W&C Creditor Group Fees, W&C Initial Creditor Group Fees and the professional fees and expenses of the Commitment Creditors and Backstop Shareholders as set forth in the Restructuring Support Agreement and the Backstop Agreements, respectively, shall continue through the Effective Date and, for the avoidance of doubt, such professionals shall not be required to file any request for payment of such amounts, and the payment of such amounts shall not be subject to the approval process otherwise described in this paragraph or any other approval applicable to Allowed Professional Fee Claims.

(iv) Payment of Interim Amounts. Professionals shall be paid pursuant to the “Monthly Statement” process set forth in the Interim Compensation Order with respect to all calendar months ending prior to the Confirmation Date.

(v) Post-Confirmation Date Fees. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors and Reorganized Debtors may employ and pay all Professionals in the ordinary course of business (including with respect to the month in which the Confirmation Date occurred) without any further notice to, action by or order or approval of the Bankruptcy Court or any other party.

(c) Priority Tax Claims. The legal, equitable and contractual rights of the Holders of Allowed Priority Tax Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, in full satisfaction, settlement, discharge and release of such Allowed Priority Tax Claim, at the election of the Disbursing Agent, each Holder of such Allowed Priority Tax Claim shall receive: (a) Cash equal to the amount of such Allowed Priority Tax Claim; (b) such other less favorable treatment as to which the Disbursing Agent and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; or (c) for every Priority Tax Claim, such other treatment that complies with section 1129(a)(9)(C) of the Bankruptcy Code and such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code; provided, for the avoidance of doubt, the Priority Tax Claims held by the IRS shall be paid (x) in full over five years from the Petition Date pursuant to Section 1129(a)(9)(C) of the Bankruptcy Code and (y) shall be paid in equal amounts on a monthly basis, including interest on the amounts payable thereafter, pursuant to 26 U.S.C. 6621, with the first payment to be made on or before the date which is thirty (30) days after the Effective Date. On the Effective Date, the Liens (if any) securing any Priority Tax Claims shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person; provided that the foregoing sentence shall not be applicable to the Liens held by the IRS.

(d) Other Priority Claims. The legal, equitable and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Other Priority Claim is an Allowed Other Priority Claim as of the Effective Date or (ii) the date on which such Other Priority Claim becomes an Allowed Claim, in full satisfaction, settlement, discharge and release of such Allowed Other Priority Claim, at the election of the Disbursing Agent, each Holder of such Allowed Other Priority Claim shall receive: (x) Cash equal to the amount of such Allowed Other Priority Claim; or (y) such other less favorable treatment as to which the Disbursing Agent and the Holder of such Allowed Other Priority Claim shall have agreed upon in writing.

(e) DIP Claims.

(i) Allowance of DIP Claims. All DIP Claims shall be deemed Allowed as of the Effective Date in an aggregate amount due and owing under the DIP Credit Agreement including, for the avoidance of doubt, (a) the principal amounts outstanding under the DIP Facility on such date; (b) all interest accrued and unpaid thereon through and including the date of payment; and (c) all accrued fees, costs, expenses, and indemnification obligations payable under the DIP Facility Documents. For the avoidance of doubt, the DIP Claims shall not be subject to any avoidance, reduction, setoff, recoupment, recharacterization, subordination (equitable or contractual or otherwise), counterclaim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.

(ii) Treatment. On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed DIP Claim shall receive, as applicable: (x) such treatment as provided for in the Exit Notes/Loan Agreement to the extent applicable to such Holder of an Allowed DIP Claim, (y) Cash equal to the amount of such Allowed DIP Claim; or (z) such other less favorable treatment as to which the Disbursing Agent and the Holder of such Allowed DIP Claim shall have agreed upon in writing.

(iii) Release of Liens and Discharge of Obligations. Distributions to the Holders of Allowed DIP Claims shall be deemed completed when made to or at the direction of the DIP Agents. Contemporaneously with the foregoing payment, the DIP Facility and the DIP Facility Documents shall be deemed terminated, all Liens on the property of the Debtors and Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, all obligations of the Debtors and/or the Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released and all collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Agents or DIP Lenders. The DIP Agents and the DIP Lenders shall take all actions necessary to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors or the Reorganized Debtors including, for the avoidance of doubt, executing any termination and release of security interests. Notwithstanding any other provision of this Plan, (i) any provision of the DIP Facility Documents governing the DIP Facility that by their terms survive payoff and termination shall survive in accordance with the terms of the DIP Facility Documents and (ii) the provisions of the DIP Facility Documents shall survive to the extent necessary to preserve any rights of the DIP Agents against any money or property distributable to the Holder of Allowed DIP Claims and to appear and be heard in the Chapter 11 Cases or any related proceeding for the purposes of enforcing the obligations owed to the DIP Agent under this Plan.

(iv) Fees and Expenses. To the extent not previously paid by the Debtors during the course of the Chapter 11 Cases, on the Effective Date and thereafter as invoiced, the Debtors shall pay the fees, expenses, disbursements, contribution or indemnification obligations, including attorneys’ and agents’ fees, costs, expenses and disbursements incurred by the DIP Agents and the DIP Lenders, as provided for under the DIP Credit Agreement and the DIP Orders, as applicable. Such fees, costs, expenses, disbursements, contribution or indemnification obligations shall constitute Allowed Administrative Claims. Nothing herein shall require the DIP Agents or DIP Lenders or their respective Professionals to file applications or proofs of claims, or otherwise seek approval of the Bankruptcy Court, as a condition to payment of such Allowed Administrative Claims.

(f) Commitment Creditor Fees and Backstop Shareholder Fees

To the extent not previously paid by the Debtors during the course of the Chapter 11 Cases, and otherwise in accordance with the Backstop Agreements, the Debtors agree that (a) they shall pay to the Backstop Shareholders and Commitment Creditors the Backstop Shareholder Fees and the Commitment Creditor Fees, in each case to the extent properly invoiced, (i) upon Bankruptcy Court approval of each Backstop Agreement, such Backstop Shareholder Fees and Commitment Creditor Fees that are respectively accrued through the date of such approval in full in Cash as soon as practicable thereafter, and in any event within one (1) Business Day thereof, and (ii) following Bankruptcy Court approval of each Backstop Agreement, with respect to such Backstop Shareholder Fees and the Commitment Creditor Fees that are respectively due and payable, each month within ten (10) days of receiving an invoice from such Commitment Creditor or Backstop Shareholder (or their advisors) in full in Cash, (b) on the Effective Date, or such earlier date following entry of the Confirmation Order when payment may become due, they shall pay any such other backstop payments as the Debtors have agreed to pay any of the Backstop Parties pursuant to the Commitment Creditor Backstop Commitment Agreement or the Backstop Shareholder Backstop Commitment Agreement, as applicable, and (c) on the Effective Date they shall pay such Backstop Shareholder Fees to the Backstop Shareholders, such Commitment Creditor Fees to the Commitment Creditors, and the W&C Creditor Group Fees and W&C Initial Creditor Group Fees, in each case that are respectively due and payable in full in Cash and all contribution and indemnification obligations, if any, pursuant to the Restructuring Support Agreement and Backstop Agreements that have been determined in good faith to be valid and owed in full in Cash. The Ad Hoc Group of LATAM Bondholders, W&C Creditor Group Parties, Backstop Shareholders and Commitment Creditors and their respective professionals shall not be required to file applications or Proofs of Claim, or otherwise seek approval of the Bankruptcy Court, as a condition to payment of such Allowed Administrative Claims.

(g) Local Bondholder Fees

The Debtors agree that they shall pay the Local Bondholder Fees in full in Cash as follows: (x) 50% of the Local Bondholder Pre-Confirmation Advisor Fees shall be paid within ten Business Days of entry of the Confirmation Order (excluding any success or completion fee due or that may be due to Alix Partners, LLP), and 50% shall be paid on the Effective Date or as soon as practicable thereafter (including any success or completion fee due or that may be due to Alix Partners, LLP); and (y) Local Bondholder Post-Confirmation Advisor Fees shall be paid on the Effective Date or as soon as practicable thereafter. The Backstop Local Bondholders and the Local Bond Trustee, and each of their respective professionals shall not be required to file applications or Proofs of Claim, or otherwise seek approval of the Bankruptcy Court, as a condition to payment of the Backstop Local Bondholder Fees.

3.2 Treatment of Claims and Interests

Except to the extent lesser treatment is agreed to in writing (email being sufficient) by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Equity Interest, as applicable, each Holder of an Allowed Claim or Allowed Equity Interest, as applicable, shall receive under this Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Equity Interest.

(a) Class 1: RCF Claims.

(i) Classification. Class 1 consists of RCF Claims against each RCF Obligor.

(ii) Allowance. The RCF Claims are Allowed as Secured Claims in an aggregate amount calculated as follows: (x) $600 million plus (y) accrued and unpaid interest up to and including the Effective Date at the rate required under the RCF Adequate Protection Stipulation plus (z) fees, costs, expenses, and other amounts accrued under and in accordance with the RCF Documents, in each case, excluding any interest that the Debtors are not required to pay on a current basis under the RCF Adequate Protection Stipulation. The Allowed RCF Claims and any payments under the RCF Adequate Protection Stipulation shall not be subject to any avoidance, reduction, setoff, recoupment, recharacterization, subordination (equitable, contractual, or otherwise), counterclaim, defense, disallowance, objection, or any challenges under applicable law or regulation.

(iii) Treatment. On the Effective Date, each Holder of an Allowed Class 1 Claim shall receive in full satisfaction, settlement, discharge, and release of its Allowed Class 1 Claim a distribution pursuant to Class 1b Treatment described below, unless (x) such Holder elects Class 1a Treatment or (y) agrees to such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing.

Class 1a Treatment. If a Holder of an Allowed Class 1 Claim elects to receive Class 1a Treatment pursuant to the procedures set forth in the Disclosure Statement Supplemental Order, such Holder of such Allowed Class 1 Claim(s) shall receive (a) a distribution in Cash equal to the Allowed amount of such Claim(s) (solely to the extent not otherwise paid by the Debtors prior to the Effective Date) and (b) its Pro Rata share of the RCF Tranche A Exit Loans.

Class 1b Treatment. If a Holder of an Allowed Class 1 Claim elects to receive Class 1b Treatment pursuant to the procedures set forth in the Disclosure Statement Supplemental Order or does not make any election regarding Class 1a Treatment or Class 1b Treatment, such Holder of such Allowed Class 1 Claim(s) shall receive (a) a distribution in Cash equal to the amount of all interest, fees, costs, and expenses that have been Allowed on account of such Allowed Claim(s) (solely to the extent not otherwise paid by the Debtors prior to the Effective Date) and (b) its Pro Rata share of the RCF Tranche B Exit Loans.

For the avoidance of doubt, the Debtors shall continue to pay all amounts that may come due on or before the Effective Date in accordance with the RCF Adequate Protection Stipulation.

(iv) Voting. Class 1 Claims are Impaired and the Holders of Allowed Class 1 Claims are entitled to vote.

(b) Class 2: Spare Engine Facility Claims.

(i) Classification. Class 2 consists of Spare Engine Facility Claims against the Spare Engine Facility Borrower.

(ii) Allowance. The Spare Engine Facility Claims are Allowed as Secured Claims in the aggregate principal amount of no less than $273,198,686.21 million, plus (x)(i) accrued and unpaid interest up to and including the Effective Date at the rate required under the Spare Engine Facility Adequate Protection Stipulation, plus (ii) interest calculated at the Post-Default Rate (as defined in the Spare Engine Facility Agreement) from and after June 29, 2021 (less any amounts paid under the preceding clause (x)(i)), plus (iii) $2 million, and (y) fees, costs, expenses, and other amounts accrued under and in accordance with the Spare Engine Facility Documents. The Allowed Spare Engine Facility Claims and any payments under the Spare Engine Facility Adequate Protection Stipulation shall not be subject to any avoidance, reduction, setoff, recoupment, recharacterization, subordination (equitable, contractual, or otherwise), counterclaim, defense, disallowance, objection, or any challenges under applicable law or regulation.

(iii) Treatment. On the Effective Date, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement, discharge, and release of its Allowed Class 2 Claim (x) Cash equal to the amount of such Allowed Class 2 Claim in connection with the refinancing of the Spare Engine Facility Claims pursuant to the terms of the Revised Spare Engine Facility Agreement or (y) such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing.

For the avoidance of doubt, the Debtors shall continue to pay all amounts that may come due on or before the Effective Date in accordance with the Spare Engine Facility Adequate Protection Stipulation.

(iv) Voting. Class 2 Claims are Unimpaired and the Holders of Allowed Class 2 Claims are conclusively presumed to have Accepted this Plan pursuant to section 1126 of the Bankruptcy Code and are therefore not entitled to vote.

(c) Class 3: Other Secured Claims.

(i) Classification. Class 3 consists of Other Secured Claims against each Debtor.

(ii) Treatment. Effective as of the later of (i) the Effective Date or (ii) the date such Class 3 Claim becomes Allowed or as soon as reasonably practicable thereafter, at the discretion of the Debtors or the Reorganized Debtors, (x) each Allowed Class 3 Claim shall be Reinstated (as amended and extended to the extent agreed to in writing by the Holder of such Allowed Class 3 Claim); (y) each Holder of an Allowed Class 3 Claim shall receive such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; or (z) each Holder of an Allowed Class 3 Claim shall receive such other treatment such that the applicable Allowed Class 3 Claim will be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(iii) Voting. Class 3 Claims are Unimpaired and the Holders of Allowed Class 3 Claims are conclusively presumed to have Accepted this Plan pursuant to section 1126 of the Bankruptcy Code and are therefore not entitled to vote.

(d) Class 4: LATAM 2024/2026 Bond Claims Against LATAM Finance and LATAM Parent.

(i) Classification. Class 4 consists of LATAM 2024 Bond Claims and LATAM 2026 Bond Claims against LATAM Finance and LATAM Parent.

(ii) Treatment. Effective as of the later of (i) the Effective Date or (ii) the date such Class 4 Claim becomes Allowed or as soon as reasonably practicable thereafter, at the discretion of the Debtors or Reorganized Debtors, each Holder of an Allowed LATAM 2024 Bond Claim and LATAM 2026 Bond Claim shall receive, in full satisfaction, settlement, discharge and release of its Allowed Class 4 Claim, (x) a distribution in Cash of its Pro Rata share of the LATAM International Bond Claim Amount; (y) such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 4 Claim shall have agreed upon in writing or (z) such other treatment that the applicable Allowed Class 4 Claim will be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(iii) Voting. Class 4 Claims are Unimpaired and the Holders of Allowed Class 4 Claims are conclusively presumed to have Accepted this Plan pursuant to section 1126 of the Bankruptcy Code and are therefore not entitled to vote. 13

(e) Class 5: General Unsecured Claims Against LATAM Parent.

(i) Classification. Class 5 consists of General Unsecured Claims against LATAM Parent.

(ii) Treatment. On the Effective Date or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed General Unsecured Claim against LATAM Parent shall receive in full satisfaction, settlement, discharge and release of its

[13]

Class 4 is Unimpaired. The Holders of LATAM 2024 Bond Claims and LATAM 2026 Bond Claims are deemed to have voted to Accept this Plan. Notwithstanding the foregoing, the Debtors have agreed to provisionally solicit the votes of Holders of Claims in Class 4 in the manner and to the extent provided in the Disclosure Statement Order.

Allowed Class 5 Claim a distribution pursuant to Class 5a Treatment described below, unless such Holder (excluding any Ineligible Holders) opts into Class 5b Treatment or Class 5c Treatment. For the avoidance of doubt, such election into Class 5b Treatment shall apply to all of such Holder’s General Unsecured Allowed Claims against LATAM Parent, consistent with the provisions below. For the further avoidance of doubt, a Holder who elects into Class 5c Treatment is not required to elect into Class 5c all of such Holder’s General Unsecured Allowed Claims against LATAM Parent.

Class 5a Treatment. Effective as of the Effective Date, on the Effective Date or as soon as reasonably practicable after the Effective Date, each Holder of Allowed General Unsecured Claims against LATAM Parent (excluding Participating Holders of General Unsecured Claims and Ineligible Holders) shall receive, in full satisfaction, settlement, discharge and release of its Allowed Class 5 Claim (x) (A) its Pro Rata share of New Convertible Notes Class A, subject to reduction by the subscription and purchase of New Convertible Notes Class A by Eligible Equity Holders during the New Convertible Notes Preemptive Rights Offering Period, (B) its Pro Rata share of the New Convertible Notes Class A Preemptive Rights Proceeds (if any) in an amount up to the Allowed Class 5a Treatment Cash Amount, (C) its Pro Rata share of the Total Allocation Amount, and (D) its Pro Rata share of the Total Allocation Amount Gross Up (if any); or (y) such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 5 Claim shall have agreed upon in writing. Each Holder of an Allowed General Unsecured Claim against LATAM Parent that is an Ineligible Holder shall receive, in lieu of the distribution in clause (x)(A) above, a distribution of Cash in respect of their Allowed Class 5 Claim equal to (A) their Pro Rata share of the Net Sale Proceeds in respect of the New Convertible Notes Class A such Ineligible Holder would be entitled to receive under this Plan if it were not an Ineligible Holder. No more than ninety (90) days after the Effective Date, New Convertible Notes Class A that would otherwise be distributed to Ineligible Holders will be sold by the Sales Agent in one or more block trades or otherwise in a manner intended to maximize the sale proceeds from such sale and such sale proceeds shall be distributed for Ineligible Holders Pro Rata as soon as practical thereafter. For the avoidance of doubt, any costs associated with the Sales Agent’s sale of such Convertible Notes Class A as provided for herein shall be borne by the Reorganized Debtors.

Class 5b Treatment. Effective as of the Effective Date, on, or as soon as reasonably practicable after, the Initial Distribution Date, each Participating Holder of General Unsecured Claims (including New Convertible Notes Class C Unsecured Creditors and the New Convertible Notes Class C Backstop Parties) shall receive, in full satisfaction, settlement, discharge and release of its Allowed Class 5 Claim, (x) (A) its Pro Rata share of the GUC New Convertible Notes Class C Distribution, and (B) its Pro Rata share of the Total Allocation Amount; or (y) such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 5 Claim shall have agreed upon in writing, provided that in accordance with the Commitment Creditors Backstop Agreement, the New Convertible Notes Class C Backstop Parties shall also be allocated the Direct Allocation Amount.

To the extent of any Allowed Class 5 Claims held by Participating Holders of General Unsecured Claims which have not been settled in connection with the GUC New Convertible Notes Class C Distribution or the Direct Allocation Amount (including with respect to the New Convertible Notes Class C backstop commitment) (the “Unused Allowed 5b Claims”), each such affected Holder shall receive in settlement of such Unused Allowed 5b Claims: (x) (1) its Pro Rata share of Convertible Notes Class A, (2) its Pro Rata share of New Convertible Notes Class A Preemptive Rights Proceeds up to the Allowed Class 5a Treatment Cash Amount, (3) its Pro Rata Share of the Total Allocation Amount and (4) such Holder’s Pro Rata share of the Total Allocation Amount Unused Allowed 5b Claim Gross Up (if any), in each case to the extent of any of its Unused Allowed 5b Claims; or (y) such other less favorable treatment as to which the Debtors and the Holder of such Unused Allowed 5b Claim shall have agreed upon in writing. For the avoidance of doubt, the treatment of such Unused Allowed 5b Claims shall be on the same terms and Conversion Ratio applicable to Holders of General Unsecured Claims who do not elect Class 5b or 5c Treatment. For the avoidance of doubt, no Ineligible Holder shall be able to become a Participating Holder of a General Unsecured Claim.

Class 5c Treatment. Effective as of the Effective Date, on, or as soon as reasonably practicable after, the Initial Distribution Date, each New Local Notes Unsecured Creditor (and, in the case of New Local Notes Unsecured Creditors who are Holders of Local Bonds, Holders of Eligible Local Bonds) shall receive, in full satisfaction, settlement, discharge and release of its Allowed Class 5 Claim (x) its Pro Rata share of the New Local Notes or (y) such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 5 Claim shall have agreed upon in writing.

To the extent of any Allowed Class 5 Claims held by New Local Notes Unsecured Creditors which have not been settled in connection with the distribution of the New Local Notes (the “Unused Allowed 5c Claims”), each such affected Holder shall receive in settlement of such Unused Allowed 5c Claims: (x) (1) its Pro Rata share of Convertible Notes Class A, (2) its Pro Rata share of New Convertible Notes Class A Preemptive Rights Proceeds up to the Allowed Class 5a Treatment Cash Amount, (3) its Pro Rata share of the Total Allocation Amount, and (4) its Pro Rata share of the Total Allocation Amount Gross Up (if any), in each case to the extent of any of its Unused Allowed 5c Claims; or (y) such other less favorable treatment as to which the Debtors and the Holder of such Unused Allowed 5c Clam shall have agreed upon in writing. For the avoidance of doubt, the treatment of such Unused Allowed 5c Claims shall be on the same terms and Conversion Ratio applicable to Holders of General Unsecured Claims who do not elect Class 5b or 5c Treatment. For the avoidance of doubt, no Ineligible Holder shall be able to become a New Local Notes Unsecured Creditor.

For the avoidance of doubt, (i) each Allowed General Unsecured Claim against LATAM Parent receiving Class 5a Treatment under this Plan (and Unused Allowed Class 5c Claims) shall receive a Pro Rata share of the Total Allocation Amount Gross Up in the event such Claim’s Pro Rata share of the Total Allocation Amount is less than 4.875% of the face amount of such Allowed Claim and (ii) each Unused Allowed Class 5b Claims shall receive a Pro Rata share of the Total Allocation Amount Unused Allowed 5b Claim Gross Up in the event such Claim’s Pro Rata share of the Total Allocation Amount is less than 2.4375% of the face amount of such Unused Allowed 5b Claim.

For the avoidance of doubt, the IRS will be deemed to be an Ineligible Holder and accordingly, any Allowed Class 5 Claims held by the IRS shall be paid in Cash in accordance with the procedures for distributions to Ineligible Holders provided for in this Plan.

(iii) Voting. Class 5 Claims are Impaired and the Holders of Allowed Class 5 Claims are entitled to vote.

(f) Class 6: General Unsecured Claims Against Debtors Other Than LATAM Parent, Piquero Leasing Limited and LATAM Finance.

(i) Classification. Class 6 consists of General Unsecured Claims against Debtors other than LATAM Parent, Piquero Leasing Limited and LATAM Finance.

(ii) Treatment. On the Effective Date or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed General Unsecured Claim against a Debtor other than LATAM Parent, Piquero Leasing Limited or LATAM Finance shall receive, in full satisfaction, settlement, discharge and release of its Allowed Class 6 Claim, (x) Cash equal to the amount of such Allowed Class 6 Claim; (y) such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 6 Claim shall have agreed upon in writing or (z) such other treatment such that the applicable Allowed Class 6 Claim will be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(iii) Voting. Class 6 Claims are Unimpaired and the Holders of Allowed Class 6 Claims are conclusively presumed to have Accepted this Plan pursuant to section 1126 of the Bankruptcy Code and are therefore not entitled to vote.

(g) Class 7: General Unsecured Claim Against Piquero.

(i) Classification. Class 7 consists of the General Unsecured Claim against Piquero.

(ii) Treatment. On the Effective Date or as soon as reasonably practicable after the Effective Date, the Holder of the Allowed General Unsecured Claim against Piquero shall receive, in full satisfaction, settlement, discharge and release of such Claim, (x) the Piquero Consideration or (y) such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 7 Claim shall have agreed upon in writing.

(iii) Voting. The Class 7 Claim is Impaired and the Holder of the Allowed Class 7 Claim is entitled to vote.

(h) Class 8: Litigation Claims Against All Debtors.

(i) Classification. Class 8 consists of Litigation Claims against each Debtor.

(ii) Treatment. On the Effective Date or as soon as reasonably practicable after the Effective Date, (i) each Allowed Class 8 Claim shall be Reinstated and paid in the ordinary course if and when finally resolved under applicable local law or (ii) each Holder of an Allowed Class 8 Claim shall receive such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 8 Claim shall have agreed upon in writing. For the avoidance of doubt, the Reinstatement of Allowed Class 8 Claims shall be without prejudice to the rights, claims and defenses of the Debtors and/or Reorganized Debtors pursuant to all applicable non-bankruptcy law.

(i) Voting. Class 8 Claims are Unimpaired and the Holders of Allowed Class 8 Claims are conclusively presumed to have Accepted this Plan pursuant to section 1126 of the Bankruptcy Code and are therefore not entitled to vote.

(j) Class 9: Intercompany Claims.

(i) Classification. Class 9 consists of Intercompany Claims at each Debtor.

(ii) Treatment. On the Effective Date or, if such Claim is subsequently Allowed, then the date such Class 9 Claim becomes Allowed or as soon as reasonably practicable thereafter, each Allowed Class 9 Claim shall be Reinstated.

(iii) Voting. Class 9 Claims are Unimpaired and the Holders of Allowed Class 9 Claims are deemed to have Accepted this Plan pursuant to section 1126 of the Bankruptcy Code and are therefore not entitled to vote.

(k) Class 10: Existing Equity Interests in LATAM Parent.

(i) Classification. Class 10 consists of Existing Equity Interests in LATAM Parent.

(ii) Treatment. Existing Equity Interests in LATAM Parent shall be retained and reinstated subject to the dilution referred to below. No distribution shall be made under this Plan in respect of Existing Equity Interests in LATAM Parent. On the Effective Date, Holders of Existing Equity Interests in LATAM Parent shall be substantially diluted by the issuance of ERO New Common Stock and the New Convertible Notes Back-Up Shares pursuant to this Plan, including upon any conversion of the New Convertible Notes into equity, such that they hold no more than 0.1% of the common stock in LATAM Parent in respect of such interests.

(iii) Voting. Class 10 Claims are Impaired and the Holders of Allowed Class 10 Interests are deemed to Reject this Plan pursuant to section 1126 of the Bankruptcy Code and are therefore not entitled to vote.

(l) Class 11: Equity Interests in Debtors Other Than LATAM Parent.

(i) Classification. Class 11 consists of Equity Interests in Debtors other than LATAM Parent.

(ii) Treatment. On the Effective Date, (i) Equity Interests in Debtors other than LATAM Parent shall be preserved and Reinstated so as to maintain the organizational structure of the Debtors as such structure exists on the Effective Date or (ii) each Holder of an Allowed Class 11 Claim shall receive such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 11 Interest shall have agreed upon in writing.

(iii) Voting. Class 11 Claims are Unimpaired and the Holders of Allowed Class 11 Claims are conclusively presumed to have Accepted this Plan pursuant to section 1126 of the Bankruptcy Code and are therefore not entitled to vote.

3.3 Special Provision Regarding Unimpaired Claims

Except as otherwise provided in this Plan, nothing under this Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights with respect to legal and equitable defenses, including setoff or recoupment, against any such Unimpaired Claim.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THIS PLAN

4.1 Impaired Classes of Claims Entitled to Vote

Holders of Claims in Classes 1, 5 and 7 are entitled to vote to Accept or Reject this Plan as provided in the Disclosure Statement Order, the Disclosure Statement Supplemental Order, or any other order(s) of the Bankruptcy Court.

4.2 Acceptance by an Impaired Class

(a) In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126 of the Bankruptcy Code, an Impaired Class of Claims shall have Accepted this Plan if this Plan is Accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to Accept or Reject this Plan.

4.3 Presumed Acceptances by Unimpaired Classes

Classes 2, 3, 4, 6, 8, 9 and 11 are Unimpaired by this Plan. Accordingly, under section 1126(f) of the Bankruptcy Code, Holders of such Claims or Interests are conclusively presumed to Accept this Plan, and therefore the votes of the Holders of such Claims or Interests will not be solicited.

4.4 Deemed Rejections by Impaired Classes

Class 10 is Impaired by this Plan and Holders of such Interests will not receive any recovery on account of their Interests. Accordingly, under section 1126(g) of the Bankruptcy Code, Holders of such Interests are deemed to Reject this Plan, and therefore the votes of the Holders of such Interests will not be solicited.

4.5 Elimination of Vacant Classes; Presumed Acceptance by Non-Voting Classes

(a) Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from this Plan for purposes of voting to Accept or Reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

(b) If no votes to Accept or Reject this Plan are properly completed and timely received in compliance with the Disclosure Statement Order or the Disclosure Statement Supplemental Order with respect to a Class whose votes have been solicited under this Plan (other than a Class that is deemed eliminated pursuant to Section 4.5(a) hereof), such Class shall be deemed to have voted to Accept this Plan.

4.6 Conversion or Dismissal of Certain of the Chapter 11 Cases

If the requisite Classes do not vote to Accept this Plan pursuant to section 1129 of the Bankruptcy Code or the Bankruptcy Court does not confirm this Plan, the Debtors reserve the right to have each Debtor’s Chapter 11 Case dismissed or converted, or to liquidate or dissolve such Debtor under applicable non-bankruptcy procedure or chapter 7 of the Bankruptcy Code, consistent with the terms and conditions of this Plan and other Restructuring Documents and any consents or approvals required thereunder (as applicable).

4.7 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

In the event that any Impaired Class of Claims or Equity Interests Rejects this Plan, the Debtors reserve the right, without any delay in the occurrence of the Confirmation Hearing or Effective Date, to (a) request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case this Plan shall constitute a motion for such relief, and/or (b) amend this Plan in accordance with Section 13.8 of this Plan.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THIS PLAN

5.1 No Substantive Consolidation

This Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only. This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in this Plan.

5.2 General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, this Plan incorporates an integrated compromise and settlement designed to achieve a beneficial and efficient resolution of these Chapter 11 Cases for all stakeholders and parties in interests. Accordingly, in consideration for the classification, distributions, releases, and other benefits provided under this Plan, the provisions of this Plan shall constitute a good-faith compromise and settlement of all Claims, Equity Interests and controversies released, settled, compromised, discharged or otherwise resolved pursuant to this Plan, including relating to the contractual, legal and subordination rights that a Holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Allowed Equity Interest, or any distribution to be made on account of such Allowed Claim or Allowed Equity Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of all such compromises and/or settlements under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such compromises and/or settlements are in the best interest of the Debtors, their Estates and Holders of Claims and Equity Interests and are fair, equitable and reasonable.

5.3 Corporate Incentive Plan; Management Protection Provisions and Short Term Cash Incentive

Certain Debtors’ employees will be able to participate in the Corporate Incentive Plan the terms of which shall be consistent with those set forth in the term sheet attached as Schedule 3 to the Commitment Creditors Backstop Agreement and Exhibit C to the Backstop Shareholders Backstop Agreement and which shall be allocated and implemented post-Effective Date by the Effective Date Board.

As set forth in that term sheet, the Debtors will seek to amend and assume up to approximately forty (40) executives’ existing employment agreements, which amended agreements shall include management protection provisions (the “Management Protection Provisions”) in the amount of no more than $35 million in the aggregate on terms acceptable to the Commitment Creditors and the Backstop Shareholders. The program implementing the Management Protection Provisions shall include a short-term cash incentive plan in the aggregate amount of $12 million, which shall be deemed earned as of the Effective Date. For the avoidance of doubt, any amounts paid pursuant to such short-term cash incentive plan shall be credited in full against any amounts that may subsequently become due and payable pursuant to the program implementing the Management Protection Provisions.

5.4 Corporate Existence

Except as otherwise provided in this Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by this Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan and without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than any requisite filings required under applicable state, provincial, or federal law).

5.5 Issuance of the Plan Securities

Pursuant to Article VI hereof, and following all necessary shareholder, board and other corporate approvals as set forth in the ERO Rights Offering Procedures and New Plan Notes Offering Procedures or as otherwise required under applicable law, Reorganized LATAM Parent is authorized to sell, issue, place and distribute, or cause to be distributed, the Plan Securities, including the ERO New Common Stock, the New Convertible Notes, New Local Notes and any and all other securities, notes, stock, instruments, certificates and other documents or agreements required to be issued, executed or delivered pursuant to this Plan (collectively, the “New Securities and Documents”) in accordance with the terms and conditions of the applicable Restructuring Documents. Except as otherwise set forth herein, the issuance of the Plan Securities shall be authorized and issued as of the Effective Date, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to this Plan, the Restructuring Documents or required under the Debtors’ or Reorganized Debtors’ applicable corporate documents or applicable foreign nonbankruptcy law.

5.6 Effectuating Documents; Further Transactions

(a) Except as otherwise set forth herein, including Article VI hereof, each of the matters provided for by this Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors, whether taken prior to or as of the Effective Date, shall be authorized without the need for any approvals, authorizations, or consents except for those expressly required pursuant to this Plan and the other Restructuring Documents (as applicable) or required under the Debtors’ or Reorganized Debtors’ applicable corporate documents or applicable foreign nonbankruptcy law, consistent with the terms and conditions of this Plan and the other Restructuring Documents (as applicable). Such actions may include (i) the appointment of any officers or directors of any Reorganized Debtor, (ii) the authorization, issuance and distribution of ERO New Common Stock, the New Convertible Notes, New Local Notes and any other securities to be authorized, issued and distributed pursuant to this Plan, and (iii) the consummation and implementation of the Exit Financing.

(b) On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and the securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to this Plan and the other Restructuring Documents (as applicable) or required under the Debtors’ or Reorganized Debtors’ applicable corporate documents or applicable foreign nonbankruptcy law consistent with the terms and conditions of this Plan and the other Restructuring Documents (as applicable).

5.7 Restructuring Transactions

(a) On, prior to, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may enter into any transaction (each a “Restructuring Transaction”) and take any actions as may be necessary or appropriate to effectuate this Plan and the Restructuring Support Agreement that are consistent with and pursuant to the terms and conditions of this Plan, including conducting the ERO Rights Offering, conducting the New Plan Notes Offering, obtaining the Exit Financing, and all other steps necessary to effectuate this Plan pursuant to any corporate governance obligation from any of the Debtors; provided, that, for the avoidance of doubt, each Restructuring Transaction and the documentation with respect to the Restructuring Transactions shall be consistent with the terms and conditions of this Plan and the other Restructuring Documents (as applicable).

(b) The actions to effectuate the Restructuring Transactions may include (i) the execution and delivery of appropriate agreements, amendment of by-laws, or other documents containing terms that are consistent with the terms of this Plan and the applicable Restructuring Document(s) and that satisfy the applicable requirements of applicable law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates pursuant to applicable law; (iv) pledging, granting of liens or security interests over, assuming or guarantying obligations or taking such similar actions as may be necessary to preserve the rights and collateral interests of the Holders of Secured Claims of the Debtors and their subsidiaries at all times prior to the effectiveness and consummation of this Plan; (v) the payment, transfer or assignment of intercompany debt among the Debtors as may be necessary to comply with the term of this Plan and (vi) all other actions that the applicable entities determine to be necessary or appropriate to effectuate the Restructuring Transactions, including making filings or recordings that may be required by applicable law in connection with such transactions (including any filings that may be required with the CMF and the Chilean stock exchange; provided that the New Plan Notes (but not the New Local Notes) will not be listed on the Chilean stock exchanges to the extent permitted by applicable law), in each case consistent with the terms and conditions of this Plan and the other Restructuring Documents (as applicable).

(c) The Confirmation Order shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including the Restructuring Transactions consistent with the terms and conditions of this Plan and the other Restructuring Documents (as applicable).

5.8 Exit Financing

On the Effective Date, the Exit Financing shall become effective. From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date financing documentation, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

5.9 Secured Aircraft

Subject to the definitive documentation governing the Exit Financing, the aircraft and equipment securing the Exit Financing shall be retained by the Reorganized Debtors.

5.10 Sources of Consideration for Plan Distributions; Subscriptions

The Debtors and Reorganized Debtors, as applicable, shall fund distributions under this Plan with: (i) Cash on hand, including Cash from operations or asset dispositions; (ii) Cash proceeds from the subscription of ERO New Common Stock pursuant to the ERO Rights Offering Procedures (including the subscription of ERO New Common Stock by Eligible Equity Holders during the ERO Preemptive Rights Offering Period), (iii) the New Convertible Notes Class A (and the Cash proceeds from the sale by the Sales Agent of the New Convertible Notes Class A that would otherwise be distributed to Ineligible Holders of General Unsecured Claims against LATAM Parent), (iv) the New Convertible Notes Class C, (v) the Cash proceeds from the subscription of the New Convertible Notes (including any Cash proceeds from the subscription of the New Convertible Notes Class A and New Convertible Notes Class C by Eligible Equity Holders during the New Convertible Notes Preemptive Rights Offering Period above the Allowed Class 5a Treatment Cash Amount), (vi) the New Local Notes, (vii) the RCF Tranche B Exit Loans and (viii) the proceeds of the Exit Financing. Each distribution and issuance referred to herein shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Person receiving such distribution or issuance.

The GUC New Convertible Notes Class C Distribution shall be allocated as follows:

1.

In addition to any other consideration provided pursuant to Section 3.2 of this Plan, the New Convertible Notes Class C Unsecured Creditors shall receive in full satisfaction, settlement, discharge and release of their Allowed Class 5 Claims, their respective Pro Rata shares of the GUC New Convertible Notes Class C Distribution in settlement of an amount of such Allowed Claims (and related new money) equal in the aggregate to approximately 36.23%[14] of the Allowed Class 5 Claims that are held by the New Convertible Notes Class C Unsecured Creditors.

[14]

Subscription shall be based on Allowed Claims as of the Convertible Note Class A/Class C Record Date, provided that the final allocation is subject to revision prior to the Effective Date based on ongoing claims reconciliation process, in each case consistent with the Restructuring Support Agreement and the Commitment Creditors Backstop Agreement.

2.

In addition to any other consideration provided pursuant to Section 3.2 of this Plan, the New Convertible Notes Class C Backstop Parties shall receive in full satisfaction, settlement, discharge and release of their Allowed Class 5 Claims, their respective Pro Rata shares of the GUC New Convertible Notes Class C Distribution in settlement of an amount of such Allowed Claims (and related new money) equal in the aggregate to approximately 72.46%[15] of the Allowed Claims held by the New Convertible Notes Class C Backstop Parties that remain after reduction by Allowed Class 5 Claims used in the Direct Allocation Amount.

3.

For purposes of the preceding clause 1 and 2, the Pro Rata share of each New Convertible Notes Class C Unsecured Creditor and New Convertible Notes Class C Backstop Party shall be calculated by reference to the aggregate amount of Allowed Class 5 Claims (i.e., the proportion of the Allowed Claims of each such New Convertible Notes Class C Unsecured Creditor and New Convertible Notes Class C Backstop Party bears to the aggregate amount of Allowed Class 5 Claims against LATAM Parent).

4.

Any GUC New Convertible Notes Class C Distribution that remains unallocated after such applications shall be allocated to the New Convertible Notes Class C Backstop Parties in accordance with their New Convertible Notes Class C backstop commitments.

The consideration provided by the New Convertible Notes Class C Backstop Parties for the Direct Allocation Amount and the consideration provided by Participating Holders of General Unsecured Claims for the GUC New Convertible Notes Class C Distribution (including with respect to the New Convertible Notes Class C backstop commitment) shall comprise $0.899774 of new money for each $1 of Allowed General Unsecured Claims against LATAM Parent.16

5.11 Vesting of Assets in the Reorganized Debtors

Except as otherwise set forth herein, in the Plan Supplement or in the Confirmation Order, as of the Effective Date, or, with respect to any property subject to any Lien in favor of any Secured Claim, the date of the satisfaction of the Allowed portion of such Secured Claim in accordance with this Plan, all property of each of the Estates, including all Causes of Action (unless released pursuant to Section 11.3(a) of this Plan) shall vest and revest in each of the appropriate Reorganized Debtors free and clear of all Claims, Liens, encumbrances

[15]

Subscription shall be based on Allowed Claims as of the Convertible Note Class A/Class C Record Date, provided that the final allocation is subject to revision prior to the Effective Date based on ongoing claims reconciliation process, in each case consistent with the Restructuring Support Agreement and the Commitment Creditors Backstop Agreement.

[16]

Numbers subject to change based on the Debtors’ ongoing claims reconciliation process. Final numbers are subject to mutual agreement between the Debtors and the Requisite Backstop Parties (as defined in the Commitment Creditors Backstop Agreement).

and Equity Interests. From and after the Effective Date, the Reorganized Debtors are authorized to operate their businesses and use, acquire and dispose of property and settle and compromise Claims, Equity Interests, or Causes of Action without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order consistent with the terms and conditions of this Plan and the other Restructuring Documents (as applicable). Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay fees that they incur after the Effective Date for professional fees and expenses.

This Plan shall be conclusively deemed to be adequate notice that Liens, Claims, charges and other encumbrances are being extinguished. Any Person having a Lien, Claim, charge or other encumbrance against any of the property vested in accordance with the foregoing paragraph shall be conclusively deemed to have consented to the transfer, assignment and vesting of such property to or in the Reorganized Debtors free and clear of all Liens, Claims, charges or other encumbrances by failing to object to confirmation of this Plan, except as otherwise provided in this Plan.

5.12 Closing of the Chapter 11 Cases

At any time following the Effective Date, the Reorganized Debtors shall be authorized to file a motion for the entry of a final decree closing the Chapter 11 Cases pursuant to section 350 of the Bankruptcy Code.

5.13 Corporate Governance, Directors, and Officers

(a) Certificates of Incorporation and By-Laws. The certificates or articles of incorporation of the Reorganized Debtors shall be amended on terms reasonably acceptable to the Commitment Creditors and the Backstop Shareholders, and the by-laws of the Reorganized Debtors shall be amended on terms acceptable to the Commitment Creditors and the Backstop Shareholders, in each case, including to satisfy the provisions of this Plan and the Bankruptcy Code, shall be included in the Plan Supplement, and, among other things, (i) shall include pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities upon the occurrence of the Effective Date, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code and without waiver of any right to further modify or amend the certificates or articles of incorporation and by-laws of the Reorganized Debtors as permitted therein and pursuant to applicable non-bankruptcy law on and after the Effective Date, (ii) to the extent necessary or appropriate, shall include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein and (iii) shall include, in a transitory article of the by-laws for LATAM Parent, an increase of the threshold for LATAM Parent shareholder approval of corporate actions identified in the second paragraph of Section 67 of Law 18,046 to 73% of shareholders of LATAM Parent for two (2) years following the Effective Date. The proposed foregoing amendments shall be included in the Plan Supplement and are subject to (i) approval by Holders of LATAM Parent’s Equity Interests at a shareholders’ meeting and (ii) the occurrence of the Effective Date.

(b) Directors of Reorganized LATAM Parent. The Commitment Creditors and the Backstop Shareholders, acting reasonably and in good faith, shall enter into an agreement on terms acceptable to such parties (the “Shareholders’ Agreement”), or enter into other arrangements mutually acceptable to the Commitment Creditors, the Backstop Shareholders and the Debtors, that provides, (A) for a two (2) year term following the Effective Date, that the parties shall vote their shares so that the Reorganized LATAM Parent Board will comprise, both initially and in the filling of any vacancies thereon, nine (9) directors, who in accordance with Chilean law, shall be appointed as follows: (i) five (5) directors, including the vice-chair of the Reorganized LATAM Parent Board, nominated by the Commitment Creditors; and (ii) four (4) directors, including the chair of the Reorganized LATAM Parent Board (who shall be a Chilean national), nominated by the Backstop Shareholders17 (such a board of directors constituted as described in clauses (i) through (ii), the “Effective Date Board”); and (B) for the first five (5) years after the Effective Date, in the event of a wind-down liquidation or dissolution of LATAM Parent, recoveries on the New Convertible Notes Back-Up Shares delivered in exchange for the New Convertible Notes Class B to the extent the conversion option thereunder is exercised, shall be subordinated to any right of recovery for any New Convertible Notes Back-Up Shares delivered or to be delivered upon conversion of the New Convertible Notes Class A or New Convertible Notes Class C, in each case held by the Commitment Creditors on the Effective Date. A list of the directors comprising the Effective Date Board shall be filed as Exhibit B to the Plan Supplement. The Shareholders’ Agreement shall be included as Exhibit L in the Plan Supplement and shall be registered in the shareholders’ registry of Reorganized LATAM Parent.

(c) Officers and Directors of Reorganized Debtors. By and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall continue to serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents (each as amended as provided in this Section 5.13 and the Shareholders’ Agreement) and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, unless otherwise provided for herein, the existing named executive officers of the Debtors shall continue in office on and after the Effective Date in accordance with the applicable governing documents and employment arrangements.

5.14 Cancellation of Notes, Instruments and Debentures

Except as otherwise set forth herein, in the Plan Supplement or in the Confirmation Order, as of the Effective Date, or, with respect to any Secured Claim, the date of the satisfaction of the Allowed portion of such Secured Claim in accordance with this Plan, all notes, instruments, certificates, and other documents including credit agreements and indentures, shall be canceled, and the Debtors’ obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged; provided, however, that Existing Letters of Credit, Existing Surety Bonds, insurance bonds, financial assurances, Cartas Fianzas, Boletas Bancarias, Boletas Garantía, Seguros de Caución, seguro garantia, fiança bancária, fiança de qualquer natureza, cartas de crédito, and other similar instruments (as amended, restated, renewed, modified, supplemented, extended, confirmed, or counter guaranteed from time to time) issued

[17]

With respect to the four (4) directors to be nominated by the Backstop Shareholders, one (1) will be nominated by Delta, one (1) will nominated by Qatar, and the remaining two (2) will be nominated by CVA.

by various banks and other financial institutions to the Debtors on an unsecured or secured basis shall not be canceled, satisfied or discharged; provided that nothing shall limit the Debtors’ ability to object to or seek a discharge of any contingent claims arising prior to the Effective Date; provided, further, that any indenture or agreement that governs the rights of the Holder of a Claim, including the indentures pursuant to which the LATAM 2024 Bonds, LATAM 2026 Bonds, and the Local Bonds were issued shall continue in effect solely for purposes of (i) allowing such beneficial holders to receive distributions under this Plan, and (ii) allowing and preserving all rights of the Local Bond Trustee and LATAM 2024/LATAM 2026 Bond Trustees.

Notwithstanding anything to the contrary herein, (i) any provision of any Prepetition Secured Credit Document that by its terms survives payoff and termination shall survive in accordance with its terms, (ii) the provisions of the Prepetition Secured Credit Documents shall survive to the extent necessary to preserve any rights (including any charging liens) of the RCF Agents and the Spare Engine Facility Agent against any money or property distributable to any Holder of any Allowed Class 1 Claim or Allowed Class 2 Claim, respectively, and to appear and be heard in the Chapter 11 Cases or any related proceeding, (iii) to the extent not previously paid by the Debtors during the course of the Chapter 11 Cases, on the Effective Date and thereafter as invoiced, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all Prepetition Secured Agent Expenses, (iv) all accrued but unpaid Prepetition Secured Agent Expenses shall constitute Allowed Administrative Expense Claims, and (v) the Prepetition Secured Parties and their respective representatives and professionals shall not be required to file applications or proofs of claims, comply with any guidelines of the U.S. Trustee, or otherwise seek or obtain approval of the Bankruptcy Court as a condition to payment of any Prepetition Secured Agent Expenses.

5.15 Exemption from Registration

All Plan Securities shall be registered with the CMF and listed on the Santiago Stock Exchange; provided that, notwithstanding any provisions to the contrary in any Restructuring Document (including any supplements, schedules, or exhibits thereto), the New Convertible Notes will not be listed on the Santiago Stock Exchange unless required by applicable law. The Plan Securities shall be freely transferrable in Chile to affiliates and non-affiliates, as of the Effective Date in respect of the New Plan Notes and ERO New Common Stock, and upon conversion with respect to the New Convertible Notes Back-Up Shares underlying the New Convertible Notes. Under Rule 144 of the Securities Act (as defined below), the New Plan Notes and the ERO New Common Stock held by non-affiliates will become freely tradeable in the United States six months after the Effective Date, provided that, in the event a New Convertible Note is converted into its underlying New Convertible Notes Back-Up Shares within the six-month restriction period, the New Convertible Notes Back-Up Shares will be subject to the same trading restriction for the remainder of such period (after which they will become freely tradeable in the United States). Notwithstanding the foregoing, the New Convertible Notes Back-Up Shares underlying the New Convertible Notes Class B, shall be subject to a lock-up on the terms and conditions set forth in the Restructuring Support Agreement.

The offer, issuance, sale and/or distribution (as applicable) of Plan Securities will be made in reliance on exemptions from registration under the Securities Act of 1933 (the “Securities Act”), including Section 4(a)(2) and Regulation S under the Securities Act.

Securities issued in reliance on the exemptions provided by Section 4(a)(2) and Regulation S will become eligible for resale within the time periods set forth in Rule 144 and Regulation S, respectively or pursuant to other valid exemptions from the Securities Act.

In addition, the Registration Rights Agreement shall include, among other things, (i) customary registration rights that will include an agreement to re-sale shelf registration rights, demand registration rights and piggy back registration rights, (ii) an agreement regarding the American Depository Share program in the U.S. and (iii) matters, including listing, related to the structure by which the ERO New Common Stock and New Convertible Notes Back-Up Shares may be held as American Depository Shares through a sponsored American Depository Shares program.

All documents, agreements and instruments entered into and delivered prior to, on or as of the Effective Date contemplated by or in furtherance of this Plan, and any other agreement or document related to or entered into in connection with the same, shall become, and shall remain, effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by such applicable agreement, the Restructuring Documents, the Debtors’ or Reorganized Debtors’ applicable corporate documents or applicable foreign non-bankruptcy law).

5.16 Settlement of Qatar and Delta Fraudulent Conveyance Claims

Pursuant to Bankruptcy Rule 9019, as of the Effective Date, for good and valuable consideration including that provided in connection with this Plan, the Restructuring Support Agreement, Backstop Shareholders Backstop Agreements, and other applicable Restructuring Documents, the adequacy of which is hereby confirmed, any purported avoidance, fraudulent conveyance claims and other claims referenced in (i) the Motion of the Official Committee of Unsecured Creditors for (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action On Behalf of the Debtors’ Estates Against Delta Air Lines, Inc. and Its Affiliates and (II) Non-Exclusive Settlement Authority Regarding Such Claims (ECF No. 2531) and (ii) the Motion of the Official Committee of Unsecured Creditors for (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action On Behalf of the Debtors’ Estates Against Qatar Airways Q.C.S.C. and Its Affiliates and (II) Non-Exclusive Settlement Authority Regarding Such Claims (ECF No. 2532) held by the Debtors that may exist against Qatar Airways Q.C.S.C. (now known as Qatar Airways Group Q.C.S.C.) and Delta Air Lines, Inc. (and each of their respective Related Persons) under sections 544, 548 and 550 of the Bankruptcy Code and analogous laws shall be deemed forever released, waived and discharged conclusively, absolutely, unconditionally, and irrevocably by the Debtors, the Debtors’ Estates and the Reorganized Debtors to the maximum extent permitted by applicable law.

5.17 Intercompany Claims and Subsidiary Equity Interests

Notwithstanding anything in this Plan to the contrary, on the Effective Date, the Intercompany Claims shall be Reinstated.

Notwithstanding anything in this Plan to the contrary, on the Effective Date, the Subsidiary Equity Interests shall be preserved and Reinstated.

5.18 Intercompany Account Settlement

The Debtors and the Reorganized Debtors, and their respective Affiliates, will be entitled to transfer funds between and among themselves consistent with the terms of the Cash Management Order; provided, that, on and after the Effective Date, the provisions of the Cash Management Order will not have any effect. Any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the ordinary course intercompany account settlement practices and will not violate the terms of this Plan.

5.19 Modified Existing RCF

On the Effective Date, the Reorganized Debtors shall enter into and perform, execute, and deliver the Revised RCF Documents to which such Reorganized Debtor is contemplated to be a party on the Effective Date. The Reorganized Debtors shall be authorized to borrow under the Modified Existing RCF and use the proceeds of such borrowings in accordance with the Revised RCF Documents and shall pay, as and when due, all fees, expenses, indemnities, and other payments provided for under the Revised RCF Documents.

Confirmation of this Plan shall be deemed approval of the Modified Existing RCF, the Revised RCF Documents, and all transactions contemplated thereby, including all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, expenses, indemnities, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the Revised RCF Documents. On the Effective Date, and without the need for further corporate action or other action, all of the Liens and security interests to be granted in accordance with the Revised RCF Documents, (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Revised RCF Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Revised RCF Documents, (d) shall be deemed to have been the result of good faith, arm’s-length negotiations between, without limitation, the Debtors and the arranger, administrative agent, collateral agent, lenders, and other secured parties under the Revised RCF Documents, and (e) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, shall not be rendered unenforceable or invalid as a result of any hardening period under applicable laws, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law (or any equivalent concept under other applicable laws). The Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary, customary, or advisable to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary, customary, or advisable under applicable law to give notice of such Liens and security interests to third parties.

ARTICLE VI

ERO RIGHTS OFFERING AND NEW PLAN NOTES OFFERING

6.1 ERO New Common Stock

Reorganized LATAM Parent shall conduct the ERO Rights Offering in accordance with the ERO Rights Offering Procedures and the Restructuring Support Agreement. As more fully set forth in the ERO Rights Offering Procedures and the Restructuring Support Agreement, the ERO Rights Offering shall be open to all Eligible Equity Holders and shall comply with all Chilean law requirements, including the provision of preemptive rights.

LATAM Parent will issue $800 million of ERO New Common Stock, (A) (x) $390,488,015.75 of which shall be backstopped by the Commitment Creditors and (y) $9,511,984.25 of which shall be backstopped by the Backstop Local Bondholders, each in their capacity as ERO New Common Stock Backstop Parties, in exchange for an aggregate 20% backstop payment payable in Cash on the Effective Date, and (B) the remaining $400 million of which shall be backstopped by the Backstop Shareholders (up to the Backstop Shareholders Cap) without requiring the payment of a fee.

Backstop Shareholders shall use their preemptive rights during the ERO Preemptive Rights Offering Period to subscribe to the ERO New Common Stock up to the full amount of such preemptive rights; provided, that, the total number of shares of Reorganized LATAM Parent Stock issued to Backstop Shareholders shall not exceed the Backstop Shareholders Cap.

In the event not all ERO New Common Stock is subscribed and purchased during the ERO Preemptive Rights Offering Period, there shall be a second round of subscription and purchase in which Eligible Equity Holders (including the Backstop Shareholders and the Non-Backstop Shareholders) that subscribed for the ERO New Common Stock during the ERO Preemptive Rights Offering Period shall have the option of subscribing and purchasing any unsubscribed ERO New Common Stock on a pro rata basis (based on the amount subscribed by such subscribing holders); provided, that, the amount of Reorganized LATAM Parent Stock issued to the Backstop Shareholders (inclusive of the Backstop Shareholders’ equity ownership in Reorganized LATAM Parent on an as converted basis with respect to the New Convertible Notes Class B but exclusive of the Existing Equity Interests) following the purchase of any such unsubscribed ERO New Common Stock is no greater than the Backstop Shareholders Cap. If any shares of ERO New Common Stock remain unsubscribed following the second round of subscription and purchase, the Commitment Creditors, in their capacity as ERO New Common Stock Backstop Parties, shall subscribe and purchase any remaining unsubscribed ERO New Common Stock.

6.2 New Plan Notes

a) Authorization. Subject to the following paragraph, Reorganized LATAM Parent shall be authorized to issue and distribute the New Plan Notes as set forth (as applicable) in Article III of this Plan, the Restructuring Support Agreement, and the New Plan Notes Offering Procedures.

b) Compliance with Non-Bankruptcy Laws. As more fully set forth in the Restructuring Support Agreement and as contemplated by the New Plan Notes Offering Procedures, LATAM Parent shall conduct the New Plan Notes Offering in compliance with all Chilean law requirements, including first offering the New Convertible Notes to Eligible Equity Holders pursuant to preemptive rights offerings in accordance with Chilean law. As provided for herein, New Convertible Notes Class A, to the extent not subscribed and purchased by Eligible Equity Holders during the New Convertible Notes Preemptive Rights Offering Period, shall be distributed to Holders of General Unsecured Claims against LATAM Parent except (i) on account of Allowed General Unsecured Claims against LATAM Parent (other than Unused Allowed Claims) held by Participating Holders of General Unsecured Claims, (ii) on account of General Unsecured Claims against LATAM Parent held by Ineligible Holders, and (iii) on account of General Unsecured Claims against LATAM Parent to the extent the Holder of such Claims has elected to receive Class 5c Treatment. To the extent not all of the New Convertible Notes Class B are subscribed and purchased by the Eligible Equity Holders during the New Convertible Notes Preemptive Rights Offering Period, the New Convertible Notes Class B Backstop Parties shall subscribe and purchase any remaining unsubscribed New Convertible Notes Class B. In addition, New Convertible Notes Class C, to the extent not subscribed and purchased by Eligible Equity Holders during the New Convertible Notes Preemptive Rights Offering Period, shall be distributed to New Convertible Notes Class C Backstop Parties and the other Participating Holders of General Unsecured Claims as provided under Class 5 with respect to Class 5b Treatment. For the avoidance of doubt, the New Local Notes shall not be offered in a preemptive rights offering.

c) Class 5b Treatment Opt-in: The Holders of Allowed General Unsecured Claims against LATAM Parent that agree to be Participating Holders of General Unsecured Claims (excluding any Ineligible Holders) will be eligible to subscribe to their Pro Rata share of $6.902 billion18 in New Convertible Notes Class C, subject to the preemptive rights of Eligible Equity Holders and provided that each Holder of an Allowed General Unsecured Claim against LATAM Parent will only be able to subscribe to the New Convertible Notes Class C in full satisfaction, settlement, discharge and release of their Claims by providing consideration of $0.899774 of new money for each $1 of Allowed General Unsecured Claims held against

[18]

The total amount of distributions and new money contributions is subject to change based on Holders of General Unsecured Claims that opt into Class 5b Treatment in each case consistent with the Restructuring Support Agreement and Commitment Creditors Backstop Agreement.

LATAM Parent. 19 In addition, the Direct Allocation Amount shall be reserved for distribution to the New Convertible Notes Class C Backstop Parties. To the extent any Participating Holder of General Unsecured Claims that elected to receive Class 5b Treatment does not receive a full allocation in settlement of its Allowed Class 5 Claim, the remaining amount of such Allowed Class 5 Claim shall receive (x) (A) its Pro Rata share of the New Convertible Notes Class A, subject to reduction by the subscription and purchase of New Convertible Notes Class A by Eligible Equity Holders during the New Convertible Notes Preemptive Rights Offering Period, (B) its Pro Rata share of the New Convertible Notes Class A Preemptive Rights Proceeds (if any) in an amount up to the Allowed Class 5a Treatment Cash Amount, (C) its Pro Rata share of the Total Allocation Amount and (D) such Holder’s Pro Rata share of the Total Allocation Amount Unused Allowed Class 5b Claim Gross Up (if any), in each case to the extent of any of its Unused Allowed 5b Claims or (y) such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 5 Claim shall have agreed upon in writing as provided in Section 3.2(e)(ii) of this Plan. Further, subject to Section 7.3(b)(iv) hereof, any Holder of an Allowed Class 5 Claim who is a Non-Complying Holder shall be treated as having not elected into the Class 5b Treatment, and shall be eligible to subscribe to New Convertible Notes Class A in full satisfaction, settlement, discharge and release of their Allowed Claim and shall not have any right to subscribe to an allocation of New Convertible Notes Class C.

d) Class 5c Treatment Opt-In: The Holders of Allowed General Unsecured Claims against LATAM Parent (and, in the case of the Local Bonds, only Holders of Eligible Local Bonds) shall have the opportunity to elect and agree to be New Local Notes Unsecured Creditors pursuant to the following New Local Notes Offering Procedures:

The Debtors, through their claims and noticing agent, shall serve a copy of the New Local Notes election notice on all Holders of General Unsecured Claims against LATAM Parent no later than June 15, 2022 (the “Class 5c Election Launch Date”), which notice shall identify any applicable record date and establish procedures for making such an election. Holders of General Unsecured Claims against LATAM Parent will have two weeks following the Class 5c Election Launch Date to elect to opt-in for Class 5c Treatment of their Claims. For the avoidance of doubt, no Backstop Parties shall be eligible to make the election to become New Local Notes Unsecured Creditors in respect of their BCA Claims.

To affirmatively make the New Local Notes election, Holders of General Unsecured Claims against LATAM Parent (other than the Backstop Parties in respect of their BCA Claims) (i) must return a notice to the Debtors indicating their decision to elect to participate in Class 5c Treatment, (ii) must identify the amount of General Unsecured Claims against LATAM Parent that they elect to participate in Class 5c Treatment, (iii) must return an executed Joinder Agreement to the Restructuring Support Agreement, in each case prior to the deadline set forth above and (iv) if such Holders are Holders of Local Bonds, such Local Bonds must be Eligible Local Bonds. For the avoidance of doubt, in order to make the New Local Notes election, a Holder must timely execute and return the applicable Joinder Agreement to the Restructuring Support Agreement.

[19]

Numbers subject to change based on the Debtors’ ongoing claims reconciliation process. Final numbers are subject to mutual agreement between the Debtors and the Requisite Backstop Parties (as defined in the Commitment Creditors Backstop Agreement).

Any Holder of a General Unsecured Claims (other than the Backstop Parties in respect of their BCA Claims) against LATAM Parent that has submitted a New Local Notes election pursuant to the instructions so as to be actually received by the Debtors’ claims and noticing agent before the end of the solicitation period shall be bound to receive Class 5c Treatment for any General Unsecured Claims against LATAM Parent (or portions thereof) so elected. Any Holder of a General Unsecured Claims against LATAM Parent that has not submitted a New Local Notes election pursuant to the instructions so as to be actually received by the Debtors’ claims and noticing agent before the end of the solicitation period shall be forever barred from receiving Class 5c Treatment. To the extent any Participating Holder of General Unsecured Claims that elected to receive Class 5c Treatment does not receive a full allocation in settlement of its Allowed Class 5 Claims for which it has elected Class 5c Treatment, the remaining amount of such Allowed Class 5 Claim shall receive (x) (A) its Pro Rata share of New Convertible Notes Class A, subject to reduction by the subscription and purchase of New Convertible Notes Class A by Eligible Equity Holders during the New Convertible Notes Preemptive Rights Offering Period, (B) its Pro Rata share of the New Convertible Notes Class A Preemptive Rights Proceeds (if any) in an amount up to the Allowed Class 5a Treatment Cash Amount, (C) its Pro Rata share of the Total Allocation Amount, and (D) its Pro Rata share of the Total Allocation Amount Gross Up (if any); or (y) such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 5 Claim shall have agreed upon in writing as provided in Section 3.2(e)(ii) of this Plan) in each case, with respect to such amount (as an Unused Allowed 5c Claim).

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1 Distributions for Claims Allowed as of the Effective Date

(a) Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable.

(b) Notwithstanding anything to the contrary herein, on the Initial Distribution Date, or as soon thereafter as is reasonably practicable, the Disbursing Agent will distribute to (i) the RCF Administrative Agent and Spare Engine Facility Agent, the treatment accorded to Holders of Allowed Class 1 and 2 Claims, respectively, in Article III hereof, (ii) each Holder of an Allowed Claim in Classes 3, 5, 6 and 11, the treatment accorded to such Holder in Article III hereof; and (iii) the LATAM 2024/2026 Bond Trustees, the treatment accorded to the Class 4 Claims in Article III hereof.

(c) Any distribution to be made pursuant to this Plan shall be deemed to have been made (i) on the Effective Date or (ii) solely with respect to the Allowed Class 1 and Class 2 Claims, upon the receipt of distributions by the RCF Administrative Agent and the Spare Engine Facility Agent, as applicable, in accordance with this Plan. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article IX of this Plan.

7.2 Disbursing Agent

Except as otherwise provided herein, all Cash distributions and other distributions to be made by the Debtors or the Reorganized Debtors, under this Plan or otherwise in connection with the Chapter 11 Cases (including professional compensation and statutory fees) shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. The Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by this Plan.

7.3 Delivery of Distributions and Undeliverable or Unclaimed Distributions

(a) Delivery of Distributions to Holders of Allowed Claims in General.

(i) Unless otherwise agreed to between the Debtors or the Reorganized Debtors, as applicable, and the Holder of an Allowed Claim, the Debtors shall cause distributions to be made to the Holders of Allowed Claims in the same manner and to the same addresses as such payments are made in the ordinary course of the Debtors’ businesses, unless another address is listed on the Holder’s Proof of Claim form, in which case such address will be used.

(ii) No distributions shall be made on a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

(iii) In order to permit distributions under this Plan, Reorganized Debtors may, but will not be required to, establish reasonable reserves for Disputed Claims.

(iv) Physical certificates representing the New Plan Notes will not be issued pursuant to this Plan. Physical certificates representing the ERO New Common Stock will be issued pursuant to the requirements of applicable law. The ERO New Common Stock and the New Plan Notes will be registered with the CMF.

(v) Notwithstanding anything to the contrary herein, without limiting the exculpation and release provisions of this Plan, the RCF Agents and the Spare Engine Facility Agent shall not have any liability to any Person with respect to any distributions made or directed to be made by the RCF Agents or the Spare Engine Facility Agent.

(b) Undeliverable, Unnegotiated and Unclaimed Distributions.

(i) Holding of Undeliverable, Unnegotiated and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Disbursing Agent or the Debtors as undeliverable or is otherwise unclaimed or not negotiated, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address.

(ii) After Distributions Become Deliverable. The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Initial Distribution Date as soon as practicable after such distribution has become deliverable or has been claimed.

(iii) Failure to Claim Undeliverable or Unnegotiated Distributions. Any Holder of an Allowed Claim (or any successor or assignee or other Person claiming by, through, or on behalf of, such Holder) that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within six (6) months after the later of the Effective Date or the date such distribution was made shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such Claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their property. In such cases, (a) any Cash for distribution on account of such Claims for undeliverable or unclaimed distributions shall become the property of the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws or other applicable local laws to the contrary and (b) any New Securities and Documents held for distribution on account of such Claim shall be converted into equity (if applicable) and sold by Reorganized LATAM Parent in a manner consistent with applicable law and the applicable Reorganized Debtor’s governing documents, and the proceeds of such sale shall become the property of the Reorganized Debtors free of any restrictions thereon. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or the Disbursing Agent to attempt to locate any Holder of an Allowed Claim.

(iv) Non-Complying Holders. Any Non-Complying Holder that fails to cure its non-compliance with the applicable New Plan Notes Offering Procedures within thirty (30) days after the Effective Date shall be deemed to have forfeited its Claim for distributions on account of its General Unsecured Claim against LATAM Parent and shall be forever barred and enjoined from asserting any such Claim for distributions against the Debtors or their Estates, the Reorganized Debtors or their property. In such cases, (a) any Cash for distribution on account of such General Unsecured Claim against LATAM Parent shall become the property of the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws or other applicable local laws to the contrary and (b) any New Securities and Documents held for distribution on account of such General Unsecured Claim against LATAM Parent shall be converted into equity (if applicable) and sold by Reorganized LATAM Parent in a manner consistent with Reorganized LATAM Parent’s governing documents, and the proceeds of such sale shall become the property of the Reorganized Debtors free of any restrictions thereon.

(v) No Effect on Cash Distributions. Any Holder of an Allowed Claim (or any successor or assignee or other Person claiming by, through, or on behalf of, such Holder) entitled to receive both a distribution of Cash and a distribution of Plan Securities may receive such Cash distribution even if its distribution of Plan Securities has not yet occurred, is returned to the Disbursing Agent as undeliverable, or is otherwise unclaimed.

7.4 Distribution Record Date

On the Distribution Record Date, the Claims Register shall be closed and the Disbursing Agent shall be authorized and entitled to recognize only those Holders listed on the Claims Register as of the close of business on the Distribution Record Date. For the avoidance of doubt, distributions on account of the LATAM 2024 Bond Claims and the LATAM 2026 Bond Claims shall be made to the LATAM 2024/2026 Bond Trustees and distributions on account of the Local Bonds shall be made to the Local Bond Trustee. Notwithstanding the foregoing, if a Claim is transferred less than five (5) days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

7.5 Cash Payments

At the Debtors’ discretion, payments made pursuant to this Plan shall be made by the Disbursing Agent in Cash and by (i) checks drawn on the Disbursing Agent, (ii) wire transfer from a bank selected by the Disbursing Agent or (iii) any other customary payment method. Any Cash distributions required under this Plan to foreign Creditors may be made, at the option of the Disbursing Agent, by such means as are necessary or customary in a particular foreign jurisdiction. Any check issued by the Disbursing Agent shall be null and void if not negotiated within ninety (90) days. Any Cash distributions required under this Plan in respect of Allowed RCF Claims, Allowed Spare Engine Facility Claims, and Allowed Local Bond Claims shall be paid by the Disbursing Agent to the RCF Administrative Agent, Spare Engine Facility Agent, or Local Bond Trustee (as applicable) by federal funds wire transfer on the Initial Distribution Date.

7.6 Limitation on Recovery

No Holder of an Allowed Claim shall receive in respect of such Claim any distribution in excess of the Allowed amount of such Claim including distributions from more than one Debtor due to guarantees, undertakings, or joint and several obligations. In the event that the sum of distributions from several Debtors’ Estates with respect to an Allowed Claim would be in excess of one hundred percent (100%) of the applicable Holder’s Allowed Claim, then the proceeds remaining to be distributed to such Holder in excess of such one hundred percent (100%) shall be redistributed to other Holders of Allowed Claims against such Debtor or Debtors, or shall revest in the Reorganized Debtors, in accordance with the provisions of this Plan and the Bankruptcy Code. Further, to the extent that an Allowed Claim arises in whole or in part out of a guarantee or other form of co-liability between multiple Debtors and any other Allowed Claim asserted in respect of such co-liability is Unimpaired, so long as the aggregate disbursement on account of such Allowed Claims results in the Holder(s) recovering the full value to which they are entitled on account of such Unimpaired Allowed Claim(s), the Debtors or Reorganized Debtors shall retain the discretion to determine how to allocate such aggregate recovery across such multiple Allowed Claims, including, for the avoidance of doubt, the extent of such Holder(s)’ eligibility to participate in the New Plan Notes Offering.

7.7 Withholding and Reporting Requirements

In connection with this Plan and all distributions hereunder, subject to the provisions of this Section 7.7, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any Chilean and/or other applicable taxing authority or statute with respect to any distributions hereunder. If it is determined by the Reorganized Debtors in their reasonable discretion that the Reorganized Debtors are required under applicable law to withhold or deduct any tax with respect to distributions hereunder, (A) the Reorganized Debtors shall provide a written notice to the Holders of Claims as soon as reasonably practicable after such determination was made (setting forth in reasonable detail the potential basis for such determination) and the parties shall explore in good faith commercially reasonable measures, including the provision of information reasonably requested that would eliminate or reduce such withholding or deduction of tax (provided that the failure to execute any instrument by, provide or disclose any information pertaining to or engage in other action or participation by or pertaining to, the beneficial owners of the Holders of Claims shall not be deemed to be a failure to explore in good faith such commercially reasonable measures) to eliminate or reduce such withholding or deduction of such tax, (B) to the extent that such commercially reasonable measures do not result in the elimination of such tax, the Reorganized Debtors shall withhold and/or deduct such tax, and shall timely pay the full amount of tax deducted or withheld to the relevant Governmental Unit in accordance with applicable law and deliver evidence in a reasonably satisfactory form for the payment thereof to the applicable Holders of Claims. Any amount of tax deducted or withheld in compliance with provisions of this Section 7.7 from any distribution to a Holder of Claim by the Reorganized Debtors and timely remitted to the appropriate Governmental Unit, shall be treated as if distributed to such Holder of Claim in connection with this Plan. At the reasonable discretion of the Reorganized Debtors, no distribution shall be made to or on behalf of such Holder of Claim pursuant to this Plan unless and until such Holder of Claim has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations, and any Cash, New Securities and Documents and/or other consideration or property to be distributed pursuant to this Plan shall, pending the implementation of arrangements pursuant to the previous clause, be treated as an unclaimed distribution pursuant to Section 7.3(b) of this Plan. For the avoidance of doubt, (x) each Holder of an Allowed Claim shall be liable for any tax obligations imposed on such Holder by any Governmental Unit on account of any distribution hereunder to such Holder, other than Transaction Taxes (as defined in the Backstop Agreements) which shall be borne by the Reorganized Debtors, (y) notwithstanding clause (x), the Reorganized Debtors shall indemnify Holders for Chilean taxes (other than Excluded Taxes (as defined in the Backstop Agreements)), if any, to the extent as described in the Backstop Agreements.

7.8 Setoffs

The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code and applicable non-bankruptcy law, but shall not be required to, set off against any payments or other distributions to be made pursuant to this Plan in respect of an Allowed Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim, to the extent that such Claim against such Holder has not otherwise been compromised or settled on or prior to the Effective Date in a manner that limits setoff rights (whether pursuant to this Plan or otherwise); provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any claim that the Debtors or the Reorganized Debtors may have against such Holder.

7.9 Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is based upon any obligations or instrument that is treated for U.S. federal income tax purposes as indebtedness of any Debtor and other amounts (such as accrued but unpaid interest or deemed interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts; provided, however, that this Section 7.9 shall not apply to distributions made to the IRS.

7.10 No Fractional Plan Securities

There shall be no distribution of fractional Plan Securities. Where a fractional Plan Security would otherwise be called for, the actual allocation shall reflect a rounding down (to the nearest whole dollar) of such fraction.

7.11 Compliance with Hart-Scott-Rodino and Similar Requirements

Any Plan Securities of Reorganized LATAM Parent Stock to be distributed under this Plan to any Entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or to meet any similar requirements under applicable non-U.S. law, shall not be distributed until the notification and waiting periods applicable under such law to such Entity shall have expired or been terminated.

ARTICLE VIII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1 Contracts and Leases Entered into after the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor or Reorganized Debtor, as the case may be, liable thereunder in the ordinary course of its business or as authorized by the Bankruptcy Court. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) will survive and remain unaffected by entry of the Confirmation Order, and, on the Effective Date, shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court.

8.2 Assumption, Rejection and Assignment of Executory Contracts and Unexpired Leases

(a) Except as otherwise provided for herein, on the Effective Date, all executory contracts and unexpired leases of the Debtors will be deemed automatically rejected in accordance with and subject to the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code without the need for any further notice to or action, order or approval of the Bankruptcy Court, unless such executory contracts and unexpired leases are (i) identified on Exhibit D to this Plan as Assumed Contracts or Exhibit E to this Plan as Assigned Contracts and not removed from such exhibit prior to the Effective Date, (ii) previously assumed by order of the Bankruptcy Court, or (iii) the subject of a motion to assume filed with the Bankruptcy Court on or before the Effective Date; provided, that the Debtors reserve the right to seek, following entry of the Confirmation Order, assumption of an executory contract or unexpired lease that was deemed rejected. The amendment of an executory contract or unexpired lease after the Petition Date shall not, by itself, constitute the assumption of such executory contract or unexpired lease. For the avoidance of doubt, an executory contract or unexpired lease may be deemed automatically rejected even if not specifically listed on Exhibit C to this Plan.

(b) With respect to Aircraft Leases that were not previously assumed, had not previously expired or terminated pursuant to their terms, or are not subject to a motion to assume or assume and assign filed on or before the date the Confirmation Order is entered, the Debtors shall assume only those Aircraft Leases and related executory contracts that are designated specifically as an unexpired lease or executory contract on Exhibit D to this Plan. For the avoidance of doubt, any executory contracts or unexpired leases that are ancillary to Aircraft Leases that have been previously assumed or are being assumed under this Plan shall be deemed assumed. Notwithstanding anything to the contrary herein, to the extent certain of the Aircraft Leases identified on Exhibit D include finance leases of the Debtors that were amended during the course of these Chapter 11 Cases, the debt associated with such lease shall be provided the treatment agreed between the applicable Debtor(s) and the lease counterparties and lenders in the applicable governing amendment documents.

(c) The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. Each Assigned Contract shall be listed on Exhibit E to this Plan, along with the proposed counterparty to such Assigned Contract.

(d) Each Rejected Contract shall be rejected only to the extent that it constitutes an executory contract or unexpired lease.

(e) Without amending or altering any prior order of the Bankruptcy Court approving the assumption, assignment or rejection of any executory contracts and unexpired leases, entry of the Confirmation Order shall constitute approval of the assumptions, assignments and rejections as applicable, provided herein, pursuant to sections 365(a), 365(f) and 1123 of the Bankruptcy Code. To the extent any provision in any executory contracts and unexpired leases assumed or assigned pursuant to this Plan (including any “change of control” provision) conditions, restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the applicable assumption or assignment of such executory contract or unexpired lease, or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such assumption or assignment, then such provision shall be deemed void and of no force or effect such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to terminate or modify such executory contract or unexpired lease or to exercise any other default-related rights with respect thereto. Confirmation of this Plan and consummation of the transactions contemplated thereby shall not constitute a change of control under any executory contract or unexpired lease assumed by the Debtors on or prior to the Effective Date.

8.3 Insurance Policies and Indemnification Obligations

Notwithstanding anything to the contrary herein or in the other Restructuring Documents, each of the Insurance Contracts of the Debtors, including all D&O Policies, are deemed to be and treated as executory contracts under this Plan. Unless listed on Exhibit C to this Plan, on the Effective Date, the Debtors shall be deemed to have assumed all Insurance Contracts, including all D&O Policies, pursuant to sections 105 and 365 of the Bankruptcy Code such that the Reorganized Debtors shall become and remain liable in full for all of their and the Debtors’ obligations thereunder, regardless of whether such obligations arise before or after the Effective Date and without the need for Insurers to file or serve a Proof of Claim or Administrative Expense Claim, provided, that the Reorganized Debtors shall not indemnify officers, directors, equity holders, agents, or employees, as applicable, of the Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct.

Notwithstanding anything to the contrary herein or in the other Restructuring Documents, (a) nothing in this Plan or the other Restructuring Documents alters, modifies or otherwise amends the terms and conditions of the Insurance Contracts, and any rights and obligations thereunder shall be determined under the Insurance Contracts and applicable non-bankruptcy law as if the Chapter 11 Cases had not occurred, (b) nothing (including Sections 8.2(c) and 8.11(b) of this Plan) shall permit or otherwise effect a sale, assignment or any other transfer of any Insurance Contracts and/or any rights, proceeds, benefits, claims, rights to payments, or recoveries under or relating thereto without the prior express written consent of the applicable Insurer, and (c) the injunctions set forth in Article XI hereof, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit: (i) claimants with valid workers’ compensation claims or direct action claims against Insurers under applicable non-bankruptcy law to proceed with their claims; (ii) Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against Insurers under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in Article XI hereof to proceed with its claim, and (C) all costs in relation to each of the foregoing; and (iii) subject to the terms of the Insurance Contracts and/or applicable non-bankruptcy law, Insurers to (A) cancel any Insurance Contracts, and (B) take other actions relating to the Insurance Contracts (including setting off amounts due by the Debtors or Reorganized Debtors against any amounts due to the Debtors or Reorganized Debtors or against (or otherwise applying) any collateral or security provided by the Debtors or Reorganized Debtors, regardless of when any such amounts arise, become due or when any such collateral or security is provided).

In addition, after the Effective Date, all current and former officers, directors, agents, or employees who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any D&O Policy (including any “tail” policy) for the full term of such policy regardless of whether such officers, directors, agents, and/or employees remain in such positions after the Effective Date, in each case, to the extent set forth in such D&O Policies. In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Policy (including any “tail” policy) in effect as of or subsequent to the Petition Date; provided, that, for the avoidance of doubt, any Insurance Contract, including tail insurance policies, for directors’, members’, trustees’, and officers’ liability to be purchased or maintained by the Reorganized Debtors after the Effective Date shall be subject to the ordinary-course corporate governance of the Reorganized Debtors.

Notwithstanding anything in this Plan, any Indemnification Obligation to indemnify current and former officers, directors, members, managers, agents, sponsors, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, members, managers, agents, or employees based upon any act or omission for or on behalf of the Debtors shall (i) remain in full force and effect, (ii) not be discharged, impaired, or otherwise affected in any way, including by this Plan, the Plan Supplement, or the Confirmation Order, (iii) not be limited, reduced or terminated after the Effective Date, and (iv) survive unimpaired and unaffected irrespective of whether such Indemnification Obligation is owed for an act or event occurring before, on or after the Petition Date; provided, that the Reorganized Debtors shall not indemnify officers, directors, members, or managers, as applicable, of the Debtors for any claims or Causes of Action that are not indemnified by such Indemnification Obligation. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors, and, if necessary to effectuate such assumption under local law, Reorganized LATAM Parent shall contractually assume such obligations. Any claim based on the Debtors’ obligations under this Plan shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

8.4 Intellectual Property Licenses and Agreements

Notwithstanding anything to the contrary herein or in the Plan Supplement, all intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to this Plan and shall be assumed by the Debtors and Reorganized Debtors, as applicable, and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is listed on Exhibit C to this Plan, specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors. Unless otherwise noted hereunder, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

8.5 Compensation and Benefit Programs; Other Employee Obligations

Notwithstanding anything to the contrary herein or in the Plan Supplement, all employment, confidentiality, and non-competition agreements (including, for the avoidance of doubt, any agreements with third-party personnel vendors or any agreements with independent contractors), collective bargaining agreements, offer letters (including any severance set forth therein), bonus, gainshare and incentive programs, vacation, holiday pay, paid-time off, leaves, severance, retirement, supplemental retirement, indemnity, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs, agreements and arrangements, and all other wage, compensation, employee expense reimbursement, unemployment insurance, workers’ compensation, and all other benefit obligations (including, for the avoidance of doubt, letter agreements with respect to certain employees’ rights and obligations in the event of certain terminations of their employment in connection with and following the implementation of the Restructuring Transactions) (collectively, the “Compensation and Benefits Plans”) are deemed to be, and will be treated as, Executory Contracts under this Plan and, on the Effective Date, will be deemed assumed pursuant to sections 365 and 1123 of the Bankruptcy Code (in each case, as amended prior to or on the Effective Date) unless any such Compensation and Benefit Plan is listed on Exhibit C to this Plan, specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors; provided, that no employee equity or equity-based incentive plans, or any provisions set forth in any Compensation and Benefits Plans that provide for rights to acquire equity interests in any of the Debtors will be assumed, or deemed assumed, by the Reorganized Debtors.

8.6 Intercompany Agreements

Notwithstanding anything to the contrary herein or in the Plan Supplement, all contracts, unexpired leases and other agreements solely between a Debtor and (i) any other Debtor or (ii) any subsidiary or Affiliate of a Debtor (each, an “Intercompany Agreement” and collectively, the “Intercompany Agreements”) are deemed to be, and will be treated as, Executory Contracts under this Plan and, on the Effective Date, will be deemed assumed pursuant to sections 365 and 1223 of the Bankruptcy Code (in each case, as amended prior to or on the Effective Date) unless any such Intercompany Agreement is listed on Exhibit C to this Plan, specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors.

8.7 Critical Airline Agreements

Notwithstanding anything to the contrary herein or in the Plan Supplement, all agreements with or administered by the International Air Transport Association or its subsidiaries (excluding any bilateral agreements to which International Air Transport Association and/or its subsidiaries are not a signatory) and any bilateral interline agreements with other airlines (including interline agreements related to the Debtors’ cargo business) along with all related clearinghouse agreements are deemed to be, and will be treated as, Executory Contracts under this Plan and, on the Effective Date, will be deemed assumed pursuant to sections 365 and 1123 of the Bankruptcy Code (in each case, as amended prior to or on the Effective Date) unless any such agreement or contract is listed on Exhibit C to this Plan, specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors. Furthermore, all reciprocal and unilateral code share agreements, lounge access agreements, special prorate agreements and frequent flyer program agreements, as well as all related clearinghouse agreements, are deemed to be, and will be treated as, Executory Contracts under this Plan and, on the Effective Date, will be deemed assumed pursuant to sections 365 and 1123 of the Bankruptcy Code (in each case, as amended prior to or on the Effective Date) unless any such agreement or contract is listed on Exhibit C to this Plan, specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors.

8.8 Preexisting Obligations to the Debtors Under Rejected Contracts

Rejection of any Rejected Contract pursuant to this Plan shall not constitute a termination of pre-existing obligations owed to the applicable Debtor(s) under such Rejected Contract. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to any Rejected Contract.

8.9 Subsequent Modifications, Amendments, Supplements or Restatements.

Unless otherwise provided by this Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed, whether or not such executory contract or unexpired lease relates to the use, acquisition or occupancy of real property, shall include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, and uses, unless any of the foregoing agreements has been or is rejected pursuant to an order of the Bankruptcy Court or is otherwise rejected as part of this Plan. Except to the extent that this Plan or a Final Order of the Bankruptcy Court provides otherwise, modifications, amendments, supplements and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases and actions taken in accordance therewith (i) do not alter in any way the prepetition nature of the executory contracts and unexpired leases, or the validity, priority or amount of any Claims against the Debtors that may arise under the same, (ii) are not and do not create postpetition contracts or leases, (iii) do not elevate to administrative expense priority any Claims of the counterparties to the executory contracts and unexpired leases against any of the Debtors, and (iv) do not entitle any Person to a Claim under any section of the Bankruptcy Code on account of the difference between the terms of any prepetition executory contracts or unexpired leases and subsequent modifications, amendments, supplements or restatements.

8.10 Reservation of Rights

(a) The Debtors reserve their right, on or before 4:00 p.m. (prevailing Eastern Time) on the Business Day immediately before the Confirmation Hearing, as may be rescheduled or continued, to amend Exhibit C, Exhibit D and Exhibit E to this Plan to delete or add any unexpired lease or executory contract. The counterparty to any executory contracts or unexpired leases first listed on or removed from an amended Exhibit C, Exhibit D or Exhibit E to this Plan, as applicable, shall file any Treatment Objection no later than seven (7) days from the date such amended Exhibit is filed.

(b) If the Debtors, in their discretion, determine that the amount asserted to be the necessary “cure” amount would, if ordered by the Bankruptcy Court, make the assumption and/or assignment of the executory contract or unexpired lease imprudent, then the Debtors may elect to (i) reject the relevant executory contract or unexpired lease or (ii) request an expedited hearing on the resolution of the “cure” dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the executory contract or unexpired lease pending the outcome of such dispute.

(c) If the Debtors, in their discretion, determine that the amount asserted to be the necessary rejection damages amount would, if ordered by the Bankruptcy Court, make the rejection of the executory contract or unexpired lease imprudent, then the Debtors may elect to (i) assume the relevant executory contract or unexpired lease, (ii) assume and assign the relevant executory contract or unexpired lease, or (iii) request an expedited hearing on the resolution of the rejection damages dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to assume or assume and assign the executory contract or unexpired lease pending the outcome of such dispute.

(d) Until a contract or lease has been assumed pursuant to this Plan or a Final Order of the Bankruptcy Court, neither the exclusion nor inclusion of any contract or lease in Exhibit C, Exhibit D or Exhibit E to this Plan, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an executory contract or unexpired lease or that the Reorganized Debtors have any liability thereunder.

(e) The Debtors agree to consult with the Commitment Parties in taking any actions under this Section 8.10.

8.11 Rejection Damages for Rejected Contracts; Cure of Defaults of Assumed Executory Contracts and Unexpired Leases

(a) All executory contracts and unexpired leases that are not expressly assumed shall be deemed rejected as of the Effective Date. Unless otherwise provided for herein, in Exhibit C to this Plan (including by filing a Treatment Objection as set forth below), or in the Plan Supplement, or the Bankruptcy Court orders otherwise, the rejection damages for each Rejected Contract shall be zero. Except to the extent that a Final Order of the Bankruptcy Court provides otherwise, in the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages shall be classified and treated as a General Unsecured Claim against the applicable Debtor(s), and may be objected to in accordance with the provisions of Section 8.12 hereof and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules. Such Claim shall be forever barred and unenforceable against any Debtor or Reorganized Debtor, their respective Affiliates, successors or assigns or the property of any of them, unless a Proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtors within thirty (30) days from the later of (i) the date of entry of an order of the Bankruptcy Court approving such rejection, (ii) entry of the Confirmation Order, and (iii) the effective date of the rejection of such executory contract or unexpired lease.

(b) With respect to any Assigned Contracts and Assumed Contracts, other than those assumed pursuant to Sections 8.1, 8.3, 8.4. 8.5, or 8.6 hereof, at least ten (10) days before the deadline to object to confirmation of this Plan, the Debtors shall serve a notice on parties to all Assigned Contracts and Assumed Contracts reflecting the Debtors’ intention to potentially assume or assume and assign the Assumed Contract or Assigned Contract in connection with this Plan and, where applicable, setting forth the proposed cure amount (the “Cure Amount”) (if any) (the “Assumption Notice”). Except as otherwise provided for herein or in the Assumption Notice or as may be otherwise agreed in writing by the applicable Debtor and counterparty or ordered by the Bankruptcy Court, the Cure Amount for each Assigned Contract and Assumed Contract shall be zero. All Cure Amounts shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment in Cash in the amounts set forth in the Assumption Notice, or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree in writing, on or as soon as practicable following the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. To the extent provided by section 365(b)(2)(D) of the Bankruptcy Code, no counterparty to an executory contract or unexpired lease shall be allowed a Claim, as part of its Cure Amount, for a default rate of interest or any other form of late payment penalty.

(c) In the event of a dispute pertaining to assumption, assignment, or the Cure Amount set forth in the Assumption Notice, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the resolution of the dispute in accordance with Section 8.12 of this Plan. Pending the resolution of such dispute, the executory contract or unexpired lease at issue shall be deemed conditionally assumed by the relevant Reorganized Debtor unless otherwise ordered by the Bankruptcy Court. To the extent that any Person fails to timely File an objection to the assumption, assumption and assignment, or the Cure Amount listed in the Assumption Notice or otherwise as set forth in Section 8.12 hereof, (i) such Person is deemed to have consented to such Cure Amounts and the assumption or assumption and assignment of such executory contracts or unexpired leases pursuant to this Plan and (ii) the Cure Amounts set forth in the Assumption Notice shall be final and binding on all non-debtor parties (including any successors and designees) to such executory contracts or unexpired leases set forth in the Assumption Notice, and shall not be subject to further dispute or audit based on performance prior to the time of assumption, irrespective of the terms and conditions of such executory contract or unexpired lease. Each counterparty to an assumed or assumed and assigned executory contract or unexpired lease shall be forever barred, estopped, and permanently enjoined from (i) asserting against any Reorganized Debtor, its Affiliates, successors or assigns or the property of any of them, any default existing as of the Effective Date under such contract or lease or any counterclaim, defense, setoff or any other interest asserted or assertable against the Debtors; and (ii) imposing or charging against any Reorganized Debtor any accelerations, assignment fees, increases or any other fees as a result of any assumption or assignment pursuant to this Plan.

(d) Upon the assignment of any Assigned Contract, no default shall exist thereunder and no counterparty to any such Assigned Contract shall be permitted to declare a default by the Debtors or the Reorganized Debtors thereunder or otherwise take action against the Reorganized Debtors, their Affiliates, successors or assigns or the property of any of them as a result of any of the Restructuring Transactions, or any Debtor’s financial condition, bankruptcy or failure to perform any of its obligations under such Assigned Contract prior to the Effective Date. Any provision in any Assigned Contract that is assigned under this Plan which prohibits or conditions the assignment or allows the counterparty thereto to terminate, recapture, impose any penalty, condition on renewal or extension, or modify any term or condition upon such assignment, constitutes an unenforceable anti-assignment provision that is void and of no force and effect.

8.12 Objections to Rejection, Assumption, Assignment or Cure

Except as provided by Section 8.10 of this Plan regarding amendments to Exhibit C, Exhibit D and Exhibit E to this Plan or Section 8.11(a), responses or objections, if any, to the (i) rejection, (ii) assumption, (iii) assumption and assignment, or (iv) any Cure Amount related to any contracts or leases to be assumed or assumed and assigned under this Plan (each a “Treatment Objection”), shall be Filed, together with proof of service, with the Clerk of the United States Bankruptcy Court, Southern District of New York, One Bowling Green, New York, NY 10004, and served such that the responses or objections are actually received no later than 4:00 p.m. (prevailing Eastern Time) on April 29, 2022 (the “Confirmation Objection Deadline”) by each of the following parties:

(a) counsel to the Debtors, Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, Attention: Richard J. Cooper, Esq., Lisa M. Schweitzer, Esq., Luke A. Barefoot, Esq. and Thomas S. Kessler, Esq.;

(b) the Office of the United States Trustee, U.S. Department of Justice, 201 Varick Street, Room 1006, New York, New York 10014, Attention: Brian Masumoto, Esq.;

(c) counsel to the Committee, Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036, Attention: Allan S. Brilliant, Esq., Craig P. Druehl, Esq. and David A. Herman, Esq.;

(d) counsel to the Commitment Creditors, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, 10036, Attn: Kenneth H. Eckstein, Esq., Rachael L. Ringer, Esq., Douglas Buckley, Esq. and Andrew Pollack, Esq.;

(e) counsel to each of the Backstop Shareholders, CVL and the Eblen Group: (i) Davis Polk & Wardwell LLP, 450 Lexington Ave., New York, New York 10017, Attn: Marshall Huebner, Esq., Lara Samet Buchwald, Esq., Adam L. Shpeen, Esq. and Gene Goldmintz, Esq.; (ii) Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, Attn: Gerard S. Catalanello, Esq. and James J. Vincequerra, Esq.; and (iii) Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attn: Richard G. Mason, Esq. and Angela K. Herring, Esq.; and

(f) any non-Debtor parties to such executory contract or unexpired lease.

Any objection to the proposed Cure Amount shall state with specificity the cure amount the objecting party believes is required and provide appropriate documentation in support thereof. If any Treatment Objection is not timely Filed and served before the Confirmation Objection Deadline, each counterparty to an assumed, assumed and assigned, or rejected executory contract or unexpired lease, whether entered before or after the Petition Date, shall be forever barred from (i) objecting to the rejection, assumption, assignment, and/or Cure Amount provided hereunder, and shall be precluded from being heard at the Confirmation Hearing with respect to such objection; (ii) asserting against any Reorganized Debtor, its Affiliates, successors or assigns or the property of any of them, any default existing as of the Effective Date under such contract or lease or any counterclaim, defense, setoff or any other interest asserted or assertable against the Debtors; and (iii) imposing or charging against any Reorganized Debtor any accelerations, assignment fees, increases or any other fees as a result of any assumption or, assumption and assignment or rejection pursuant to this Plan.

On and after the Effective Date, the Reorganized Debtors may, in their sole discretion, settle Treatment Objections without any further notice to or action by the Bankruptcy Court or any other party (including by paying any agreed “cure” amounts).

For each executory contract or unexpired lease as to which a Treatment Objection is timely Filed and properly served and that is not otherwise resolved by the parties on or before the date of the Confirmation Hearing, the Debtors, subject to the availability of the Bankruptcy Court, may schedule a hearing on such Treatment Objection and provide at least twenty-one (21) days’ notice of such hearing to the party filing such Treatment Objection.

Unless the Bankruptcy Court expressly orders or the parties agree otherwise, any assumption, rejection, or assignment approved by the Bankruptcy Court notwithstanding a Treatment Objection shall be effective as of the effective date originally proposed by the Debtors or specified in this Plan or the Confirmation Order. Any cure shall be paid as soon as reasonably practicable following the entry of a Final Order resolving a Cure Amount or assumption or assignment dispute unless the Debtors elect to reject the executory contract or unexpired lease as described above.

ARTICLE IX

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

9.1 Resolution of Disputed Claims

Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, the Reorganized Debtors and the Disbursing Agent shall have the exclusive right to make and File objections to Claims (other than Administrative Expense Claims and Professional Fees Claims to which other parties may object as set forth in Section 3.1 and Section 13.5 of this Plan) and shall serve a copy of each objection upon the Holder of the Claim to which the objection is made as soon as practicable, but in no event later than sixty (60) days after the Effective Date (the “Claims Objection Deadline”) or such later date as is established by the filing of a notice by the Reorganized Debtors prior to the expiration of the then current Claims Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder thereof if service is effected in any of the following manners: (a) in accordance with Rule 4 of the Federal Rules of Civil Procedure, as modified and made applicable by Bankruptcy Rule 7004; (b) by email or first class mail, postage prepaid, on the signatory on the Proof of Claim or interest or other representative identified in the Proof of Claim or interest or any attachment thereto; (c) by email or first class mail, postage prepaid, on any counsel that has appeared on the Holder’s behalf in the Chapter 11 Cases or (d) any other method that may be agreed by the Debtors and the Holder. Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise, settle and resolve all Disputed Claims up to the Effective Date. After the Effective Date, any such right shall pass to the Reorganized Debtors without the need for further approval of the Bankruptcy Court.

9.2 No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim has become an Allowed Claim.

9.3 Distributions on Account of Disputed Claims Once They Are Allowed

If a Disputed Claim becomes an Allowed Claim after the Initial Distribution Date, the Disbursing Agent shall be authorized to cause a distribution to be made on account of such Disputed Claim on the date of Allowance or as soon as reasonably practicable thereafter. Such distributions will be made pursuant to the applicable provisions of Article VII of this Plan, subject to Section 9.5 of this Plan.

9.4 Estimation of Claims

The Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent Claim, unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether any of the Debtors or the Reorganized Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to such Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent Claim, unliquidated Claim or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

9.5 Disputed Claims Reserve

(a) On the Effective Date, the Disbursing Agent in coordination with Reorganized LATAM Parent (to the extent the Disbursing Agent is not Reorganized LATAM Parent) shall reserve in the Disputed Claims Reserve the amount of Cash and Plan Securities that the Reorganized Debtors determine (in consultation with the Commitment Creditors and the Backstop Shareholders) would likely have been distributed to the Holders of all Disputed Claims if such Disputed Claims had been Allowed on the Effective Date. The amount of such Disputed Claims is to be determined, solely for the purposes of establishing reserves and for maximum distribution purposes, to be the lesser of (a) the asserted amount of the Disputed Claim filed with the Bankruptcy Court as set forth in the non-duplicative Proof of Claim, or (if no proof of such Claim was filed) listed by the Debtors in the Schedules, (b) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code or ordered by other order of the Bankruptcy Court, or (c) the amount otherwise agreed to by the Debtors or the

Reorganized Debtors, as applicable, and the Holder of such Disputed Claim for distribution purposes. With respect to all Disputed Claims that are unliquidated or contingent and/or for which no dollar amount is asserted on a Proof of Claim, the Debtors will reserve Cash equal to the amount reasonably determined by the Debtors or Reorganized Debtors. With respect to any Plan Securities reserved pursuant to this Section 9.5, the Reorganized Debtors and the Disbursement Agent shall have the right, in their sole discretion, to sell such Plan Securities (including following conversion of any New Convertible Notes to New Convertible Notes Back-Up Shares) at prevailing market rates, with any Cash proceeds of such sale held in the Disputed Claims Reserve in accordance with this Section 9.5.

(b) The Disbursing Agent may, at the direction of the Debtors or the Reorganized Debtors, adjust the Disputed Claims Reserve to reflect all earnings thereon (net of any expenses relating thereto, and net of taxes calculated at the applicable combined highest marginal tax rates imposed on a corporation in the jurisdiction in which the Disbursing Agent maintains all or a portion of the Disputed Claims Reserve, for federal, state and local tax purposes in each of the relevant jurisdictions on the amount of all such earnings recognized by the Debtors or Reorganized Debtors for federal, state or local tax purposes in each of the relevant jurisdictions) to be distributed on the Distribution Dates, as required by this Plan. The Disbursing Agent shall hold in the Disputed Claims Reserve all dividends, payments and other distributions made on account of, as well as any obligations arising from, the property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise. To the extent that dividends are issued on the Plan Securities that the Disbursing Agent holds in reserve, the Disbursing Agent will also distribute such dividends in accordance with this Section 9.5 when distributions are made on Disputed Claims.

(c) After any reasonable determination by the Reorganized Debtors that the Disputed Claims Reserve should be adjusted downward in accordance with this Section 9.5, the Disbursing Agent shall, at the direction of the Debtors or the Reorganized Debtors, effect a distribution to the Reorganized Debtors in the amount of such adjustment as required by this Plan (an “Adjustment Distribution”).

(d) After all Disputed Claims have become either Allowed or disallowed and all distributions required pursuant to Article VII of this Plan have been made, the Disbursing Agent shall, at the direction of the Reorganized Debtors, distribute the Cash remaining in the Disputed Claims Reserve to the Reorganized Debtors.

9.6 No Amendments to Claims

A Claim may be amended before the Confirmation Date only as agreed upon by the Debtors and the Holder of such Claim, or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules or applicable non-bankruptcy law. On or after the Confirmation Date, the Holder of a Claim (other than an Administrative Expense Claim, a Claim for rejection damages for which the applicable objection deadline has not passed, or a Professional Fees Claim) must obtain prior authorization from the Bankruptcy Court or Reorganized Debtors to file or amend a Claim. Any new or amended Claim (other than Administrative Expense Claims or Claims for rejection damages for which the applicable objection deadline has not passed) filed after the Confirmation Date without such prior authorization will not appear on the Claims Register and will be deemed disallowed in full and expunged without any action required of the Debtors or the Reorganized Debtors and without the need for any court order.

9.7 No Late-Filed Claims

In accordance with the Bar Date Order, the Supplemental Bar Date Order and section 502(b)(9) of the Bankruptcy Code, any Person that failed to file a Proof of Claim by the applicable Bar Date or was not otherwise permitted to file a Proof of Claim after the applicable Bar Date by a Final Order of the Bankruptcy Court is and shall be barred, estopped and enjoined from asserting any Claim against the Debtors (a) in an amount that exceeds the amount, if any, that is identified in the Schedules on behalf of such Person as undisputed, noncontingent and liquidated; or (b) of a different nature or a different classification than any Claim identified in the Schedules on behalf of such Person.

All Claims filed after the applicable Bar Date and for which no Final Order has been entered by the Bankruptcy Court determining that such Claims were timely filed shall be disallowed and expunged without any further action required by the Debtors, the Reorganized Debtors or the Bankruptcy Court. Any Distribution on account of such Claims shall be limited to the amount, if any, listed in the applicable Schedules as undisputed, noncontingent and liquidated. The Debtors or the Reorganized Debtors have no obligation to review or respond to any Claim filed after the applicable Bar Date unless: (y) the filer has obtained an order from the Bankruptcy Court authorizing it to file such Claim after the Bar Date; or (z) the Reorganized Debtors have consented to the filing of such Claim in writing.

ARTICLE X

CONFIRMATION AND CONSUMMATION OF THIS PLAN

10.1 Conditions to Confirmation

Subject to Section 10.3 of this Plan, the conditions precedent to the confirmation of this Plan are that (i) the Disclosure Statement, the Disclosure Statement Supplement and Plan Supplement (including with respect to any amendments, modifications, supplements and exhibits thereto related to the foregoing) shall be in form and substance reasonably acceptable to the Debtors, the Requisite Commitment Creditors and the Backstop Shareholders; (ii) this Plan and the Confirmation Order (including with respect to any amendments, modifications, supplements and exhibits thereto related to the foregoing) shall each be in form and substance acceptable to the Debtors, the Requisite Commitment Creditors and the Backstop Shareholders; (iii) the Confirmation Order and this Plan shall contain all provisions required to be contained therein under each Local Bondholder Joinder Agreement, in form and substance acceptable to the Local Bond Trustee; (iv) the Confirmation Order shall have been entered and not stayed; and (v) all governmental or other approvals required, as determined by the Debtors in consultation with the Commitment Parties, to effectuate the terms of this Plan (including the registration of all Plan Securities with the CMF) shall have been obtained.

10.2 Conditions to Effective Date

Subject to Section 10.3, each of the following is a condition precedent to the occurrence of the Effective Date:

(a) the Confirmation Order (including any amendment or modification thereof) shall (i) have been entered by the Bankruptcy Court in form and substance acceptable to the Debtors, the Backstop Shareholders and the Requisite Commitment Creditors, and (ii) not have been stayed, vacated or set aside;

(b) all actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable government units in accordance with applicable law;

(c) all shareholder approvals and board approvals necessary to implement this Plan and issue the New Plan Notes and ERO New Common Stock and amend the bylaws of LATAM Parent shall have been obtained;

(d) to the extent that the Debtors, in their sole discretion, seek recognition of this Plan in Chile or Colombia, this Plan shall have been granted recognition or its equivalent status in Chile or Colombia, as the case may be; provided, however, that if the Debtors seek such recognition or equivalent status, any failure or delay in obtaining such recognition or equivalent status shall not be a condition precedent to the extent the then-remaining Restructuring Transactions may be consummated in Chile and Colombia by the Effective Date;

(e) this Plan shall have been granted approval in the joint provisional liquidator proceeding pending in the Cayman Islands;

(f) all of the conditions precedent for effectiveness of the Exit Financing shall have been satisfied or waived in accordance with the terms thereof;

(g) all of the conditions precedent for consummation of the transactions contemplated by the Backstop Agreements shall have been satisfied or waived in accordance with the terms thereof;

(h) notice of the projected Effective Date shall have been provided to the Committee, or its counsel, no later than five (5) Business Days prior to the projected Effective Date;

(i) all government and regulatory filings and approvals necessary to implement this Plan shall have been completed or received, as applicable, including anti-trust and competition filings (to the extent required) and registration of Plan Securities with the CMF;

(j) this Plan, the Disclosure Statement, the Disclosure Statement Supplement and the Restructuring Documents shall not have been amended or modified (i) other than in a manner in form and substance consistent in all material respects with the Restructuring Term Sheet (as defined in the Restructuring Support Agreement) and otherwise acceptable to the Debtors, the Requisite Commitment Creditors, and the Backstop Shareholders and (ii) without the consent of a Joining Local Bondholder, the Requisite Joining Local Bondholders and/or the Local Bond Trustee solely to the extent such consent is required by the Restructuring Support Agreement;

(k) the Restructuring Support Agreement is in full force and effect and no Termination Event (as defined in the Restructuring Support Agreement) has occurred and is continuing;

(l) all outstanding Commitment Creditor Fees and Backstop Shareholder Fees that are due and payable shall have been paid in full by the Debtors in Cash to the extent invoiced in advance of the Effective Date and all contribution and indemnification obligations, if any, pursuant to the Backstop Agreements that have been determined in good faith to be valid and owed have been paid in full in Cash by the Debtors;

(m) provided that so long as (i) the Debtors have not terminated all of the W&C Creditor Group Joinder Agreements pursuant to Section 7(b)(ii)(2) of the W&C Creditor Group Joinder Agreement or (ii) the Restructuring Support Agreement has not terminated, the W&C Creditor Group Fees and the accrued and unpaid W&C Initial Creditor Group Fees shall be paid on the Effective Date in full by the Debtors to the extent invoiced in advance of the Effective Date;

(n) all Prepetition Secured Agent Expenses that are due and payable shall have been paid in full by the Debtors in Cash to the extent invoiced in advance of the Effective Date and all contribution and indemnification obligations, if any, pursuant to the Prepetition Secured Credit Documents that have been determined in good faith to be valid and owed shall have been paid in full in Cash by the Debtors;

(o) all conditions precedent to the effectiveness of the Revised RCF Agreement have been satisfied or waived in accordance with that agreement’s terms;

(p) there shall not have been any ruling, judgment or order issued by any Governmental Unit making illegal, enjoining or otherwise preventing or prohibiting the consummation of the Restructuring Transactions unless such ruling, judgment or order has been stayed, reversed or vacated; and

(q) (i) none of the Confirmation Order, this Plan nor any of the Restructuring Documents shall have been amended, modified, or supplemented other than in accordance with each Local Bondholder Joinder Agreement and Section 11 of the Restructuring Support Agreement; and (ii) the Backstop Local Bondholder Fees shall have been paid in full in accordance with Section 3.1(g).

10.3 Waiver of Conditions

Each of the conditions set forth in Sections 10.1 and 10.2 of this Plan may be waived in whole or in part by the Debtors with the consent of the Commitment Parties (except item (m) in Section 10.2 of this Plan, which cannot be waived without the consent of the W&C Creditor Group Parties, Section 10.2(n) of this Plan, which cannot be waived without the consent of the RCF Administrative Agent and the Spare Engine Facility Agent, as applicable and Section 10.2(o) of this Plan, which cannot be waived without the consent of the administrative agent under the Revised RCF Agreement and each Holder of Class 1 Claims that elects Class 1a Treatment), without any other notice to parties in interest or notice to or order of the Bankruptcy Court and without a hearing, and Sections 10.1(iii) and 10.2(q) which cannot be waived without the consent of the Requisite Joining Local Bondholders and the Local Bond Trustee. The failure to satisfy or waive a condition to the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of a Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each right shall be deemed an ongoing right that may be asserted at any time.

10.4 Notice of Effective Date

Upon satisfaction of all the conditions to the Effective Date set forth in Section 10.2 of this Plan, or if waivable, waiver pursuant to Section 10.3 of this Plan, or as soon thereafter as is reasonably practicable thereafter, the Reorganized Debtors shall File with the Bankruptcy Court the “Notice of Effective Date” in a form reasonably acceptable to the Reorganized Debtors in their sole discretion, which notice shall constitute appropriate and adequate notice that this Plan has become effective; provided, however, that the Debtors shall have no obligation to notify any Person. This Plan shall be deemed to be effective as of 12:01 a.m., prevailing Eastern Time, on the Effective Date. A courtesy copy of the Notice of Effective Date may be sent by email, United States mail, postage prepaid (or at the Debtors’ option, by courier or facsimile) to those Persons who have Filed with the Bankruptcy Court requests for notices pursuant to Bankruptcy Rule 2002.

10.5 Consequences of Non-Occurrence of Effective Date

If the Effective Date does not occur with respect to any of the Debtors, then, with respect to any such Debtor, the Confirmation Order will be deemed vacated by the Bankruptcy Court without further notice or order. If the Confirmation Order is vacated pursuant to this Section, then (a) the applicable Debtor(s) shall File a notice to this effect with the Bankruptcy Court, (b) this Plan shall be null and void in its entirety solely with respect to such Debtor(s), (c) any settlement of Claims provided for hereby shall be null and void without further order of the Bankruptcy Court, and (d) the time within which the Debtors may assume, assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of sixty (60) days after the date the Confirmation Order is vacated; provided, however, that the Debtors retain their rights to seek further extensions of such deadline in accordance with, and subject to, section 365 of the Bankruptcy Code, and nothing contained in this Plan, the Disclosure Statement or the Disclosure Statement Supplement shall (x) constitute a waiver or release of any Claims, Equity Interests, or Causes of Action, (y) prejudice in any manner the rights of any Debtor or any other Person or (z) constitute an admission, acknowledgement, offer or undertaking of any sort by any Debtor or any other Person.

ARTICLE XI

EFFECT OF PLAN CONFIRMATION

11.1 Binding Effect; Plan Binds All Holders of Claims and Equity Interests

(a) On the Effective Date, and effective as of the Effective Date, this Plan, the Plan Supplement and the Confirmation Order shall, and shall be deemed to, be binding upon the Debtors and all present and former Holders of Claims against and Equity Interests in any Debtor, and their respective Related Persons, regardless of whether any such Holder of a Claim or Equity Interest has voted or failed to vote or been deemed or presumed to Accept or Reject this Plan.

(b) Further, pursuant to section 1142 of the Bankruptcy Code and in accordance with the Confirmation Order, the Debtors and any other necessary party shall execute, deliver and join in the execution or delivery (as applicable) of any instrument, document or agreement required to effect a transfer of property, a satisfaction of a Lien or a release of a Claim dealt with by this Plan, and to perform any other act, and the execution of documents necessary to effectuate the Restructuring Transactions and all other documents set forth or contemplated in this Plan, including in the Plan Supplement, that are necessary for the consummation of this Plan and the transactions contemplated herein; provided, however, that, notwithstanding the foregoing, nothing contained herein or in the Confirmation Order shall require any of the Commitment Creditors, Backstop Shareholders, CVL or the Eblen Group to authorize, approve, consent to or otherwise perform any act (i) not expressly agreed to in the Restructuring Documents or (ii) absent their express consent in accordance with the terms and conditions set forth in the Restructuring Documents.

11.2 Revesting of Assets.

Except as provided in this Plan, on the Effective Date or, with respect to any property, rights, or assets subject to any Lien in favor of any Secured Claim, the date of the satisfaction of the Allowed portion of such Secured Claim in accordance with this Plan, all property of the Estates, to the fullest extent provided by section 541 of the Bankruptcy Code, and any and all other rights and assets of the Debtors of every kind and nature shall revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than (a) those Liens, Claims and Interests retained or created pursuant to this Plan or any document entered into in connection with the transactions described in this Plan and (b) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date. On and after the Effective Date, except as otherwise provided in this Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Equity Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

11.3 Releases and Related Injunctions

(a) Releases by the Debtors. As of the Effective Date, the Releasing Parties shall be deemed to forever release, waive, and discharge conclusively, absolutely, unconditionally and irrevocably to the maximum extent permitted by applicable law, each of the Released Parties from any and all Claims, interests, obligations (contractual or otherwise), suits, judgments, damages, demands, debts, remedies, rights, Causes of Action (including Avoidance and Other Actions), rights of setoff and liabilities whatsoever (including any derivative claims asserted or assertable on behalf of the Debtors) in connection with or in any way relating to the Debtors, the Chapter 11 Cases, the Restructuring Support Agreement, the Backstop Agreements, the Prepetition Secured Credit Documents, the Prepetition Secured Debt, the Disclosure Statement, the Disclosure Statement Supplement or this Plan (other than the rights of the Debtors or the Reorganized Debtors to enforce the obligations under the Confirmation Order and this Plan and the contracts, instruments, releases, and other agreements or documents delivered or that survive thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 11.3 of this Plan:

(i) shall be deemed to prohibit the Reorganized Debtors from asserting and enforcing any Claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (including directors and officers) for alleged breach of confidentiality, or any other contractual obligations owed to the Debtors or the Reorganized Debtors, including non-compete and related agreements or obligations;

(ii) shall operate as a release, waiver, or discharge of any causes of action or liabilities unknown to the Debtors as of the Petition Date arising out of gross negligence, willful misconduct, fraud or criminal acts of such Released Party; or

(iii) shall release any of the Causes of Actions preserved under this Plan against any Persons other than Released Parties.

Entry of the Confirmation Order on the Confirmation Date shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing release by the Debtors, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the foregoing release by the Debtors: (1) is an essential means of implementing this Plan; (2) is an integral and non-severable element of this Plan and the transactions incorporated herein; (3) confers substantial benefits to the Debtors’ Estates; (4) is in exchange for the good and valuable consideration provided by the Released Parties; (5) is a good-faith settlement and compromise of the claims released by the foregoing by the Debtors; (6) is in the best interests of the Debtors and all Holders of Claims and Equity Interests; (7) is fair, equitable and reasonable; (8) is given and made after due notice and opportunity for hearing; and (9) is a bar to any of the Debtors or the Reorganized Debtors asserting any Claim or Cause of Action released pursuant to the foregoing release by the Debtors. The releases described herein shall, on the Effective Date, have the effect of res judicata (a matter adjudged), to the fullest extent permissible under applicable law of Chile, Colombia, Brazil, Peru, Ecuador, Cayman Islands, the United States and any other jurisdiction in which the Debtors operate.

(b) Releases by Holders of Claims and Equity Interests. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Holders of Claims against and Equity Interests in the Debtors and the Reorganized Debtors who: (i) are entitled to vote to Accept or Reject this Plan and (x) vote to Accept this Plan or (y) either Reject this Plan or abstain from voting and do not timely submit a Ballot indicating their refusal to grant the releases in this paragraph (subject to subparagraph (iv) hereof), (ii) are presumed to have voted for this Plan under section 1126(f) of the Bankruptcy Code and do not timely opt out of the releases in this paragraph as provided for in the Notice of Non-Voting Status (as defined in the Disclosure Statement Order), (iii) exercise their preemptive rights to subscribe to either the ERO New Common Stock or the New Convertible Notes and do not timely opt out of the releases set forth in this paragraph in connection with the preemptive rights subscription process or (iv) elect to subscribe to New Convertible Notes Class C or New Local Notes (irrespective of how such Holder votes on this Plan), shall be deemed to forever release, waive, and discharge conclusively, absolutely, unconditionally and irrevocably to the maximum extent permitted by applicable law each of the Released Parties from any and all Claims, interests obligations (contractual or otherwise), suits, judgments, damages, demands, debts, rights, Causes of Action (including Avoidance and Other Actions), rights of setoff and liabilities whatsoever (including any derivative claims asserted or assertable on behalf of the Debtors) in connection with or in any way relating to the Debtors, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Restructuring Support Agreement, the Backstop Agreements, the Prepetition Secured Credit Documents, the Prepetition Secured Debt, the Disclosure Statement, the Disclosure Statement Supplement or this Plan (other than the rights of the Debtors, the Reorganized Debtors, Commitment Parties, the RCF Agents, the Spare Engine Facility Agent, the Backstop Parties or a Creditor holding an Allowed Claim to enforce the obligations under the Backstop Agreements, Confirmation Order and this Plan, the contracts, instruments, releases, and other agreements or documents delivered under any of the foregoing, as applicable and, solely with respect to the RCF Agents and the Spare Engine Facility Agent, any provisions of any Prepetition Secured Credit Document that survive pursuant to this Plan) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, whether for tort, contract, violation of federal or state securities law or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 11.3 of this Plan shall operate as a release, waiver or discharge of any Causes of Action or liabilities unknown to such Holder as of the Petition Date arising out of gross negligence, willful misconduct, fraud or criminal acts of any such Released Party. For the avoidance of doubt, this Section 11.3 shall not apply to any Claims that are Reinstated pursuant to Article III hereof.

11.4 Discharge of Claims

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan or the Confirmation Order: (1) all consideration distributed under this Plan shall be in complete satisfaction, settlement, discharge, and release of and/or in exchange for (as applicable) all Claims of any kind or nature whatsoever against the Debtors or any of their assets or properties and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims; (2) this Plan shall bind all Discharge and Injunction Parties, notwithstanding whether any such Holders failed to vote to Accept or Reject this Plan or voted to Reject this Plan; and (3) all Persons and Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise expressly provided by this Plan or the Confirmation Order, upon the Effective Date, the Debtors shall be deemed discharged and released under and to the fullest extent provided under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including demands and liabilities that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

11.5 Preservation of Rights of Action

(a) Except as otherwise provided in this Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with this Plan or approved by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including the Avoidance and Other Actions, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date; provided that no Causes of Action released pursuant to Section 11.3(a) of this Plan against the Released Parties, including the settled and released Claims and Causes of Action described in Section 5.16 herein, shall vest in the Reorganized Debtors. No Person may rely on the absence of a specific reference in this Plan, the Plan Supplement, the Disclosure Statement, the Disclosure Statement Supplement or the Confirmation Order to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in this Plan.

(b) Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised, or settled in this Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the confirmation or consummation of this Plan. Except as otherwise provided in this Plan and in accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Person shall vest in the Reorganized Debtors. The Reorganized Debtors may pursue such Causes of Action, or decline to do any of the foregoing, as appropriate, in accordance with the best interests of the Reorganized Debtors and without further notice to or action, order or approval of the Bankruptcy Court.

11.6	Exculpation and Limitation of Liability

For purposes of this Plan, “Exculpated Parties” means (i) each of the Debtors, non-Debtor Affiliates, Reorganized Debtors, and all of their respective Affiliates, (ii) the Backstop Parties, in their capacity as such, (iii) the DIP Secured Parties, in their capacity as such, (iv) the Commitment Creditors, in their capacity as such, (v) the Backstop Shareholders, in their capacity as such, (vi) the Eblen Group and CVL, each in their capacity as a party to the Restructuring Support Agreement, (vii) the Prepetition Secured Parties, each in their capacity as such, (viii) each agent, lender and secured party under the Revised RCF Agreement, each in its capacity as such, (ix) the W&C Creditor Group Parties, each in their capacity as parties to the Restructuring Support Agreement, (x) the Joining Local Bondholders and the Local Bond Trustee, each in its capacity as such, (xi) the Committee and each of the members of the Committee in its capacity as such, and (xii) with respect to the foregoing Persons in clauses (i)—(xi), each of their respective officers, directors, employees, representatives, advisors, attorneys, notaries (pursuant to the laws of the United States and any other jurisdiction), auditors, agents and professionals, in each case acting in such capacity on or any time after the Petition Date, and any person claiming by or through any of them but excluding any other Causes of Action preserved by the Debtors.

On the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Holder of a Claim or Equity Interest, the Debtors, the Reorganized Debtors, or any other party-in-interest, or any of their Related Persons for any prepetition act taken or omitted to be taken in connection with, related to or arising from authorizing, preparing for or filing the Chapter 11 Cases or any postpetition act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the formulation, negotiation, or implementation of the Restructuring Support Agreement, Disclosure Statement, the Disclosure Statement Supplement, this Plan, the solicitation of acceptances of this Plan, the pursuit of confirmation of this Plan, the confirmation of this Plan, the consummation of this Plan or the administration of this Plan, except for acts or omissions that are the result of willful misconduct, gross negligence, fraud or criminal acts; provided, however, that (i) the foregoing is not intended to limit or otherwise impact any defense of sovereign or qualified immunity that may be available under applicable law; (ii) each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her, or its duties pursuant to, or in connection with, this Plan; and (iii) the foregoing exculpation shall not be deemed to release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising pursuant to this Plan, the Confirmation Order, or any contracts, instruments, releases, or other agreements or documents delivered or that survive under or in connection with this Plan.

11.7	Injunction

(a) Except as otherwise provided in this Plan or in any document, instrument, release or other agreement entered into in connection with this Plan or approved by order of the Bankruptcy Court, the Confirmation Order shall provide, among other things, that from and after the Effective Date all Discharge and Injunction Parties

are (i) permanently enjoined from taking any of the following actions against the Estate(s) or any of their property on account of the applicable Discharge and Injunction Parties’ Rights and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of their respective Discharge and Injunction Parties’ Rights: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting, or enforcing any Lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered or that survive under or in connection with this Plan.

(b) By accepting distributions pursuant to this Plan, each of the Discharge and Injunction Parties will be deemed to have specifically consented to the injunctions set forth in this Section 11.7.

11.8	Term of Bankruptcy Injunction or Stays

All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. Upon the Effective Date, all injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, shall be lifted and of no further force or effect—being replaced, to the extent applicable, by the injunctions, discharges, releases and exculpations of this Article XI.

11.9	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of a Person pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as non-contingent, or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

11.10	Termination of Subordination Rights and Settlement of Related Claims

The classification and manner of satisfying all Claims and Equity Interests under this Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code or otherwise. All subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made pursuant to this Plan will be discharged and terminated and all actions related to the enforcement of such subordination rights will be permanently enjoined.

Accordingly, distributions pursuant to this Plan to Holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights; provided, however, that nothing contained herein shall preclude any Person from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered under or in connection with this Plan.

ARTICLE XII

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over all matters arising in, arising under or related to the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any objections to the allowance or priority of Claims or Equity Interests;

(b) resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or any Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(c) ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

(d) adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(e) enter and implement such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement, the Disclosure Statement Supplement or the Confirmation Order;

(f) enter and enforce any order for the sale or transfer of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

(g) resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of this Plan, including any other contract, instrument, release (including the existence, nature, scope or enforcement of such release) or other agreement or document that is executed or created pursuant to this Plan, or any Person’s rights arising from or obligations incurred in connection with this Plan or such documents;

(h) modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Confirmation Order, or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, the Disclosure Statement Supplement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(i) hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 327, 330, 331, 363, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtors, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(j) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of this Plan or the Confirmation Order;

(k) hear and determine Causes of Action by or on behalf of the Debtors or the Reorganized Debtors;

(l) hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(m) hear and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or distributions pursuant to this Plan are enjoined or stayed;

(n) hear and determine whether and in what amount a Claim or Interest is Allowed, including all requests for payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(o) resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, the Disclosure Statement Supplement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purposes;

(p) recover all assets of the Debtors and property of the Estate, wherever located;

(q) determine any other matters that may arise in connection with or related to this Plan, the Plan Supplement, the Confirmation Order or any contract, instrument, release (including the releases in favor of the Released Parties) or other agreement or document created in connection with this Plan, the Plan Supplement or the Confirmation Order;

(r) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(s) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

(t) enter orders closing the Chapter 11 Cases;

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained as Exhibits in the Plan Supplement or any Restructuring Documents, in each case, that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to or permits a Person to bring disputes to a different court and any disputes concerning documents contained in the Plan Supplement or any other Restructuring Documents that contain such clauses shall be governed in accordance with the provisions of such documents.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1	Effectuating Documents and Further Transactions

Each of the Debtors and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases, consents, certificates, resolutions, programs and other agreements or documents and take such acts and actions as may be reasonable, necessary or appropriate to effectuate, implement, consummate or further evidence the terms and conditions of this Plan, any notes or securities issued pursuant to this Plan, and any transactions described in or contemplated by this Plan consistent with the terms and conditions of this Plan and other Restructuring Documents.

13.2	Authority to Act

Prior to, on or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders, security holders, officers, directors, partners, managers, members or other owners of one or more of the Debtors or Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable law of the states or jurisdictions in which the Debtors or the members of Reorganized Debtors are formed, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to this Plan, the Restructuring Documents or required under the Debtors’ or Reorganized Debtors’ applicable corporate documents or applicable foreign nonbankruptcy law.

13.3	Insurance Preservation

Nothing in this Plan, including any releases, shall diminish or impair the enforceability of any Insurance Contract that may cover insurance Claims or other Claims against the Debtors or any other Person nor shall anything contained in this Plan constitute or be deemed a waiver by Insurers of any rights or defenses, including coverage defenses, held by such Insurers.

13.4	Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, Transfer or exchange (or deemed issuance, Transfer or exchange) of the Plan Securities; (b) the creation of any mortgage, deed of trust, Lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan (including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation, dissolution, deeds, bills of sale and transfers of tangible property) will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, transaction privilege tax, privilege taxes, or other similar taxes in the United States. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date shall be deemed to have been in furtherance of or in connection with this Plan.

13.5	Bar Dates for Administrative Expense Claims

Holders of asserted Administrative Expense Claims (other than Professional Fees Claims or Claims excused under this Plan from the requirement to file a Proof of Claim) not paid prior to the Effective Date shall submit proofs of Claim on or before the Administrative Expense Claims Bar Date or forever be barred from doing so, unless such alleged Administrative Expense Claim is incurred in the ordinary course of business by any Debtor and is not yet past-due, in which case the applicable Administrative Expense Claims Bar Date shall be thirty (30) days after such due date or as otherwise ordered by the Bankruptcy Court. The Debtors and the Reorganized Debtors shall have nine (9) months from the later of (i) the Effective Date and (ii) the date of the Proof of Claim (or such longer period as may be allowed by order of the Bankruptcy Court) to review and File objections to such Administrative Expense Claims, if necessary. In the event an objection is Filed as contemplated by this Section 13.5, the Bankruptcy Court shall determine the Allowed amount of such Administrative Expense Claim.

13.6	Administrative Claims Reserve

(a) On the Effective Date, the Disbursing Agent shall reserve in the Administrative Claims Reserve Account the amount of Cash that the Debtors reasonably determine in good faith will be required after the Effective Date to satisfy Allowed Administrative Expense Claims (the “Administrative Claims Reserve”).

(b) The Disbursing Agent may, at the direction of the Debtors or the Reorganized Debtors, adjust the Administrative Claims Reserve to reflect all earnings thereon (net of any expenses relating thereto, and net of taxes calculated at the applicable combined highest marginal tax rates imposed on a corporation resident in New York for federal, state and local tax purposes on the amount of all such earnings recognized by the Debtors or Reorganized Debtors for federal, state or local tax purposes), to be distributed on the Distribution Dates, as required by this Plan. The Disbursing Agent shall hold in the Administrative Claims Reserve all payments and other distributions made on account of, as well as any obligations arising from, the property held in the Administrative Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise.

(c) After any reasonable determination by the Reorganized Debtors that the Administrative Claims Reserve should be adjusted downward in accordance with this Section 13.6, the Disbursing Agent shall, at the direction of the Debtors or the Reorganized Debtors, effect an Adjustment Distribution, and any date of such distribution shall be an Interim Distribution Date.

(d) Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise, settle and resolve all Administrative Expense Claims up to the Effective Date. After the Effective Date, any such right shall pass to the Reorganized Debtors without the need for further approval of the Bankruptcy Court. After all Administrative Expense Claims have become either Allowed or disallowed and all distributions required pursuant to Article VII of this Plan have been made, the Disbursing Agent shall, at the direction of the Reorganized Debtors, effect a final distribution of the Cash remaining in the Administrative Claims Reserve. Any amounts remaining in such reserve or reserves shall revest in the Reorganized Debtors.

(e) Notwithstanding anything to the contrary herein, to the extent that the Administrative Claims Reserve is insufficient to satisfy all Allowed Administrative Expense Claims in accordance with this Plan, the Reorganized Debtors shall be required to pay in full in Cash all Allowed Administrative Expense Claims, if any, that remain unpaid or unsatisfied after the depletion of the Administrative Claims Reserve.

13.7	Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28, United States Code, as determined by the Bankruptcy Court, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

13.8	Amendment or Modification of This Plan

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors reserve the right to alter, amend or modify this Plan, which, for the avoidance of doubt, shall be in form and substance acceptable to the Debtors, the Requisite Commitment Creditors, the Backstop Shareholders and, solely to the extent required by the Restructuring Support Agreement, a Joining Local Bondholder, the Requisite Joining Local Bondholders and/or the Local Bond Trustee, at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan consistent with the terms and conditions of this Plan and other Restructuring Documents. A Holder of a Claim that has Accepted this Plan shall be presumed to have Accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

13.9	Severability of Plan Provisions

Subject to the terms of this Plan and the consent rights set forth herein, if, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.10	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors and their respective successors and assigns, including the Reorganized Debtors. The rights, benefits and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.

13.11	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Equity Interests and the respective distributions and treatments under this Plan take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. Except as otherwise provided in this Plan, pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Equity Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

13.12	Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right, consistent with the terms and conditions of this Plan and other Restructuring Documents, to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors only, except as otherwise noticed by the Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

13.13	Notice

All notices, requests and demands to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to any Debtor or any Reorganized Debtor:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Facsimile: (212) 225-3999
Attention: Richard J. Cooper, Esq., Lisa M. Schweitzer, Esq., Luke A. Barefoot, Esq. and Thomas S. Kessler, Esq.

If to the Committee, prior to its dissolution:

Dechert LLP 1095 Avenue of the Americas
New York, NY 10036
Attn: Allan S. Brilliant, Esq., Craig P. Duehl, Esq., and David A. Herman, Esq.

If to the United States Trustee:

Office of the United States Trustee for the Southern District of New York 201 Varick Street
Room 1006
New York, NY 10014
Attn: Brian Masumoto, Esq.

in each case, with copies (which shall not constitute notice hereunder) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Facsimile: (212) 225-3999
Attention: Richard J. Cooper, Esq., Lisa M. Schweitzer, Esq., Luke A. Barefoot, Esq. and Thomas S. Kessler, Esq.

If to the Commitment Creditors:

Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036,
Attn: Kenneth H. Eckstein, Esq., Rachael L. Ringer, Esq., Douglas Buckley, Esq. and Andrew Pollack, Esq.;

If to the Backstop Shareholders:

Davis Polk & Wardwell LLP 450 Lexington Avenue, New York, New York 10017
Attn: Marshall Huebner, Esq., Lara Samet Buchwald, Esq., Adam L. Shpeen, Esq. and Gene Goldmintz, Esq.;

Alston & Bird LLP 90 Park Avenue, New York, New York 10016
Attn: Gerard S. Catalanello, Esq. and James J. Vincequerra, Esq.;

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street, New York, New York 10019
Attn: Richard G. Mason, Esq. and Angela K. Herring, Esq.

If to the Eblen Group:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street, New York, New York 10019
Attn: Richard G. Mason, Esq. and Angela K. Herring, Esq.

If to CVL:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street, New York, New York 10019
Attn: Richard G. Mason, Esq. and Angela K. Herring, Esq.

13.14	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or Exhibit provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

13.15	Tax Reporting and Compliance

Reorganized LATAM Parent is hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

13.16	Certain Payments to the IRS

If a Debtor (as referred to in this Section 13.16, including any successor in interest) fails to (a) make to the IRS any deposit or payment of any (1) currently accruing employment tax liability, (2) tax or (3) payment required under this plan by the due date of such deposit or payment, or (b) file any required Federal tax return by the due date of such return, then the United States may declare that the Debtor is in default upon notice to the Debtor. Failure to declare a default does not constitute a waiver by the United States of the right to declare that the debtor is in default. If the United States declares the Debtor to be in default and full payment is not made or any required return is not filed within (30) days of such notice, then the imposed liability, together with any unpaid current liabilities, shall become due and payable immediately, the IRS may collect any unpaid liabilities through the administrative collection provisions of the Internal Revenue Code or by any other procedure authorized by law, and any automatic stay under 11 USC § 362(a) in effect is lifted for this purpose without further order of the Bankruptcy Court.

13.17	Fees and Expenses

From and after the Effective Date, the Reorganized Debtors may, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of Professionals employed by the Debtors or the Reorganized Debtors thereafter incurred, including those fees and expenses incurred in connection with the implementation and consummation of this Plan.

13.18	No Admissions

Notwithstanding anything herein to the contrary, nothing in this Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein, including liability on any Claim.

13.19	Dissolution of Committee

The Committee appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code shall be dissolved on the Effective Date and its members shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code without need for a further order of the Bankruptcy Court; provided, however that obligations owing to or from the Committee arising under confidentiality agreements, joint interest agreements and protective orders, if any, entered during the Chapter 11 Cases shall remain in full force and effect according to their terms; provided further that the Committee shall continue to prepare and prosecute fee applications filed in compliance with this Plan. The Debtors and the Reorganized Debtors shall have no obligation to pay or reimburse any fees or expenses of any official or unofficial committee of creditors incurred after the Effective Date except with regard to the preparation and prosecution of fee applications.

13.20	Filing of Additional Documents

On or before substantial consummation of this Plan, the Debtors shall, consistent with the terms and conditions of this Plan and the other Restructuring Documents (as applicable), File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

[The remainder of this page is left blank intentionally]

Dated: May ___, 2022

New York, New York

LATAM AIRLINES GROUP S.A.

FAST AIR ALMACENES DE CARGA S.A.

HOLDCO COLOMBIA I SPA

HOLDCO COLOMBIA II SPA

HOLDCO ECUADOR S.A.

HOLDCO I S.A.

INVERSIONES LAN S.A.

LAN CARGO INVERSIONES S.A.

LAN CARGO S.A.

LAN CARGO OVERSEAS LTD.

LAN PAX GROUP S.A.

LATAM TRAVEL CHILE II S.A.

MAS INVESTMENT LIMITED

TECHNICAL TRAINING LATAM S.A.

TRANSPORTE AÉREO S.A.

By:
Name: Ramiro Alfonsín Balza
Title: Attorney-in-Fact

[Signature Page to Joint Plan of Reorganization]

MULTIPLUS CORRETORA DE SEGUROS LTDA.

PRISMAH FIDELIDADE LTDA.

TAM S.A.

FIDELIDADE VIAGENS E TURISMO S.A.

ABSA-AEROLINHAS BRASILEIRAS S.A

TAM LINHAS AEREAS S.A.

By:
Name: Jerome Paul Jacques Cadier
Title: Chief Executive Officer

By:
Name: Felipe Ignácio Pumarino Mendoza
Title: Statutory Officer

[Signature Page to Joint Plan of Reorganization]

TP FRANCHISING LTDA

By:
Name: Jerome Paul Jacques Cadier
Title: Chief Executive Officer

By:
Name: Euzébio Angelotti Neto
Title: Statutory Officer

[Signature Page to Joint Plan of Reorganization]

FOR AND ON BEHALF OF PEUCO FINANCE LIMITED (IN PROVISIONAL LIQUIDATION)

By:
Name: Andres Del Valle
Title: Director

[Signature Page to Joint Plan of Reorganization]

FOR AND ON BEHALF OF LATAM FINANCE LIMITED (IN PROVISIONAL LIQUIDATION)

By:
Name: Andres Del Valle
Title: Director

[Signature Page to Joint Plan of Reorganization]

AEROVÍAS DE INTEGRACIÓN REGIONAL S.A.

By:
Name: Erika Zarante
Title: Ad Hoc Secretary

[Signature Page to Joint Plan of Reorganization]

LÍNEA AÉREA CARGUERA DE COLOMBIA S.A.

By:
Name: Jaime Antonio Góngora
Title: Legal Representative

[Signature Page to Joint Plan of Reorganization]

LATAM AIRLINES ECUADOR S.A.

By:
Name: Mariela Alexandra Anchundia Mieles
Title: Executive Presiden

[Signature Page to Joint Plan of Reorganization]

INVERSIONES AÉREAS S.A.

LATAM AIRLINES PERÚ S.A.

By:
Name: Manuel Van Oordt Fernández
Title: Attorney-in-Fact

[Signature Page to Joint Plan of Reorganization]

FOR AND ON BEHALF OF
PIQUERO LEASING LIMITED (IN
PROVISIONAL LIQUIDATION)

By:
Name: Andres Del Valle
Title: Authorized Signatory

[Signature Page to Joint Plan of Reorganization]

PROFESSIONAL AIRLINE CARGO SERVICES, LLC

By:
Name: Francisco Arana
Title: President

[Signature Page to Joint Plan of Reorganization]

CARGO HANDLING AIRPORT SERVICES LLC

PRIME AIRPORT SERVICES, INC.

By:
Name: Gaston Greco
Title: President

[Signature Page to Joint Plan of Reorganization]

CONNECTA CORPORATION

By:
Name: Andres Bianchi
Title: President

[Signature Page to Joint Plan of Reorganization]

PROFESSIONAL AIRLINE MAINTENANCE SERVICES, LLC

LAN CARGO REPAIR STATION, LLC

MAINTENANCE SERVICE EXPERTS LLC

By:
Name: Jorge Hanson
Title: President

[Signature Page to Joint Plan of Reorganization]

PROFESSIONAL AIRLINE SERVICES, INC.

By:
Name: Paola Peñarete
Title: President

[Signature Page to Joint Plan of Reorganization]